UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Amendment No. 1)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary proxy statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
APPLIED INNOVATION INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share of Applied Innovation Inc. (“Company Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

15,277,126 shares of Company Common Stock and 214,050 shares of Company Common Stock issuable upon the exercise of options with an exercise price of less than $3.45 per share.(1)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on the sum of (A) 15,277,126 shares of Company Common Stock multiplied by $3.45 per share and (B) 214,050 shares of Company Common Stock issuable upon exercise of options with an exercise price of less than $3.45, multiplied by approximately $0.32 per share (which is the difference between $3.45 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:.	$52,774,580.70

(5)	Total fee paid:	$1,620.18
☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(1)	Pursuant to the Agreement and Plan of Merger dated as of February 22, 2007, Buckeye Merger Co., a wholly-owned subsidiary of KEG Holdings, Inc., will merge into the Registrant and each outstanding share of Company Common Stock will be converted into the right to receive $3.45. Each holder of options to acquire Company Common Stock will be entitled to receive, in consideration of the cancellation of such stock options, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of $3.45 per share of common stock over the exercise price per share of common stock subject to such stock option, multiplied by (ii) the total number of shares subject to such stock option. As of March 7, 2007, there were 15,277,126 shares of Company Common Stock issued and outstanding, and there were 214,050 shares of common stock of the Registrant subject to outstanding stock options with a weighted average exercise price of $3.13 per share (excluding stock options with an exercise price equal to or in excess of $3.45 per share). The filing fee was determined by adding (x) the product of (i) the number of shares of Company Common Stock that are proposed to be acquired in the merger and (ii) the transaction consideration of $3.45 per share of Company Common Stock, plus (y) the product of (1) the total number of shares of Company Common Stock subject to outstanding stock options having an exercise price less than $3.45 per share multiplied by (2) the excess of $3.45 over the weighted average exercise price for such stock options ((x) and (y) together, the “merger consideration”). The filing fee was calculated in accordance with Regulation 240.00-11 under the Exchange Act, by multiplying the merger consideration by 0.0000307.

SUBJECT TO COMPLETION, DATED APRIL 2, 2007

APPLIED INNOVATION INC.
5800 Innovation Drive
Dublin, Ohio 43016

Dear Stockholder:

Our board of directors has approved a merger that provides for our acquisition by KEG Holdings, Inc., the parent company of Kentrox, LLC. If the merger is completed, each share of our common stock issued and outstanding at the effective time of the merger (other than shares held by KEG Holdings, Inc. or its wholly-owned merger subsidiary or a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures of Delaware law) will be converted into the right to receive $3.45 in cash, without interest, subject to a potential final upward or downward price adjustment for changes in Applied Innovation’s combined adjusted working capital as of the effective time of the merger as described beginning on page [  ] of this proxy statement in the section entitled “Working Capital Adjustment.”

We will hold a special meeting of stockholders of Applied Innovation Inc. (“Applied Innovation” or the “Company”) at [ • ] on [ • ] at [ • ] local time. At the special meeting, we will ask you to approve and adopt the merger agreement and the merger and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger.

Completion of the merger and the other transactions contemplated by the merger agreement is subject to a number of conditions, including approval and adoption at the special meeting by our stockholders of the merger agreement and the merger.

Your vote is important. We cannot complete the merger and the other transactions contemplated by the merger agreement unless these proposals are approved. The obligations of the Company and KEG Holdings, Inc. to complete the merger are also subject to the satisfaction or waiver of various other conditions to the merger. More detailed information about the merger agreement and the merger is contained in this proxy statement.

Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the merger agreement and the proposals which require your favorable vote.

Our Board of Directors has carefully reviewed and considered the terms of the merger agreement and has consulted with its legal and financial advisors and has determined that the merger agreement, the merger and the transactions contemplated thereby are in the best interests of Applied Innovation and our stockholders. Accordingly, the Board has unanimously approved the merger agreement, the merger and the various transactions contemplated in such agreement and unanimously recommends that you vote “FOR” the approval of the merger agreement and the merger, and “FOR” the proposal allowing us to adjourn the special meeting, if necessary, to solicit additional proxies.

This proxy statement is dated [ • ] and is first being mailed to stockholders on or about [ • ] 2007.

Sincerely,

Gerard B. Moersdorf, Jr.
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

APPLIED INNOVATION INC.
5800 INNOVATION DRIVE
DUBLIN, OHIO 43016

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [ • ]

NOTICE IS HEREBY GIVEN THAT a Special Meeting of Stockholders of Applied Innovation Inc. (“Applied Innovation” or the “Company”) will be held at [ • ] on [ • ] at [ • ] local time, for the following purposes:

1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated February 22, 2007, among the Company, KEG Holdings, Inc. (“KEG”), and Buckeye Merger Co., a wholly-owned subsidiary of KEG (“Merger Sub”), pursuant to which, upon the merger becoming effective, Merger Sub would merge with and into the Company, wherein each issued and outstanding share of the Company’s common stock, $0.01 par value (the “common stock”) (other than shares held by KEG or Merger Sub or a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures of Delaware law), will be converted into the right to receive $3.45 in cash, without interest, subject to a potential final upward or downward price adjustment for changes in the Company’s combined adjusted working capital as of the effective time of the merger (the “Merger”), and the Merger.

2. To consider and vote on a proposal to allow the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement and the Merger.

3. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders who held shares of record as of the close of business on [ • ] are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting. A complete list of Applied Innovation stockholders entitled to vote at the special meeting will be available for inspection at the executive offices of Applied Innovation during regular business hours for a period of no less than ten days before the special meeting.

The approval and adoption of the Merger Agreement and the Merger requires the approval of the holders of a majority of the outstanding shares of common stock entitled to vote thereon as of the record date for the special meeting. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the Merger Agreement and the Merger, and the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption and approval of the Merger Agreement and the Merger. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The Applied Innovation Board of Directors unanimously recommends that stockholders vote FOR the approval and adoption of the Merger Agreement and the Merger at the special meeting, and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

By order of the Board of Directors

Gerard B. Moersdorf, Jr.
Chairman of the Board

Dublin, Ohio
[ • ], 2007

SUMMARY

This summary highlights selected information from this proxy statement about the proposals and may not contain all of the information that is important to you as an Applied Innovation stockholder. Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you, including the Merger Agreement which is attached as Appendix A and incorporated by reference in this proxy statement. Items in this summary include page references directing you to more complete descriptions of such items. All information contained in this proxy statement was prepared and supplied by Applied Innovation, except for descriptions of the business of KEG Holdings, Inc. (“KEG”) and Buckeye Merger Co. (“Merger Sub”) contained in the summary below and under the heading “Parties to the Merger,” which descriptions were supplied by KEG. In this proxy statement, the terms “Applied Innovation,” “Company,” “we,” “our,” “ours,” and “us” refer to Applied Innovation and its subsidiaries. You may obtain the information incorporated by reference into this proxy statement without charge from Applied Innovation by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [  ].

The Merger (page   )

•	The proposed transaction is the acquisition of Applied Innovation by a subsidiary of KEG Holdings, Inc. (“KEG”) pursuant to an Agreement and Plan of Merger, dated as of February 22, 2007 (the “Merger Agreement”), among Applied Innovation, KEG and Buckeye Merger Co., a wholly-owned subsidiary of KEG (the “Merger Sub”). Once the Merger Agreement and the Merger have been approved and adopted by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Applied Innovation (the “Merger”). Applied Innovation will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of KEG.

•	Upon completion of the Merger, you will be entitled to receive $3.45 in cash, without interest, subject to a potential final upward or downward price adjustment for changes in the Company’s combined adjusted working capital as of the effective time of the Merger, for each share of our common stock that you own (unless you properly demand and perfect statutory appraisal rights in compliance with all of the procedures under Delaware law).

•	The Merger Agreement is attached as Appendix A to this proxy statement. You are encouraged to carefully read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

The Parties to the Merger (page   )

Applied Innovation Inc.
5800 Innovation Drive
Dublin, Ohio 43016

•	We are a Delaware corporation that is engaged in the business of developing, manufacturing and marketing data communications and data transmission equipment, software, and services to telephone companies, interexchange telephone carriers, cable television companies, and electric utilities, for alarm data communications, network mediation and management, interoperability of networks, and network switching and routing. Additional information about us is included in documents incorporated by reference in this proxy statement. See “Where You Can Find More Information” on page [ ].

KEG Holdings, Inc.
20010 NW Tanasbourne Drive
Hillsboro, Oregon 97124

•	KEG Holdings, Inc. is an Oregon corporation that is a holding company for the equity of Kentrox, LLC, a Delaware limited liability company that provides high-speed network access equipment and services to telephone companies.

Buckeye Merger Co.
20010 NW Tanasbourne Drive
Hillsboro, Oregon 97124

•	Buckeye Merger Co., a Delaware corporation, is a wholly-owned subsidiary of KEG and was organized solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement.

The Special Meeting

Date, Time, Place and Purpose of Special Meeting (page   )

•	The special meeting will be held at [ • ] on [ • ] at [ • ] local time.

•	You will be asked to approve and adopt the Merger Agreement and the Merger. The Merger Agreement provides that Merger Sub will be merged with and into Applied Innovation, and each outstanding share of our common stock (other than shares held by KEG or Merger Sub or dissenting shares) will be exchanged for $3.45 in cash, without interest, subject to potential final upward or downward price adjustment for changes in the Company’s combined adjusted working capital at the effective time of the Merger.

•	You will be also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement and the Merger.

Record Date and Quorum (page   )

•	You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [ • ], the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were [ • ] shares of our common stock outstanding and entitled to vote.

•	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Required Vote (page   )

•	For us to complete the Merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” approval and adoption of the Merger Agreement and the Merger. Gerard B. Moersdorf, Jr., the Chairman of the Board of Applied Innovation and the beneficial owner of approximately 36.861% of Applied Innovation’s outstanding stock, has agreed to vote approximately 35.649% of Applied Innovation’s outstanding stock in favor of the approval and adoption of the Merger Agreement and the Merger.

•	No additional vote of KEG’s stockholders is required in connection with the Merger Agreement or the consummation of the Merger.

Share Ownership of Directors and Executive Officers (page   )

•	As of the record date, the current directors and officers of Applied Innovation beneficially owned in the aggregate [ • ] shares (excluding options), representing approximately [ • ]% of our outstanding common stock.

Voting and Proxies (page   )

•	Any Applied Innovation registered stockholder (meaning a stockholder that holds stock in its own name) entitled to vote may submit a proxy by telephone, Internet, or returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

Revocability of Proxy (page   )

•	Any Applied Innovation registered stockholder who executes and returns a proxy card may revoke the proxy at any time before it is voted in any of four ways:

•	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of Applied Innovation;

•	by delivering a later-dated proxy relating to the same shares to the Secretary of Applied Innovation;

•	submitting a later-dated proxy by the Internet or by telephone, at or before the special meeting; or

•	by attending the special meeting and voting in person by ballot.

When the Merger Will be Completed (page   )

•	We are working to complete the Merger as soon as possible. In the event of the approval and adoption of the Merger Agreement and the Merger by our stockholders, and the satisfaction or waiver of the other closing conditions provided for in the Merger Agreement, we anticipate completing the Merger shortly following the special meeting and, in any case, no later than May 31, 2007, unless the parties agree to extend the time for closing the Merger and the other transactions contemplated by the Merger Agreement.

Effects of the Merger (page   )

•	If the Merger Agreement and the Merger are approved and adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will be merged with and into Applied Innovation, with Applied Innovation being the surviving corporation. Upon completion of the Merger, Applied Innovation common stock will be converted into the right to receive $3.45 per share, without interest, subject to a final adjustment of our combined adjusted working capital. Following completion of the Merger, our common stock will no longer be quoted on the Nasdaq Global Market (“Nasdaq”), will be deregistered under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and will no longer be publicly traded. Applied Innovation will be a wholly-owned subsidiary of KEG, and our current stockholders will cease to have any ownership interest in Applied Innovation or rights as KEG stockholders. Therefore, you will not participate in any future earnings or growth of Applied Innovation and will not benefit from any appreciation in value of Applied Innovation.

Board Recommendation (page   )

•	After careful consideration, our Board of Directors has determined, by unanimous vote, that the proposed merger of Merger Sub, a wholly-owned subsidiary of KEG, with and into Applied Innovation, wherein each outstanding share of our common stock, except for shares owned by KEG, Merger Sub or dissenting shares, will be converted into the right to receive $3.45 in cash, without interest, subject to a potential final upward or downward price adjustment based upon Applied Innovation’s combined adjusted working capital at the effective time of the Merger, is in the best interest of Applied Innovation and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the approval and adoption of the Merger Agreement and the Merger.

Permission to Adjourn the Special Meeting (page   )

•	In order to consummate the Merger and the other transactions contemplated by the Merger Agreement, the proposal to approve and adopt the Merger Agreement and the Merger must first be approved by our stockholders. If there are insufficient votes at the time of the special meeting to approve such proposal, our Board of Directors believes it is appropriate and in the best interest of Applied Innovation and its stockholders to adjourn the meeting and solicit additional proxies.

Combined Adjusted Working Capital Adjustment (page   )

•	The amount of merger consideration to be paid will be adjusted based on the amount of Applied Innovation’s adjusted combined working capital as of the effective time of the Merger. If, at the effective time of the Merger, Applied Innovation’s combined adjusted working capital is less than $36,955,448, the merger consideration will be adjusted downward to an amount per share equal to $3.45 multiplied by the number of shares of our common stock outstanding at the effective time of the Merger, less $36,955,448 minus Applied Innovation’s combined adjusted working capital, divided by the number of our shares of common stock outstanding as of the effective time of the Merger. If, at the effective time of the Merger, Applied Innovation’s combined adjusted working capital is more than $37,955,448, the merger consideration will be adjusted upward to an amount per share equal to $3.45 multiplied by the number of shares of our common stock outstanding as of the effective time of the Merger, plus Applied Innovation’s combined adjusted working capital minus $37,955,448, divided by the number of shares of our common stock outstanding as of the effective time of the Merger.

•	If Applied Innovation’s combined adjusted working capital as of the effective time of the Merger is equal to or more than $36,955,448 but still is equal to or less than $37,955,448, then the merger consideration shall not be adjusted and shall be an amount equal to $3.45 per share, without interest.

•	Applied Innovation’s combined adjusted working capital consists of cash and other current assets, including our long-term investments, reduced by our total liabilities.

•	As of December 31, 2006, Applied Innovation’s combined adjusted working capital was $38,823,000. At February 28, 2007, Applied Innovation’s combined adjusted working capital was $38,988,943. We estimate that closing costs and other required adjustments arising from the Merger would be $1,209,628, which would be accrued at closing and reduce our combined adjusted working capital to $37,779,315. Based on our estimated closing costs and other required adjustments arising from the Merger, had the completion of the Merger occurred on February 28, 2007, there would be no adjustment to the merger consideration of $3.45 per share. Based on our current projections and assuming the effective time of the Merger to be as of May 10, 2007, we anticipate that, as of the date of this proxy statement, Applied Innovation’s combined adjusted working capital less estimated closing costs and other required adjustments arising from the Merger would be within the range of $36,955,448 and $37,955,448 as of the effective time of the Merger, resulting in no adjustment to the merger consideration of $3.45 per share. This is only an estimate, however, and the actual merger consideration per share that would be received by the Company’s stockholders cannot be determined until the completion of the Merger.

•	For example purposes, the following table provides the merger consideration adjustments and total merger consideration calculations based on theoretical combined adjusted working capital amounts, showing a range of an adjusted merger consideration per share of $0.00 to $3.55:

Total Merger Consideration Per Share of Common Stock
Calculations Based on Certain Theoretical Combined Adjusted Working Capital Amounts

	Combined Adjusted Working Capital (“CAWC”) Amount
	$(15,700,000)	$0	$35,500,000	$37,000,000	$37,500,000	$38,000,000	$39,500,000
Unadjusted Merger Consideration per Share	$3.45	$3.45	$3.45	$3.45	$3.45	$3.45	$3.45
Merger Consideration Adjustment per Share based on CAWC	$(3.45)	$(2.42)	$(0.10)	$0.00	$0.00	$0.00	$0.10
Total Merger Consideration per Share	$0.00	$1.03	$3.35	$3.45	$3.45	$3.45	$3.55

•	Should the anticipated merger consideration drop below $3.35 per share, based on the anticipated combined adjusted working capital as of the effective date of the special meeting, Applied Innovation will obtain an updated fairness opinion, recirculate an updated proxy statement, and hold a new special meeting of stockholders to approve the merger at the revised merger consideration per share.

Financial Advisor Opinion (page    and Appendix B)

•	Raymond James & Associates, Inc. (“Raymond James”), our financial adviser, delivered its opinion to our Board of Directors to the effect that, as of February 22, 2007, and based upon and subject to the various considerations described in its written opinion, merger consideration of $3.45 per share in connection with the consummation of the Merger pursuant to the Merger Agreement is fair, from a financial standpoint, to our stockholders, other than stockholders Gerard B. Moersdorf, Jr. and Linda S. Moersdorf who have already entered into support agreements with KEG to vote their shares of Company stock in favor of the Merger.

•	The full text of the written opinion of Raymond James, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Raymond James in rendering its opinion, is attached as Appendix B to this proxy statement. Holders of Applied Innovation common stock are urged to, and should, read the opinion carefully and in its entirety. Raymond James provided its opinion for the information and assistance of Applied Innovation’s Board of Directors in connection with its consideration of the Merger. The Raymond James opinion addresses only the fairness, from a financial point of view, to the holders of Applied Innovation common stock, other than stockholders Gerard B. Moersdorf and Linda S. Moersdorf who have already entered into support agreements with KEG to vote their shares of Company stock in favor of the Merger, of merger consideration of $3.45 per share as of the date of the Raymond James opinion. The Raymond James opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation as to how any holder of Applied Innovation common stock should vote or act with respect to the Merger or any other matter.

Treatment of Stock Options (page   )

•	All outstanding Company stock options, as of the effective time of the Merger, shall terminate and thereafter represent the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the Merger, multiplied by

•	the excess, if any, of $3.45 (as adjusted, if at all, upward or downward based upon changes in the Company’s combined adjusted working capital at the effective time of the Merger) over the exercise price per share of common stock subject to such option.

•	No holder of an outstanding Company stock option that has an exercise price that is equal to or greater than $3.45 (as adjusted, if at all, upward or downward based upon changes in the Company’s combined adjusted working capital at the effective time of the Merger) shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the Merger.

Interests of the Company’s Directors and Executive Officers in the Merger (page   )

•	Our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours, including the following:

•	Our directors and officers will have their stock options fully cashed out in connection with the Merger, as all stock options shall terminate as of the effective time of the Merger, and the holders of stock options will receive cash payments for each share of common stock subject to such options equal to the excess, if any, of $3.45 (as adjusted, if at all, upward or downward based upon changes in the Company’s combined adjusted working capital at the effective time of the Merger) per share over the exercise price per share of their options, without interest and less applicable tax withholding.

•	Several of our current executive officers have employment agreements that provide for certain severance payments and benefits in the event of his or her termination of employment under certain circumstances, including termination following a change of control of the Company, which change of control will occur as a result of the completion of the Merger.

•	The Merger Agreement provides for indemnification of our current and former directors and officers for six years following the effective time of the Merger, as well as the purchase of an endorsement under the Company’s current director and officer insurance coverage covering his or her service to the Company as a director or officer with “tail” coverage for six years following the effective time of the Merger.

•	The Merger Agreement contemplates that pursuant to a separate purchase agreement to be entered into between KEG and Gerard B. Moersdorf, Jr., the Chairman of the Board of Applied Innovation, KEG will, immediately prior to the effective time of the Merger, purchase $2,000,000 of the Applied Innovation common stock owned by Mr. Moersdorf (the “Moersdorf Stock”) at the same price per share as determined under the Merger Agreement. KEG will pay for the Moersdorf Stock with a $2,000,000 promissory note payable to Mr. Moersdorf, which promissory note will (i) obligate KEG to pay principal payments of $500,000 each on the first and second anniversary of the promissory note, (ii) obligate KEG to pay the outstanding principal balance and all accrued and unpaid interest at a rate of 10% per annum, together with any other fees and expenses, on the third anniversary of the promissory note, (iii) be subordinated to the credit facility used to fund the acquisition of Applied Innovation, and (iv) contain subordination terms to be negotiated in connection with the establishment of such acquisition credit facility.

•	Our directors were aware of these interests and considered them, among other matters, in making its unanimous recommendation with respect to the Merger Agreement and the Merger.

Support Agreements and Irrevocable Proxies (page   )

•	Gerard B. Moersdorf, Jr., the Chairman of the Board of Directors, has the power to vote shares of common stock owned by him and Linda S. Moersdorf, representing approximately 35.649% of our issued and outstanding common stock. Mr. Moersdorf and Ms. Moersdorf are parties to separate support agreements with KEG; a copy of each is attached to this proxy statement as Appendix C and Appendix D, respectively. Pursuant to these support agreements, these stockholders agreed not to transfer their shares of our common stock pending the effective time of the Merger, except under certain circumstances, and agreed to vote the shares of common stock for which they have voting power, in favor of the Merger Agreement and the Merger and against any proposal in opposition to or in competition with the Merger.

•	Concurrent with the execution of their respective support agreements, Mr. Moersdorf and Ms. Moersdorf each executed an irrevocable proxy that appointed KEG, acting through its designees, to vote and exercise all voting and related rights with respect to the shares of our common stock owned by Mr. Moersdorf and Ms. Moersdorf in connection with any meeting or consensual action with respect to the Merger Agreement and the Merger.

Material United States Federal Income Tax Consequences (page   )

•	If you are a U.S. holder of our common stock, the Merger will be a taxable transaction to you. For U.S. federal income tax purposes, you will recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of our common stock. If you are a non-U.S. holder of our common stock, the Merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the specific tax consequences of the Merger to you in light of your particular circumstances.

Regulatory Approvals (page   )

•	We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Procedure for Receiving Merger Consideration (page   )

•	As soon as practicable after the effective time of the Merger, a paying agent will mail a letter of transmittal and instructions to each registered Applied Innovation stockholder. The letter of transmittal and instructions will tell such stockholders of how to surrender their stock certificates or book-entry shares in exchange for the merger consideration. Such stockholders should not return their stock certificates with the enclosed proxy card, and should not forward their stock certificates to the paying agent without a letter of transmittal. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal and will automatically receive the merger consideration in exchange for your shares of stock through your broker, unless you have properly demanded and perfected your appraisal rights.

No Solicitation of Transactions (page   )

•	The Merger Agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our Board of Directors to comply with its fiduciary duties, our Board of Directors may respond to an unsolicited written bona fide proposal for a superior proposal, change its recommendation of the Merger and terminate the Merger Agreement and enter into an agreement with respect to a superior proposal after paying a termination fee specified in the Merger Agreement.

Conditions to the Merger (page   )

•	The consummation of the Merger and the completion of the other transactions contemplated by the Merger Agreement depends on a number of conditions being satisfied or waived, including approval by our stockholders of the Merger Agreement, no governmental authority having issued or promulgated any law, judgment or order that has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting the consummation of the Merger, any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) has expired or terminated, and the satisfaction (or waiver) of certain obligations of each of the parties to the Merger Agreement.

•	We expect to consummate the Merger and the other transactions contemplated by the Merger Agreement on or about [ • ], but we cannot be certain when or if the conditions to closing will be satisfied or waived. We may adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the proposals, or we may recirculate a new proxy statement and resolicit the vote if material conditions to the consummation of the Merger and the other transactions contemplated by the Merger Agreement are waived.

•	Our stockholders must approve Proposal 1 for the Merger and the other transactions contemplated by the Merger Agreement to close.

Termination of the Merger Agreement (page   )

The Merger Agreement provides that we or KEG may terminate the agreement before the closing of the Merger and the other transactions contemplated thereby in a number of circumstances.

Either we or KEG may terminate the Merger Agreement if:

•	the parties mutually agree in writing to terminate;

•	the closing has not occurred by May 31, 2007 (the “Drop Dead Date”);

•	a governmental authority issues an order, decree, or ruling, or takes any other action (including failure to take a necessary action), that permanently restrains, enjoins, or otherwise prohibits the consummation of the Merger; or

•	we fail to receive stockholder approval of the proposals described in this proxy statement.

In addition, we may terminate the Merger Agreement if:

•	KEG or Merger Sub materially breach any representation, warranty, or covenant contained in the Merger Agreement and such breach is not capable of being cured by the Drop Dead Date;

•	we give notice to KEG of our intention to enter into a definitive agreement to effect a Superior Proposal (as defined in the section entitled “No Solicitation of Transactions” below);

•	if the Merger does not occur as a result of KEG or Merger Sub’s failure to effect the closing within two business days after the satisfaction of the closing conditions; or

•	if certain other closing conditions are not satisfied or waived.

Finally, KEG may terminate the Merger Agreement if:

•	we materially breach any representation, warranty, or covenant contained in the Merger Agreement and such breach is not capable of being cured by the Drop Dead Date;

•	any of the following shall have occurred:

•	our Board of Directors or any committee thereof shall for any reason has withdrawn or shall have amended or modified in a manner adverse to KEG or Merger Sub, its unanimous recommendation to the stockholders to vote in favor of the approval of the Merger Agreement and the Merger;

•	we shall have failed to include our Board of Directors’ recommendation to the stockholders to vote in favor of the approval of the Merger Agreement and the Merger in this proxy statement;

•	our Board of Directors or any committee thereof shall have approved or recommended or announced any intention to approve or recommend any Competing Transaction (as defined in the section entitled “No Solicitation of Transactions” below);

•	our Board of Directors fails to timely affirm (publicly if so requested) its recommendation to the stockholders to vote in favor of the approval of the Merger Agreement and the Merger within ten business days after KEG requests in writing that such recommendation be affirmed;

•	our Board of Directors enters into, or the Company enters into, any letter of intent or similar document or any contract accepting any Competing Transaction or our Board of Directors fails to reject a proposal for a Competing Transaction or to recommend against a proposal for a Competing Transaction in a filing made with the SEC pursuant to Rule 14d-9 or 14e-2 under the Securities Exchange Act within ten business days after such proposal is received by or on behalf of the Company or such transaction has been launched, as the case may be; or

•	our Board of Directors fails to comply, or the Company, its subsidiaries or its representatives fail to comply, with the certain of the Company’s obligations to duly call, give notice of, convene and hold the special meeting or to not solicit or enter into Competing Transactions;

•	Applied Innovation’s combined adjusted working capital as of the effective time of the Merger results in the projected merger consideration to be paid to our stockholders being less than $3.35 per share; or

•	Mr. Moersdorf or Ms. Moersdorf materially breaches his or her respective support agreement.

Termination Fees and Expenses (page   )

•	Under the terms of the Merger Agreement, Applied Innovation must pay a termination fee of $1,000,000 to KEG under certain circumstances, including, but not limited to:

•	if certain triggering events with respect to Applied Innovation, as provided in the Merger Agreement, occur;

•	if the Merger Agreement is terminated by Applied Innovation in order to accept a Superior Offer prior to approval by Applied Innovation stockholders as provided in the Merger Agreement; or

•	in certain situations, if Applied Innovation enters into an acquisition agreement with a third party within 12 months after the termination of the Merger Agreement.

•	Under the terms of the Merger Agreement, KEG must pay a termination fee of $1,000,000 to Applied Innovation if we terminate the Merger Agreement because KEG or Merger Sub fails to consummate the Merger within two business days following the date that all closing conditions have been satisfied or waived.

•	Under the terms of the Merger Agreement, in the event that KEG or Merger Sub terminates the Merger Agreement because we materially breached our representations and warranties, we must pay up to $500,000 of the fees and expenses incurred by KEG (including attorneys’ fees and accountant fees) in connection with the negotiation, execution and delivery of the Merger Agreement.

•	Under the terms of the Merger Agreement, in the event we terminate the Merger Agreement because KEG or Merger Sub materially breached its representations and warranties, KEG must pay us up to $500,000 of the fees and expenses we incurred (including attorneys’ fees and accountant fees) in connection with the negotiation, execution and delivery of the Merger Agreement.

Market Price of Applied Innovation Stock (page   )

•	Our common stock is quoted on the Nasdaq Global Market under the symbol “AINN.” On February 22, 2007, which was the last trading day before we announced the Merger, the Company’s common stock closed at $3.20 per share, compared to which the merger consideration represents a premium of 8%. On [ • ], the last trading day before the date of this proxy statement, the Company’s common stock closed at $[ • ] per share.

Dissenters’ Rights of Appraisal (page    and Appendix F)

•	Under Delaware law, if you do not wish to accept the cash payment for your shares of our common stock provided for in the Merger Agreement, you have the right to seek appraisal of your shares of our common stock. Stockholders who elect to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Failure to follow precisely all of the various technical statutory procedures required by Section 262 of the Delaware General Corporation Law may result in the loss of your appraisal rights as a stockholder. Merely voting against the approval and adoption of the Merger Agreement and the Merger will not preserve your appraisal rights. You are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, together with a fair rate of interest, if any, as determined by the court. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the Merger Agreement. A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement as Appendix F.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers address briefly some of the questions you may have regarding the special meeting and the proposed Merger. These questions and answers may not address all of your questions that may be important to you as a stockholder of Applied Innovation. Please refer to more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referenced in this proxy statement.

Q.	What am I being asked to vote on?

A.	You are being asked to vote on two proposals:

1. To approve and adopt an agreement and plan of merger and the Merger whereby Merger Sub, a wholly-owned subsidiary of KEG, would merge with and into Applied Innovation, wherein each issued and outstanding share of common stock of the Applied Innovation, other than shares owned by KEG, Merger Sub or dissenting shares, will be exchanged for $3.45 in cash, without interest, subject to a potential final upward or downward price adjustment based upon changes in Applied Innovation’s combined adjusted working capital as of the effective time of the Merger.

2. To approve a proposal allowing our Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement and the Merger.

You may submit a proxy to vote your shares at the meeting by completing, dating, signing and returning the enclosed proxy card. You are also invited to attend the special meeting in person, although you do not need to attend the special meeting in person to have your shares voted at the meeting.

Q.	What will I be entitled to receive as a result of the Merger?

A.	Upon completion of the Merger, if you are a stockholder at the effective time of the Merger you will be entitled to receive $3.45 in cash, without interest, for each share of our common stock that you own, subject to a potential final upward or downward price adjustment based upon changes in Applied Innovation’s combined adjusted working capital at closing. For example, if you own 1,000 shares of our common stock, you will be entitled to receive $3,450 in cash in exchange for your shares of our common stock, without interest, if no adjustment is required as a result of our combined adjusted working capital as of the effective time of the Merger. You will not own shares in the surviving corporation. If you properly demand and perfect your statutory appraisal rights, you may receive more, the same or less than the value you would be entitled to receive under the terms of the Merger Agreement.

Q.	When and where is the special meeting?

A.	The special meeting will take place at [ • ] on [ • ], [ • ], at [ • ], local time.

Q.	Who is eligible to vote?

A.	All stockholders of record on the close of business on [ • ], the record date, will be eligible to vote.

Q.	What stockholder approvals are needed?

A.	The affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve and adopt the Merger Agreement and the Merger, and a majority of the shares present and entitled to vote at the special meeting is required or appropriate, if necessary, to approve the proposal to allow our directors to adjourn the special meeting to solicit additional proxies.

Q.	Am I entitled to appraisal rights?

A.	Yes. Under Delaware law, holders of our common stock who do not vote in favor of approving and adopting the Merger Agreement and the Merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the Merger Agreement and the Merger, they continuously hold their Company common stock from the date they make a demand for appraisal through the effective date of the Merger, they refrain from voting their shares of Company common stock in person or by proxy in favor of the approval and adoption of the Merger Agreement and the Merger, and they comply with the Delaware law procedures applicable to such appraisal rights. This amount could be more, the same or less than the value you would be entitled to receive under the terms of the Merger Agreement.

Q.	What is the recommendation of the Applied Innovation Board of Directors as to the proposals described in this proxy statement?

A.	Our Board of Directors has considered all of the facts and circumstances important to recommending whether to vote in favor of or against the two proposals, including whether the approval of the two proposals were in the best interests of the Company and its stockholders. After careful consideration, and after extensive discussion, our Board of Directors unanimously recommends that the Applied Innovation stockholders vote “FOR” the proposals set forth in this proxy statement.

Q.	What is the opinion of the Company’s financial advisor?

A.	Our Board of Directors received an opinion from our financial advisor, Raymond James that, as of February 22, 2007, merger consideration of $3.45 per share is fair, from a financial point of view, to the common stockholders of Applied Innovation, other than stockholders Gerard B. Moersdorf, Jr. and Linda S. Moersdorf who have already entered into support agreements with KEG to vote their shares of Company stock in favor of the Merger. Please read “The Merger — Opinion of Financial Advisor” for information about the opinion of Raymond James and Appendix B for the complete opinion.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope. You should return your proxy as soon as possible, but in any event so that it is received no later than [ • ] a.m. local time on [ • ], 2007, so that your shares may be represented at the special meeting. In order to ensure that your shares are voted, please submit your proxy as instructed even if you currently plan to attend the special meeting in person.

Q.	What if I do not vote?

A.	If you fail to respond, your shares will not count toward a quorum necessary to conduct the vote at the special meeting, and will not be counted as either a vote for or against any of the two proposals.

If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of each of the two proposals.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Yes, but only if you provide instructions to your broker on how to vote. You should follow the instructions provided by your broker regarding how to instruct your broker to vote your shares. If you do not follow those instructions, your shares will not be voted, which will have the same effect as voting against the Merger. If you hold your shares in “street name” and wish to vote in person by appearing at the special meeting, you must request a legal proxy from your broker.

Q.	Can I change my vote after I have delivered my proxy?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this by revoking your proxy or submitting a new proxy. If you choose either of these two methods and you are a stockholder of record, you must submit your notice of revocation or your new proxy to the Secretary of Applied Innovation before the special meeting, or you can submit a later dated proxy by the Internet or telephone prior to the special meeting. If your shares are held in “street name” an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

If you are a stockholder of record, you can also attend the special meeting and vote in person, which will automatically revoke any previously submitted proxy.

Q.	What is a quorum?

A.	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the special meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q.	How are votes counted?

A.	For the proposal relating to the approval and adoption of the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for purposes of determining whether a quorum is present, but, because stockholders holding at least a majority of Company common stock outstanding on the record date must vote FOR the approval and adoption of the Merger Agreement to be approved, an abstention or broker non-vote has the same effect as if you vote AGAINST the proposal and adoption of the Merger Agreement and the Merger.

For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Because only a majority of the votes actually cast is required to approve the proposal to adjourn the meeting, if necessary or appropriate, abstentions will have the same effect as if you vote against the proposal and broker non-votes will have no effect on such proposal.

Q.	Who will bear the cost of this solicitation?

A.	We will pay the cost of this solicitation, which will be primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending out proxy materials to the beneficial owners of the shares they hold of records.

Q.	Should I send in my stock certificate now?

A.	No. Shortly after the Merger is completed, each registered Applied Innovation stockholder as of the effective time of the Merger (that is, each stockholder that holds stock in its own name rather than that of his or her broker) will receive a letter of transmittal with instructions informing them how to send in their stock certifications to the paying agent in order to receive the merger consideration. Such stockholders should use the letter of transmittal to exchange stock certificates for the merger consideration to which they are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q.	What should I do if I receive more than one set of voting materials for the special meeting?

A.	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards and voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q.	Who can help answer my questions?

A.	If you have any questions about the transactions contemplated by the Merger Agreement or any of the proposals, or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, you should contact:

Applied Innovation Inc.
Attn: Julia Fratianne, Chief Financial Officer
5800 Innovation Drive
Dublin, Ohio 43016
(614) 798-2000

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

This proxy statement contains or incorporates by reference a number of “forward-looking statements” within the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations and business, and the expected impact of the merger on our financial performance. Forward-looking statements often, although not always, include words or phrases like “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “outlook,” or similar expressions. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements and are not guarantees of future performance. Many of the important factors that will determine these results and values are beyond our ability to control or predict. Our stockholders are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

THE PARTIES TO THE MERGER

Applied Innovation Inc.
5800 Innovation Drive
Dublin, Ohio 43016
(614) 798-2000

We are a Delaware corporation that provides network solutions to our customers to simplify and enhance the operation of complex, distributed voice and data networks. We also deliver hardware, software and service solutions that provide greater connectivity, visibility and control of network elements and the systems that support them. Additional information about us is included in documents incorporated by reference in this proxy statement. See “Where You Can Find More Information” on page [  ].

KEG Holdings, Inc.
20010 NW Tanasbourne Drive
Hillsboro, Oregon 97124

KEG is an Oregon corporation that is a holding company for the equity of Kentrox, LLC, a Delaware limited liability company that provides high-speed network access equipment and services to telephone companies.

Buckeye Merger Co.
20010 NW Tanasbourne Drive
Hillsboro, Oregon 97124

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of KEG. Merger Sub was organized solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into us. Applied Innovation will survive the Merger and Merger Sub will cease to exist.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at a Special Meeting of Stockholders to be held at [ • ], on [ • ] at [ • ] local time. The purpose of the special meeting is for you to consider and vote upon the following proposals:

1. To consider and vote on a proposal to approve and adopt the Merger Agreement and the Merger.

2. To consider and vote on a proposal to allow the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement and the Merger.

3. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

A copy of the Merger Agreement is attached as Appendix A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [ • ].

Recommendation of the Applied Innovation Board of Directors

As discussed elsewhere in this proxy statement, Applied Innovation stockholders are considering and voting on a proposal to approve and adopt the Merger Agreement and the Merger. For the reasons described in this proxy statement, the Applied Innovation Board of Directors has unanimously approved the Merger Agreement, the Merger and the various transactions contemplated in such agreement and unanimously recommends that you vote “FOR” the approval of the Merger Agreement and the Merger, and “FOR” the proposal allowing us to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum

The holders of record of our common stock as of the close of business on the record date, which was [ • ], are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [ • ] shares of our common stock outstanding. A complete list of Applied Innovation stockholders entitled to vote at the special meeting will be available for inspection at the executive offices of Applied Innovation during regular business hours for a period of no less than ten days before the special meeting.

The holders of a majority of our shares of common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury by us are not considered to be outstanding for purposes of determining a quorum. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers. Under applicable rules, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the proposals described in this proxy statement, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of these proposals.

Required Vote

Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the Merger and the other transactions contemplated by the Merger Agreement, and the proposal to permit the Board of Directors to adjourn the special meeting requires the affirmative vote of the holders of a majority of our shares of common stock voting in person or by proxy at the special meeting. Record holders may vote their shares of our common stock:

•	by Internet, telephone, or completing and returning the enclosed proxy card by mail; or

•	by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible.

If you hold your shares through a bank, brokerage firm or nominee, you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card.

Voting by Applied Innovation’s Chairman of the Board

As of the record date for the Applied Innovation special meeting, Gerard B. Moersdorf, Jr., the Chairman of the Board of Applied Innovation, had agreed to vote approximately 35.649% of Applied Innovation’s outstanding stock in favor of the approval and adoption of the Merger Agreement and the Merger.

Appraisal Rights

Under Delaware law, holders of our common stock who do not vote in favor of approving and adopting the Merger Agreement and the Merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the Merger Agreement and the Merger, if they continuously hold their Company common stock from the date they make a demand for appraisal through the effective time of the Merger, and if they comply with Delaware law procedures applicable to such appraisal rights. This amount could be more, the same or less than the value that our stockholders are entitled to receive under the terms of the Merger Agreement. See section entitled “Dissenters’ Rights of Appraisal” beginning on page [  ].

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the approval and adoption of the Merger Agreement and the Merger and “FOR” the proposal to allow the Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposals before the special meeting.

•	You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of four ways:

•	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of Applied Innovation at 5800 Innovation Drive, OH 43016;

•	by delivering a later-dated proxy relating to the same shares to the Secretary of Applied Innovation;

•	submitting a later-dated proxy by the Internet or by telephone, at or before the special meeting; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you do not hold your shares of our common stock in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.

You should vote your proxy even if you plan to attend the Applied Innovation special meeting. Unless you hold your shares in street name, you can always change your vote at the Applied Innovation special meeting.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting. At the adjourned meeting, the Company may transact any business that might have been transacted at the original special meeting. If the adjournment is for more than 30 days, or if after adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each registered stockholder entitled to vote at the special meeting. Whether or not a quorum exists, holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Abstentions and broker non-votes will have no effect on a proposal to adjourn the meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitations of Proxies

This solicitation is made by Applied Innovation, and Applied Innovation will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers, and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Applied Innovation will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Other Business

Applied Innovation does not expect that any matters other than the proposals presented in this proxy statement will be brought before the Applied Innovation special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

THE MERGER

The following is a description of the material aspects of the proposed Merger and related transactions. The following description may not contain all of the information that is important to you. You should read this entire proxy statement and the other documents referred to herein for a more complete understanding of the Merger and the related transactions.

Background of the Merger

As part of its ongoing evaluation of Applied Innovation’s business and strategic direction, over the years our Board of Directors evaluated from time to time the Company’s strategic alternatives and prospects. These evaluations were generally conducted during board meetings at which board members would exchange views as to industry and economic trends and strategic opportunities that might be available to the Company, and management would make presentations to the Board of Directors regarding its view with respect to strategic opportunities and its discussions with third parties regarding possible strategic transactions. Until recently, none of these evaluations or discussions with respect to a transaction material to the Company progressed beyond the preliminary stage.

During July 2006, Mr. William Largent, our President and Chief Executive Officer, was contacted by Mr. Jeffrey Estuesta, President and Chief Executive Officer of KEG, who expressed interest in a possible transaction with us. On July 18, 2006, Applied Innovation and KEG entered into a Mutual Non-Disclosure Agreement pursuant to which the parties agreed to keep discussions confidential. During August and early

September 2006, Mr. Largent and Mr. Estuesta engaged in various discussions concerning various strategic alternatives of mutual interest that could result in a business combination. On September 15, 2006, Mr. Largent informed our Board of Directors that KEG expressed an interest in acquiring Applied Innovation at a purchase price just above the then current trading price of our common stock of $3.14 per share. Our Board of Directors did not accept this proposal.

KEG and its representatives met with Mr. Largent at Applied Innovation three times from September 15, 2006 through November 14, 2006. Discussions between the parties led to three proposals by KEG, including that Applied Innovation acquire KEG and the KEG management team would manage the combined organization, that KEG acquire Applied Innovation’s assets, and that KEG acquire all of the outstanding common stock of Applied Innovation for a purchase price of $3.09 per share, which would include a portion of the purchase price being financed by Mr. Gerard B. Moersdorf, Jr. Mr. Largent informed Mr. Estuesta that Applied Innovation was not interested in pursuing any of these proposals, including any proposal that did not include a purchase price over the market price of our common stock.

On November 22, 2006, Mr. Largent informed our Board of Directors that KEG appeared to be interested in acquiring Applied Innovation at a purchase price slightly above the book value of the Company’s common stock, subject to a portion of the purchase price being financed by Mr. Moersdorf. Mr. Largent recommended to the Board of Directors that the Company not pursue such an offer. Subsequent to such communication between Mr. Largent and our Board of Directors, Mr. Estuesta delivered to Mr. Largent a letter of intent pursuant to which KEG proposed that Applied Innovation be acquired by KEG through a merger of Applied Innovation into a wholly-owned subsidiary of KEG, which wholly-owned subsidiary would be the surviving corporation, and all of our shares of common stock would be canceled and converted into the right to receive cash in the amount of $3.25 per share.

Mr. Largent informed Mr. Estuesta that the Applied Innovation Board of Directors would consider an offer to acquire Applied Innovation at a purchase price of $3.45 per share with the possibility of a portion of the purchase price being financed by Mr. Moersdorf. On November 27, 2006, Mr. Largent shared KEG’s letter of intent with our Board of Directors along with his communication to Mr. Estuesta regarding his belief that the Applied Innovation Board of Directors would consider an offer of $3.45 per share to acquire the Company.

On December 8, 2006, Mr. Largent informed Mr. Estuesta that the Applied Innovation Board of Directors believed a higher valuation of the Company was appropriate based on its view of the Company’s business opportunities in 2007. Mr. Largent further informed Mr. Estuesta that if KEG presented an offer of $3.45 per share, Mr. Largent was prepared to present that offer to the Applied Innovation Board of Directors. Mr. Largent informally asked each member of the Company’s Board of Directors if an offer by KEG of $3.45 was acceptable, subject to negotiation of the definitive transactional documents. On or about December 12, 2006, all of the members of the Applied Innovation Board of Directors had informally responded to Mr. Largent in favor of an offer of $3.45 per share. Mr. Estuesta confirmed that KEG was prepared to move forward with the transaction based on a purchase price of $3.45 per share. During this period, Mr. Largent consulted with Raymond James, our financial advisor, regarding the offer by KEG to acquire Applied Innovation through the Merger as well as the proposed merger consideration of $3.45 in cash per share.

On December 12, 2006, Mr. Largent discussed the proposal with the Company’s legal advisor, who was directed to draft a preliminary agreement of merger based upon a purchase price of $3.45 per share and which included customary representations and warranties and other agreements customary for a transaction such as the Merger. A draft merger agreement was delivered to KEG on December 13, 2006.

On December 18 and 19, 2006, KEG’s representatives conducted due diligence at Applied Innovation.

On January 23, 2007, the legal advisor of KEG delivered to us comments on the draft preliminary merger agreement. During the remainder of January and continuing through February 22, 2007, the parties negotiated the material terms and conditions of the Merger Agreement and the ancillary agreements thereto, including the support agreements.

On February 15, 2007, our Board of Directors held a meeting to analyze and review, with the advice and assistance of our legal advisor, among other things, certain strategic, financial and legal considerations concerning a possible transaction with KEG, the terms of the most recent drafts of the Merger Agreement and ancillary agreements, and the potential impact to our stockholders. While no decision was reached at this meeting by our Board of Directors with respect to KEG’s proposal, it was the consensus of our Board of Directors that Mr. Largent, other representatives of Applied Innovation and our legal advisor should continue to negotiate the material terms and conditions of the Merger Agreement and any ancillary agreements.

Mr. Largent, other representatives of Applied Innovation management, and our legal advisor continued to finalize the proposed Merger Agreement and related ancillary agreements from February 15, 2007 through February 22, 2007. At a special meeting of our Board of Directors on February 22, 2007, Mr. Largent and our legal advisor reported that the parties had satisfactorily resolved all open issues with respect to the material terms and conditions of the Merger Agreement and ancillary agreements. Raymond James then rendered its oral opinion (which was subsequently delivered in writing) to the effect that, as of February 22, 2007, the consideration to be received by our stockholders pursuant to the Merger Agreement was fair to our stockholders, other than Mr. Moersdorf and Ms. Moersdorf, from a financial point of view. Our Board of Directors unanimously approved the Merger Agreement and the ancillary agreements, authorized the execution and delivery of the Merger Agreement, and unanimously resolved to recommend that our stockholders approve and adopt the Merger Agreement.

On February 23, 2007, we issued a press release announcing the execution of the Merger Agreement. Also, on February 23, 2007, we filed with the Securities and Exchange Commission (the “SEC”) a Form 8-K describing the material terms of the Merger and the other transactions contemplated by the Merger Agreement.

Reasons for the Merger

Our Board of Directors reviewed and discussed the various proposals with our management and its financial and legal advisor in determining that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, our Company and our stockholders. In reaching its conclusion to approve and adopt the Merger Agreement and to seek the approval of the stockholders of the proposals described in this proxy statement, our Board of Directors considered a number of factors, including the following positive factors that supported the Board’s decision to approve and adopt the Merger Agreement:

•	the value of the consideration to be received by the Company’s stockholders in the Merger, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to the stockholders;

•	the Board of Directors’ belief that the Merger is more favorable to the Company’s stockholders than any other alternative reasonably available to us and the stockholders, including the alternatives of remaining a stand-alone, independent company as well as the risks of uncertainty associated with these alternatives;

•	the financial presentation (including the assumptions and methodologies underlying the analyses in connection therewith) and the fairness opinion dated February 22, 2007, that the merger consideration of $3.45 in cash per share to be received in the Merger, subject to final upward or downward price adjustment based upon Applied Innovation’s combined adjusted working capital as of the effective time of the Merger, is fair to the stockholders, other than Mr. Moersdorf and Ms. Moersdorf, from a financial point of view;

•	the $3.45 per share, subject to final upward or downward price adjustment based upon Applied Innovation’s combined adjusted working capital as of the effective time of the Merger, to be paid as the consideration in the Merger Agreement represents a premium of approximately 7% to the closing price on December 29, 2006, a premium of 8% to the average closing price for the 30 trading days ended December 29, 2006, and a premium of approximately 8% to the closing price on February 22, 2007, the last trading day prior to our announcement on February 23, 2007, of the execution of the Merger Agreement;

•	the current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remain a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the per share cash price to be paid in the Merger;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company having limited scale and resources;

•	the increased regulation and costs associated with being a public company, including the burdens imposed by the Sarbanes-Oxley Act of 2002 and the Securities Exchange Act, and the fact that those burdens would be eliminated following consummation of the Merger;

•	the financial and other terms of the Merger Agreement, including without limitation the fact that they were the product of arms’-length negotiations between the parties;

•	the Board of Directors received advice from Raymond James, as financial advisor, and Porter Wright Morris & Arthur LLP, as legal advisor, each of which has extensive experience in transactions similar to the Merger;

•	the terms of the Merger Agreement, including without limitation:

•	the limited number and nature of the conditions to KEG and Merger Sub’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions (including, in particular, the absence of any financing condition);

•	the provisions of the Merger Agreement that allow the Board of Directors, under certain limited circumstances if required to comply with its fiduciary duties under applicable law, to change its recommendation that our stockholders vote in favor of the approval and adoption of the Merger Agreement;

•	the provisions of the Merger Agreement that allow the Company, under certain limited circumstances, if required by the Board of Directors to comply with its fiduciary duties under applicable law, to furnish information to and enter into discussions with third parties;

•	the provisions of the Merger Agreement that provide the Board of Directors the ability to terminate the Merger Agreement in order to accept a financially superior proposal (subject to certain conditions contained in the Merger Agreement, including the payment to KEG of a $1 million termination fee);

•	the provisions of the Merger Agreement providing that the Company would be entitled to receive a $1 million termination fee in the event it terminated the Merger Agreement in certain circumstances, and be entitled to have its expenses reimbursed, up to a limit of $500,000, in the event it terminated the Merger Agreement in other circumstances;

•	the conclusion of the Board of Directors that both the $1 million termination fee (and the circumstances when such fee is payable) and the requirement to reimburse KEG and Merger Sub for certain expenses, up to a limit of $500,000, in the event the Merger Agreement is terminated under certain circumstances, were reasonable in light of the benefits of the Merger;

•	our remedies for breach by KEG or Merger Sub of the Merger Agreement, which are limited in terms of monetary damages to fixed amounts of cash payments depending on the circumstances of such breach, all as further described under the section entitled “The Merger Agreement — Expenses and Termination Fee”;

•	the fact that the completion of the Merger requires the approval and adoption of the holders of a majority of our common stock outstanding on the record date; and

•	the availability of appraisal rights to the Company’s stockholders who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

Our Board of Directors also considered potential risks relating to the transactions contemplated by the Merger Agreement or the failure by us to consummate such transactions, including the following:

•	the risk that the Merger might not be completed in a timely manner or at all;

•	the restrictions that the Merger Agreement imposes on actively soliciting competing bids, and the fact that the Company would be obligated to pay a termination fee to KEG under certain circumstances;

•	the fact that upon completion of the Merger the Company will no longer exist as an independent, publicly traded company and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in the value of the Company;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the Merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Merger;

•	the interests of our officers and directors in the Merger;

•	the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions and the requirement that the Company pay KEG a $1 million termination fee in order for the Board of Directors to accept a superior proposal;

•	the risk of diverting the Company’s management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger; and

•	the possibility of customer, supplier, management and employee disruption associated with the Merger.

The discussion of the information and factors considered by our Board of Directors is not exhaustive, but includes all material factors considered by our Board. In view of the wide variety of factors considered by our Board in connection with its evaluation of the transactions contemplated by the Merger Agreement and the complexity of these matters, our Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Our Board evaluated the factors described above, including asking questions of our management and our legal advisor, and reached the unanimous decision that the transactions contemplated by the Merger Agreement were in the best interests of our Company and our stockholders. In considering the factors described above, individual members of our Board of Directors may have given different weights to different factors. Our Board of Directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of our Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Concerning Forward Looking Information.”

Recommendation of the Company’s Board of Directors

After careful consideration, our Board of Directors has unanimously:

•	determined that the proposed approval and adoption of the Merger Agreement and the Merger, and the proposal to allow our Board of Directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal, are advisable, fair to and in the best interests of Applied Innovation and its stockholders;

•	approved the Merger;

•	approved and adopted the Merger Agreement; and

•	recommended that Applied Innovation’s stockholders vote “FOR” the approval and adoption of the Merger Agreement and the Merger and the proposal to allow our Board of Directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal.

In considering the recommendation of Applied Innovation’s Board of Directors with respect to the approval and adoption of the Merger Agreement and the Merger, you should be aware that certain directors and executive officers of Applied Innovation have interests in the Merger that are different from, or are in addition to, the interests of Applied Innovation stockholders generally. See the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [  ].

Opinion of Our Financial Advisor

We originally engaged Raymond James as financial advisor on September 30, 2003 to assist our Board of Directors in its ongoing evaluation of Applied Innovation’s business and strategic direction. In late December, 2006, Mr. Largent consulted with Raymond James regarding the offer by KEG to acquire Applied Innovation through the Merger as well as the proposed merger consideration of $3.45 in cash per share. On February 22, 2007, at a meeting of our Board of Directors, Raymond James rendered its oral opinion, which was subsequently delivered in writing, to our Board of Directors that, as of that date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the merger consideration to be received by the holders of our outstanding common stock, other than Gerard B. Moersdorf, Jr. and Linda S. Moersdorf, who have previously executed support agreements with KEG to vote their shares of our common stock in favor of the Merger, pursuant to the Merger Agreement was fair, from a financial point of view, to our stockholders.

The full text of the written opinion of Raymond James, dated February 22, 2007 (the “Opinion”), which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Appendix B to this proxy statement. The summary of the Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Opinion.

Stockholders of Applied Innovation common stock are urged to read the Opinion in its entirety. The Opinion, which is addressed to our Board of Directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock other than (i) Gerard B. Moersdorf, Jr. and (ii) Linda S. Moersdorf, in connection with the proposed Merger. The Opinion does not constitute a recommendation to any holder of our common stock as to how such stockholder should vote at the special meeting and does not address any other aspect of the Merger or any related transaction.

In connection with rendering its Opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the Merger Agreement;

•	reviewed the audited financial statements of the Company as of and for the years ended December 31, 2003, 2004 and 2005; and the unaudited financial statements of the Company as of and for the year ended December 31, 2006;

•	reviewed the Company’s annual reports filed on Form 10-K for the years ended December 31, 2003, 2004 and 2005;

•	reviewed the Company’s quarterly reports filed on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	reviewed other Company financial and operational information requested from and/or provided by the Company; and

•	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which Raymond James has deemed relevant to its inquiry.

In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Applied Innovation or any other party, and did not undertake any duty or responsibility to verify independently any of such information. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its Opinion, Raymond James assumed that the Merger would be consummated on the terms described in the Merger Agreement. Furthermore, Raymond James assumed, in all material respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which Applied Innovation is a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any Company Material Adverse Effect. In its financial analysis, Raymond James assumed the merger consideration has a value of $3.45 per share of Company common stock. Raymond James considered the potential impact to the value of the merger consideration as a result of the potential upward or downward adjustment for changes in the Company’s combined adjusted working capital as of the effective time of the Merger and referenced this potential impact in its presentation of its Opinion analysis to the Applied Innovation Board of Directors. Raymond James expressed no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger Agreement, or the availability or advisability of any alternatives to the Merger. In the capacity of rendering the Opinion, Raymond James reviewed the terms of the Merger Agreement and offered no judgment as to the negotiations resulting in such terms.

In conducting its investigation and analyses and in arriving at its Opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) historical and projected revenues, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), operating earnings, net income and capitalization of Applied Innovation and certain other publicly held companies in businesses Raymond James believed to be comparable to Applied Innovation; (ii) the current and projected financial position and results of operations of Applied Innovation; (iii) the historical market prices and trading activity of the common stock of Applied Innovation; (iv) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; and (v) the general condition of the securities markets.

The following summarizes the material financial analyses presented by Raymond James to our Board of Directors at its meeting on February 22, 2007, which material was considered by Raymond James in rendering the Opinion. No company or transaction used in the analyses described below is directly comparable to Applied Innovation or the contemplated Merger.

Selected Public Companies Analysis.

Raymond James analyzed the relative valuation multiples of eight publicly-traded network equipment and software vendors, including:

•	COMARCO, Inc.

•	Carrier Access Corporation

•	Emrise Corporation

•	Symmetricom, Inc.

•	Tollgrade Communications, Inc.

•	TTI Team Telecom International Ltd.

•	Westell Technologies Inc.

•	Zhone Technologies, Inc.

Raymond James calculated financial multiples for each company, including (i) the ratio of enterprise value (market value of equity plus debt, less cash) to historical revenue for the trailing twelve months (“TTM”); (ii) the ratio of enterprise value to the annualized revenue from the most recent quarter; (iii) the ratio of enterprise value to the projected revenue for the calendar year ending December 31, 2007; (iv) the ratio of enterprise value to EBITDA for the TTM; and (v) the ratio of enterprise value to the projected EBITDA for the calendar year ending December 31, 2007. The revenue and EBITDA projections used in the analysis were published by professional equity research analysts and were not prepared in connection with the Merger or at Raymond James’s request and may or may not prove to be accurate. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Applied Innovation implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	Enterprise Value/Revenue
			MRQ				Enterprise Value/EBITDA
	TTM		Annualized(1)		CY07E		TTM		CY07E

Mean	0.9	x	1.0	x	0.9	x	11.6	x	8.5x
Median	0.9	x	0.9	x	0.8	x	13.1	x	9.4x
Minimum	0.2	x	0.2	x	0.1	x	4.2	x	4.8x
Maximum	1.7	x	1.6	x	1.6	x	31.3	x	9.8x
Merger consideration	0.6	x	0.9	x	0.5	x	6.5	x	8.4x

Note (1)	MRQ = Most recent quarter

Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples for each of the metrics to Applied Innovation’s actual and projected financial results and adjusted for Applied Innovation’s net cash and equivalents by adding these back on a per share basis to determine the implied equity price per share of Applied Innovation common stock. Raymond James then compared implied equity values per share to the merger consideration of $3.45 per share, including consideration of the potential impact to the value of the merger consideration as a result of the potential upward or downward adjustment for changes in the Company’s combined adjusted working capital as of the effective time of the Merger. The results of this analysis are summarized below:

	Implied Equity Value per Share
	Enterprise Value/Revenue
		MRQ		Enterprise Value/EBITDA
	TTM	Annualized	CY07E	TTM	CY07E

Mean	$4.13	$3.59	$4.29	$4.36	$3.47
Median	$4.04	$3.52	$4.20	$4.62	$3.58
Minimum	$2.63	$2.55	$2.65	$3.04	$2.96
Maximum	$5.74	$4.41	$5.97	$7.84	$3.65

Transaction Premium Analysis.

Raymond James analyzed the stock price premiums paid in nineteen selected merger and acquisition transactions announced since January 1, 2005 involving the acquisition of publicly-traded North American and European companies in the Telecommunications Equipment or Computer Communications sectors. Raymond James measured each announced transaction price per share relative to each target’s closing price per share on the trading day, 10 trading days, and 45 trading days prior to announcement of the transaction. Raymond James also measured each announced transaction enterprise value per share (computed by taking the announced transaction price per share and adding the book value of debt per share minus the book value of cash and equivalents per share) relative to each target’s closing enterprise value per share (computed by taking the closing price per share and adding the book value of debt and equivalents per share and subtracting the book value of cash and equivalents per share) on the trading day, 10 trading days, and 45 trading days prior to announcement of the transaction. Raymond James compared the mean, median, minimum and maximum premiums paid from this set of transactions to the merger consideration of $3.45 per share expressed as a premium relative to the closing stock price and closing enterprise value per share of Applied Innovation on the trading day, 10 trading days, and 45 trading days prior to announcement of the Merger. As part of this comparison, Raymond James considered the potential impact to the value of the merger consideration as a result of the potential upward or downward adjustment for changes in the Company’s combined adjusted working capital as of the effective time of the Merger. The results of the transaction premium analysis are summarized below:

	Implied Equity Premium			Implied Enterprise Value Premium
	1-day	10-days	45-days	1-day	10-days	45-days

Mean	44.3%	45.6%	42.3%	59.4%	59.8%	52.8%
Median	25.3%	29.9%	42.0%	29.7%	29.0%	43.7%
Minimum	(4.8)%	(4.8)%	(66.4)%	(21.7)%	(21.7)%	(91.6)%
Maximum	246.2%	246.2%	210.3%	303.1%	303.1%	253.0%
Applied Innovation premium	7.8%	9.9%	7.8%	28.1%	37.4%	28.1%

Furthermore, Raymond James applied the mean, median, minimum and maximum premiums for each of the metrics to Applied Innovation’s actual corresponding closing stock prices and enterprise values per share to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $3.45 per share, taking into consideration the potential impact to the value of the merger consideration as a result of the potential upward or downward adjustment for changes in the Company’s combined adjusted working capital as of the effective time of the Merger. The results of this are summarized below:

	Implied Equity Premium			Implied Enterprise Value Premium
	1-day	10-days	45-days	1-day	10-days	45-days

Mean	$4.62	$4.57	$4.55	$3.73	$3.73	$3.67
Median	$4.01	$4.08	$4.55	$3.46	$3.46	$3.59
Minimum	$3.05	$2.99	$1.07	$3.01	$3.01	$2.39
Maximum	$11.08	$10.87	$9.93	$5.90	$5.90	$5.45

Selected Transaction Analysis.

Raymond James analyzed publicly available information relating to selected acquisitions of network equipment vendors and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

•	Motorola, Inc.’s proposed acquisition of Tut Systems, Inc.

•	Vertical Communications, Inc.’s acquisition of Vodavi Technology, Inc.

•	United Industrial Corp.’s acquisition of Symtx, Inc.

•	SYS Technologies Inc.’s acquisition of Ai Metrix, Inc.

•	Andrew Corp.’s acquisition of Skyware Radio Systems

•	Fluke Corporation’s (a subsidiary of Danaher Corporation) acquisition of Visual Networks, Inc.

•	Westell Technologies, Inc.’s acquisition of HyperEdge Corp.

•	Excel Switching Corp.’s acquisition of Brooktrout Technology, Inc.

•	Zhone Technologies, Inc.’s acquisition of Paradyne Networks, Inc.

•	ADC Telecommunications’ acquisition of Fiber Optic Network Solutions Corp.

•	Tut Systems, Inc.’s acquisition of Copper Mountain Networks, Inc.

•	Kinderhook Industries, LLC’s acquisition of NACT Telecommunications, Inc.

•	Citel Technologies’ acquisition of MCK Communications, Inc.

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ annualized revenue, where such information was publicly available. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Applied Innovation implied by the merger consideration. Furthermore,

Raymond James applied the mean, median, minimum and maximum relative valuation multiples to Applied Innovation’s annualized most recent quarter revenue to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $3.45 per share, taking into consideration the potential impact to the value of the merger consideration as a result of the potential upward or downward adjustment for changes in the Company’s combined adjusted working capital as of the effective time of the Merger. The results of the selected transactions analysis are summarized below:

	Enterprise Value/		Implied Equity
	Annualized Revenue		Price per Share

Mean	1.0	x	$3.70
Median	0.9	x	$3.56
Minimum	0.6	x	$3.04
Maximum	1.8	x	$4.71
Merger consideration	0.9	x	$3.45

Discounted Cash Flow Analysis.

Raymond James analyzed the discounted present value of Applied Innovation’s projected free cash flows for the years ending December 31, 2007 through 2011 on a standalone basis. Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on projections of the financial performance of Applied Innovation that represented the best available estimates and judgment of management. Consistent with the periods included in the financial projections, Raymond James used calendar year 2011 as the final year for the analysis and applied multiples, ranging from 4.0x to 10.0x, to calendar 2011 EBITDA in order to derive a range of terminal values for Applied Innovation in 2011.

The projected unleveraged free cash flows and terminal values were discounted using rates of 14.0% and 16.0%, which reflected the estimated weighted average after-tax cost of debt and equity capital associated with executing Applied Innovation’s business plan. The resulting range of present enterprise values was adjusted by Applied Innovation’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per Applied Innovation share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for Applied Innovation implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value/
per Share

Minimum	$3.31
Maximum	$4.32
Merger consideration	$3.45

Additional Considerations.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its Opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of Applied Innovation’s common stock.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Applied Innovation. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to our Board of Directors and were prepared solely as part of Raymond James’s analysis of the fairness, from a financial point of view, to the stockholders of our common stock, other than (i) Gerard B. Moersdorf, Jr. and (ii) Linda S. Moersdorf, of the consideration to be received by such holders in connection with the proposed Merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The analyses performed by Raymond James, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Raymond James’s analysis of the fairness, from a financial point of view, to the stockholders, other than (i) Gerard B. Moersdorf, Jr. and (ii) Linda S. Moersdorf, of the merger consideration pursuant to the Merger Agreement. The opinion of Raymond James was one of many factors taken into consideration by our Board of Directors in making its determination to approve the Merger. Consequently, the analyses described above should not be viewed as determinative of our Board of Directors’ or our management’s opinion with respect to the value of the Company common stock. Applied Innovation placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’s Opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on February 22, 2007, and any material change in such circumstances and conditions may affect the Opinion, but Raymond James does not have any obligation to update, revise or reaffirm the Opinion.

For services rendered in connection with the delivery of its Opinion, Applied Innovation paid Raymond James a customary investment banking fee upon delivery of its Opinion. Applied Innovation will also pay Raymond James a customary fee for advisory services in connection with the Merger, which is contingent upon the closing of the Merger and is larger than the fee paid for delivery of the Opinion. Applied Innovation also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement. Pursuant to the terms of the engagement letter with Applied Innovation, Raymond James was paid a fee of $200,000 for rendering its Opinion on February 22, 2007. If the Merger is completed, Raymond James will be paid an additional amount equal to approximately $300,000.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Applied Innovation for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Effects on the Company if the Merger is not Completed

In the event the Merger Agreement is not approved and adopted by the Company’s stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq. In addition, if the Merger is not completed, we expect that our management will continue to operate the business and that the Company’s stockholders will continue to be subject to risks and opportunities that are similar to those to which they are currently subject. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, the Company’s Board of Directors will evaluate and review the business operations, properties, and capitalization of the Company, among other things, make such changes as are deemed appropriate, and continue to seek the identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. If the Merger Agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $1 million, and in other circumstances, up to $500,000 of KEG’s and Merger Sub’s expenses incurred in connection with the Merger Agreement. See the section entitled “The Merger Agreement — Expenses and Termination Fee” on page [  ].

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Company’s Board of Directors with respect to the Merger, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger and approving and adopting the Merger Agreement.

Treatment of Stock Options

As of February 22, 2007, there were 214,050 shares of our common stock subject to outstanding stock options with an exercise price of less than $3.45 per share, which options were granted under our 1996 Stock Option Plan and our 2001 Stock Option Plan to our current executive officers, directors and employees. Each outstanding stock option that remains outstanding at the effective time of the Merger will terminate and thereafter represent the right to receive a cash payment, without interest and less applicable tax withholding, equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the Merger, multiplied by

•	the excess, if any, of $3.45, or such greater or lesser amount resulting from adjustment based upon the Company’s combined adjusted working capital as of the effective time of the Merger, over the exercise price per share of common stock subject to such option.

No holder of an outstanding Company stock option that has an exercise price per share that is equal to or greater than $3.45, subject to adjustment consistent with the terms of the Merger Agreement, shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the Merger.

Severance Arrangements

Several of our current executive officers have employment agreements with us. In general, these employment agreements contain specific change of control severance payment provisions, if the officer’s employment is terminated under certain circumstances following a change of control (such as the Merger), or if the officer resigns for “good reason” (including a relocation of the officer or a material reduction in the officer’s responsibilities following a change of control), the officer will be entitled to receive a severance payment set forth in the officer’s employment agreement. Our President and Chief Executive Officer, Mr. Largent, is entitled on the date of a change of control to a lump sum payment equal to two times (2x) his annual base salary, whether or not his employment terminates at such time, payable on the date of the change of control. Mr. Largent is not entitled to any additional severance payment beyond 2x his base salary if he terminates his employment following a change of control. Following is a table showing the amount of the change in control or severance payment for each of our executive officers with an employment agreement.

Payment Amount

William H. Largent	upon a change of control, two times (2x) current annual base salary and accelerated vesting of all stock options and restricted stock awards.
Eric W. Langille	if terminated following a change in control of the Company, or if the officer resigns for “good reason,” unpaid earned compensation plus one times 1(x) current annual compensation, accelerated vesting of all stock options and restricted stock awards, and maintenance of certain benefit plans for 12 months following termination or resignation for good reason.

Payment Amount

Julia A. Fratianne	if terminated following a change in control of the Company, or if the officer resigns for “good reason,” unpaid earned compensation plus one times 1(x) current annual compensation, accelerated vesting of all stock options and restricted stock awards, and maintenance of certain benefit plans for 12 months following termination or resignation for good reason.

Indemnification and Insurance

Without limiting any additional rights that any officer or director may have under any written indemnification agreement, the Merger Agreement provides that KEG, the Company, and after the effective time of the Merger, the surviving corporation, will indemnify and hold harmless each person who is (as of the execution of the Merger Agreement) or has been at any time prior to the execution of the Merger Agreement, or who becomes prior to the effective time of the Merger, a director, officer or employee of the Company or any of its subsidiaries or who acts as a fiduciary or agent of the Company or its subsidiaries against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees and expenses), liabilities, amounts paid in settlement or judgments incurred in connection with any claim arising out of or pertaining to the fact that he or she is or was an officer, employee, fiduciary or agent of the Company or any of our subsidiaries (or was serving at the request of the Company or any subsidiary in such position of another entity or a joint venture, trust or other enterprise) or any actions arising out of or pertaining to the negotiation, execution or performance of the Merger Agreement or any of the transactions or agreements contemplated by or delivered in connection therewith.

The Merger Agreement provides that for a period of six years after the effective time of the Merger, the indemnification and exculpation provisions in our charter and bylaws and indemnification agreements will continue in full force and effect.

In addition, the Merger Agreement provides that prior to the effective time of the Merger, the Company will obtain and fully pay for an endorsement to our existing liability insurance policy providing “tail” coverage with a period of six years from the effective time of the Merger.

Support Agreements and Irrevocable Proxies

Simultaneous with the execution of the Merger Agreement, Mr. Gerard B. Moersdorf, Jr. and Ms. Linda S. Moersdorf each executed a support agreement (collectively, the “Support Agreements”), under which each stockholder agreed not to transfer his or her shares of our common stock except as contemplated under the Merger Agreement and agreed to vote all of the shares of our common stock for which they hold voting power at any Applied Innovation stockholders meeting or by any consensual action:

•	in favor of the adoption of the Merger Agreement and in favor of the other actions contemplated by the Merger Agreement and any action required in further thereof;

•	against the approval of any proposal made in opposition to or in contemplation with, the consummation of the Merger or any other transaction contemplated by the Merger Agreement; and

•	against any action or transaction (other than actions that relate to the Merger) that would compete with, impede, interfere with, delay, postpone or discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

Concurrent with the execution of the Support Agreements, Mr. Moersdorf and Ms. Moersdorf each executed an irrevocable proxy under which they appointed KEG, acting through its designees, to exercise, with respect to all of the shares of our common stock owned by such stockholders, all voting, consent and similar rights of such stockholders at any meeting or consensual action consistent with the above three bullet points.

A copy of each of the Support Agreements (which includes the form of irrevocable proxy) is attached hereto as Appendix C and Appendix D and each is incorporated herein by reference.

Stock Purchase Agreement with Mr. Moersdorf

The Merger Agreement contemplates that pursuant to a separate purchase agreement to be entered into between KEG and Gerard B. Moersdorf, Jr., the Chairman of the Board of Applied Innovation, KEG will, immediately prior to the effective time of the Merger, purchase $2,000,000 of the Applied Innovation common stock owned by Mr. Moersdorf (the “Moersdorf Stock”) at the same price per share as determined under the Merger Agreement. KEG will pay for the Moersdorf Stock with a $2,000,000 promissory note payable to Mr. Moersdorf, which promissory note (i) will obligate KEG to pay principal payments of $500,000 each on the first and second anniversary of the promissory note, (ii) will obligate KEG to pay the outstanding principal balance and all accrued and unpaid interest at a rate of 10% per annum, together with any other fees and expenses, on the third anniversary of the promissory note, (iii) will be subordinated to the credit facility used to fund the acquisition of Applied Innovation, and (iv) will contain subordination terms to be negotiated in connection with the establishment of such acquisition credit facility. The proposed form of stock purchase agreement and terms of the $2,000,000 promissory note to be entered into with Mr. Moersdorf are attached as Appendix E to this proxy statement and are incorporated herein by reference.

Material United States Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to holders of our common stock. We base this discussion on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax law that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, financial institutions, mutual funds, entities treated as partnerships for U.S. federal income tax purposes and other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, corporations subject to anti-inversion rules, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, holders of options or other derivative securities or stockholders who acquired our shares of common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders.

If a holder of our common stock is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash in the Merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock pursuant to the Merger; and

•	the U.S. holder’s adjusted tax basis in such common stock.

If the holding period in our common stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss will be long-term capital gain or loss. If an individual shareholder’s holding period in our common stock surrendered in the Merger is one year or less as of the effective time of the Merger, any gain will be subject to U.S. federal income tax at the same rate as for ordinary income. The deductibility of a capital loss recognized on the exchange will be subject to limitations under the Code. Generally, for corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the Merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct tax identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under applicable withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company’s common stock at any time during the five years preceding the Merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the Merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code, and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (reduced by any increase in its investment in its U.S. business) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or lower income tax treaty rate) on the gain derived from the Merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

If the above rules apply, information reporting and, under certain circumstances, backup withholding (currently at a rate of 28% for non-U.S. holders under the first and third bullet points above and at a rate of

30% for non-U.S. holders under the second bullet point above) will apply to cash received in the Merger, unless with respect to the non-U.S. holders under the first bullet point, the beneficial owner under penalty of perjury provides sufficient documentation to the payor. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

U.S. Holders and non-U.S. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the Merger.

Regulatory Approvals

Except for the filing of certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Accounting Treatment

We expect that the Merger will be accounted for by KEG using the purchase method of accounting, in accordance with generally accepted accounting principles.

Delisting and Deregistration of Applied Innovation Common Stock After the Merger

When the Merger is completed, Applied Innovation common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act.

Appraisal Rights

Under Delaware law, holders of our common stock who do not vote in favor of approving and adopting the Merger Agreement and the Merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the Merger Agreement and the Merger, if they continuously hold their Company common stock from the date they make a demand for appraisal through the effective time of the Merger, and if they comply with the Delaware law procedures applicable to such appraisal. This amount could be more, the same or less than the value that our stockholders are entitled to receive under the terms of the Merger Agreement. See section entitled “Dissenters’ Rights of Appraisal” beginning on page [  ].

AGREEMENTS RELATED TO THE MERGER

I. The Merger Agreement

The following is a summary description of the material terms of the Merger Agreement, not summarized elsewhere herein. Certain capitalized terms used and not defined herein have the meanings ascribed to them in the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference. Stockholders are advised to read such document in its entirety prior to voting in person or by proxy on the proposals.

The description of the Merger Agreement in this proxy statement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the Company, KEG and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, including qualifications set forth on the Company’s disclosure schedule to the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties contained in the Merger Agreement as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Effective Time

Following the satisfaction or waiver of the conditions to completion of the Merger contained in the Merger Agreement, the effective time of the Merger will occur at the time we file a certificate of merger with the Secretary of State of Delaware (or such later time as provided in the certificate of merger).

Structure

At the effective time of the Merger, Merger Sub will merge with and into the Company. The Company will be the surviving corporation following the Merger and continue to exist after the Merger as a wholly-owned subsidiary of KEG Holdings, Inc. All of the Company’s and Merger Sub’s properties, rights, privileges, powers, franchises, and all of their debts, liabilities, obligations, restrictions, disabilities and duties, will become those of the surviving corporation.

Treatment of Stock and Options

Company Common Stock

At the effective time of the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will automatically be canceled and will cease to exist and will be converted into the right to receive $3.45 in cash, without interest, subject to any potential final upward or downward price adjustment based upon Applied Innovation’s combined adjusted working capital at the effective time of the Merger, other than:

•	shares of Company common stock owned by KEG or Merger Sub immediately prior to the effective time of the Merger, which shares will be canceled without conversion or consideration; and

•	shares of Company common stock held by a stockholder who properly demands statutory appraisal rights.

After the effective time of the Merger, each of our outstanding stock certificates or book-entry shares representing shares of our common stock converted in the Merger will represent only the right to receive the merger consideration without interest. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate or book-entry share.

Company Stock Options

All outstanding Company stock options shall terminate as of the effective time of the Merger, and thereafter represent the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:

•	the number of shares of our common stock subject to each options as of the effective time of the Merger, multiplied by

•	the excess, if any, of $3.45, subject to potential final upward or downward price adjustment based upon Applied Innovation’s combined adjusted working capital as of the effective time of the Merger, over the exercise price per share of common stock subject to such option.

No holder of an outstanding Company stock option that has an exercise price per share that is equal to or greater than $3.45, subject to adjustment pursuant to the Merger Agreement, shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the Merger.

Combined Adjusted Working Capital Adjustment

The Merger Agreement provides that the merger consideration on a per share price basis will be adjusted if our combined adjusted working capital as of the effective time of the Merger is less than $36,955,448 or more than $37,955,448. If our combined adjusted working capital as of the effective time of the Merger is equal to or more than $36,955,448 but still equal to or less than $37,955,448, then the merger consideration will not be adjusted and will remain equal to $3.45 per share.

For purposes of the Merger Agreement, our combined adjusted working capital consists of Current Assets, plus Investments, reduced by our Total Liabilities. As set forth in the Merger Agreement, our Current Assets consist of the Company’s cash and cash equivalents, short-term investments, accounts receivable, inventory, other current assets and deferred taxes, as determined in accordance with generally accepted accounting principles and calculated in accordance with the Company’s December 31, 2006 consolidated balance sheet, plus amounts paid or accrued for the purchase of the extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage and any deferred income taxes classified as “long-term” in accordance with generally accepted accounting principles; provided, however, Current Assets do not include cash generated subsequent to December 31, 2006 from the exercise of Company stock options and any surrender, liquidation, termination or other value associated with “key man” life insurance policies for the benefit of the Company, whether or not such policy is surrendered, liquidated or otherwise terminated. As set forth in the Merger Agreement, our Investments consist of the Company’s long-term investments as determined in accordance with generally accepted accounting principles and calculated in accordance with the Company’s December 31, 2006 consolidated balance sheet. As set forth in the Merger Agreement, our Total Liabilities consist of the Company’s accounts payable, accrued expenses, deferred revenue and deferred income taxes, including all expenses of the Company incurred in connection with the preparation, execution and performance of the Merger Agreement, the preparation, printing, filing and mailing of this proxy statement, the solicitation of proxies, and similar expenses associated with consummating the Merger and the other transactions contemplated by the Merger Agreement. For the year ended December 31, 2006, our combined working capital was $38,823,000.

If our combined adjusted working capital as of the effective time of the Merger is less than $36,955,448, then the merger consideration will be adjusted to equal an amount per share equal to ($3.45 multiplied by the number of shares of our common stock as of the effective time of the Merger) minus ($36,955,448 minus the combined adjusted working capital), divided by the number of shares of our common stock as of the effective time of the Merger, rounded to two decimals. If the projected merger consideration resulting from such calculation would be less than $3.35 per share, then KEG and Merger Sub may terminate the Merger Agreement.

If our combined adjusted working capital as of the effective date of the Merger is greater than $37,955,448, then the merger consideration will be adjusted to equal an amount per share equal to ($3.45 multiplied by the number of shares of our common stock outstanding as of the effective time of the Merger) plus (our combined adjusted working capital minus $37,955,448), divided by the number of shares of our common stock outstanding as of the effective time of the Merger, rounded to two decimal points.

At least ten business days prior to the date of the special meeting of our stockholders, we will prepare and deliver to KEG an estimated balance sheet and income statement of the Company as of the effective time of the Merger, prepared in accordance with generally accepted accounting principles and consistent with our past practices used to prepare our December 31, 2006 consolidated balance sheet. If KEG disagrees with our calculation of our estimated combined adjusted working capital, KEG must present in writing to the Company within two business days any objections or comments. If the parties are unable to resolve any objections, then Deloitte & Touche LLP shall be appointed the accounting arbitrator to make a resolution of any the items in dispute prior to the date of the special meeting. The resolution of the accounting arbitrator of all items in dispute shall be conclusive and binding on the parties to the Merger Agreement and will be used for the purpose of making any adjustment in the merger consideration.

At February 28, 2007, Applied Innovation’s combined adjusted working capital was $38,988,943. We estimate that closing costs and other required adjustments arising from the Merger would be $1,209,628, which would be accrued at closing and reduce our combined adjusted working capital to $37,779,315. Our estimates of closing costs and other required adjustments include approximately $500,000 for fees to Raymond James, $360,000 for a change of control payment under Mr. Largent’s employment agreement, $250,000 for external legal fees, $50,000 for accounting fees, $20,000 for preparation and mailing of this proxy statement for the special meeting, and $29,628 for other costs.

Our combined adjusted working capital of $38,988,943, less $1,209,628 of estimated closing costs and other required adjustments arising from the Merger, would be $37,779,315, and would be within the range of $36,955,448 and $37,955,448. Based on our estimated closing costs and other required adjustments arising from the Merger, if completion of the Merger occurred on February 28, 2007, there would be no adjustment to the merger consideration of $3.45 per share.

Based on our current projections and assuming the effective time of the Merger to be as of May 10, 2007, we anticipate that, as of the date of this proxy statement, Applied Innovation’s combined adjusted working capital would be within the above noted range as of the effective time of the Merger, and that there would be no adjustment to the merger consideration of $3.45 per share. This is only an estimate, however, and the actual merger consideration per share that would be received by the Company’s stockholders cannot be determined until the completion of the Merger.

Exchange and Payment Procedures

Prior to the effective time of the Merger, Merger Sub will deposit in trust with a paying agent an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock. Promptly after the effective time of the Merger, the paying agent will mail a letter of transmittal and instructions to each of our registered stockholders (each stockholder that holds stock in its own name as of the effective time of the Merger). The letter of transmittal and instructions will tell such stockholders how to surrender their common stock certificates or shares they may hold represented by book-entry in exchange for the merger consideration. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal and will automatically receive the merger consideration in exchange for your shares of stock through your broker, unless you have properly demanded and perfected your statutory appraisal rights.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Registered stockholders will not be entitled to receive the merger consideration until they surrender their stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form of transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authority, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the Merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the Merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

None of the paying agent, KEG or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of our common stock for one year after the effective time of the Merger, will be delivered, upon demand, to the surviving corporation. Stockholders who have not received the merger consideration prior to delivery of such funds to the surviving corporation may look only to the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of KEG free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the surviving corporation, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by us regarding our business. The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by us to KEG in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between us and KEG rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Applied Innovation. In addition, certain representations and warranties are qualified by the likelihood of a “Company Material Adverse Effect” as defined below.

In the Merger Agreement, we have made representations and warranties with respect to, among other things:

•	organization and qualification of the Company and its subsidiaries;

•	our capitalization;

•	authority to execute and deliver the Merger Agreement and consummate the Merger;

•	enforceability and binding effect of the Merger Agreement;

•	absence of any breach or conflict with material agreements, governmental authorizations or charter documents;

•	required consents, approvals and filings;

•	absence of undisclosed liabilities;

•	absence of certain litigation;

•	our filings with the SEC and our financial statements;

•	environmental matters;

•	employees and employee benefit plans;

•	intellectual property;

•	taxes;

•	material contracts;

•	real property and title to assets;

•	restrictions on business activities;

•	customers;

•	absence of certain changes or events, including any changes or events having a Company Material Adverse Effect;

•	compliance with applicable laws;

•	receipt of a fairness opinion;

•	brokers; and

•	disclosure in the representations and warranties in the Merger Agreement.

As used in the Merger Agreement, “Company Material Adverse Effect” means any event, circumstance, change, or effect that, individually or together with all other events, circumstances, changes, or effects, in each case other than those disclosed in the Merger Agreement or in the Company’s disclosure schedule (or the effect related thereto or arising therefrom), is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of Applied Innovation and its subsidiaries, taken as a whole or the ability of Applied Innovation to consummate the Merger within the time frame contemplated by the Merger Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from:

•	the Merger, including its announcement and consummation;

•	changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on the Company and its subsidiaries;

•	general changes in the industries in which the Company and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its subsidiaries to a greater extent than they affect other entities operating in such industries;

•	changes in the trading price of our shares of common stock between the date of the Merger Agreement and the closing (it being understood that any fact or development giving rise to or contributing to such change in the trading price of our shares of common stock may be the cause of a Company Material Adverse Effect); or

•	changes in applicable law or generally accepted accounting principles first publicly disclosed after the date of the Merger Agreement.

In the Merger Agreement, KEG has also made representations and warranties, customary for a transaction such as the Merger, with respect to, among other things:

•	organization and qualification;

•	authority to execute and deliver the Merger Agreement and consummate the Merger;

•	enforceability and binding effect of the Merger Agreement;

•	absence of any breach or conflict with material agreements, governmental authorizations or charter documents;

•	sufficient financing to pay for the Merger consideration to our stockholders and to consummate the Merger;

•	absence of need for additional stockholder vote to consummate the Merger;

•	absence of any litigation that would reasonably be expected to materially affect the ability of KEG or Merger Sub to consummate the Merger;

•	required consents, approvals and filings;

•	formation and conduct of the Merger Sub;

•	brokers;

•	employee benefit documents; and

•	disclosure in the representations and warranties in the Merger Agreement.

Conduct of Our Business Pending the Closing

In the Merger Agreement, we have covenanted and agreed that, at all times up to and including the closing date, unless KEG otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise required or contemplated by the Merger Agreement, we shall, and shall cause each of our subsidiaries, to:

•	conduct our business only in the ordinary course of business, consistent with past practice;

•	use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries;

•	keep available the services of the current officers, employees, and consultants of the Company and its subsidiaries;

•	preserve our current relationships with customers, suppliers and other persons with whom we and our subsidiaries have significant business relations;

•	pay our debts and taxes when due, and perform or perform other material obligations when due; and

•	comply with various restrictions on the ability of us and our subsidiaries to take various actions prior to the closing.

By way of amplification and not limitation of the foregoing, under the Merger Agreement we have agreed, among other things, that we will not, except as otherwise contemplated by the Merger Agreement or unless KEG gives its prior written consent, for the Company and its subsidiaries:

•	amend or otherwise change our certificate of incorporation or bylaws or equivalent organizational documents;

•	issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any lien, or authorize such issuance, sales, pledge, disposition, grant or encumbrance of, or subjection to, any lien of any shares of our capital stock;

•	declare or pay any dividend or distribution;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire any of our capital stock;

•	acquire any corporation, partnership or other business organization or any division thereof or any significant amount of assets or enter into other transactions that are material to the Company and its subsidiaries taken as a whole;

•	hire any additional employees except to fill current open position or vacancies or make any offers to our executive officers of an employment agreement other than such officer’s current position or make certain other changes with respect to existing employment agreements, employees or employee plans unless made in the ordinary course of business and consistent with past practice;

•	make changes in accounting policies, practices or procedures except as required by generally accepted accounting principles or law, or make changes with respect to tax elections, tax accounting, tax returns or tax liabilities;

•	settle liabilities in excess of specified amounts;

•	enter into, modify or consent to the termination of, any material contract or enter into a material contract that contains any material non-standard terms;

•	dispose of certain intellectual property or other assets;

•	fail to make in a timely manner any filings with the SEC;

•	enter into contracts or agreements with directors or executive officers of the Company or their affiliates;

•	take action to liquidate or allow to be terminated certain key man life insurance with respect to the life of Gerard B. Moersdorf, Jr.; or

•	announce an intention or otherwise enter into an agreement to do any of the foregoing.

No Solicitation of Transactions

The Merger Agreement provides that we will not, and will not permit or cause any of our subsidiaries or any of our officers, directors or representatives or those of our subsidiaries to, and shall direct our and our subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate, encourage or take any other action for the purpose of facilitating, any inquiries or the making, of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below);

•	enter into or participate in or maintain or continue discussions or negotiations with any person, or furnish to any person, or furnish to any person any nonpublic information with respect to, or take any other action intended to facilitate any inquiries or to obtain a proposal or offer, or that could reasonably be expected to lead to a proposal or offer, for a Competing Transaction;

•	agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement, or commitment providing for or otherwise relating to any Competing Transaction; or

•	authorize or permit any representative of the Company or any subsidiary to take any such action.

However, the Merger Agreement also provides in the event that, prior to the approval of the proposals listed in this proxy statement, we have received an unsolicited, bona fide proposal or offer regarding a Competing Transaction that our Board of Directors has in good faith determined constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), that, in light of the proposal or offer, the failure to furnish information or enter into discussions would be inconsistent with its fiduciary duties under applicable law, provided written notice to KEG of our intent to furnish information or to enter into discussions with such person prior to taking any such action and obtained from such person an executed confidentiality agreement on terms no less favorable than those entered into with KEG, we may:

•	furnish nonpublic information to the third party making such an offer regarding a Competing Transaction, provided we concurrently give KEG written notice of our intention to furnish such nonpublic information and, contemporaneously with furnishing any such nonpublic information to such third party, we furnish such nonpublic information to KEG (to the extent not previously provided);

•	engage in negotiations with the third party with respect to the Competing Transaction, provided that concurrently with entering into negotiations with such third party, we give KEG written notice of our intention to enter into negotiations with such third party; or

•	provided we have otherwise complied with our nonsolicitation requirements as set forth above, if a majority of our board members determines, in good faith, that failure to withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to KEG or Merger Sub, the approval or recommendation by our Board of Directors or its committees of the Merger Agreement or the Merger (a “Change in the Company Recommendation”), would be inconsistent with their fiduciary duties under applicable law, then our Board of Directors may make a Change in the Company Recommendation and/or recommend a Superior Proposal but only after (i) we provide written notice to KEG advising it that we have received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, (ii) provide KEG with a copy of all written materials and a summary of all material oral conversations between us and such party regarding the Superior Proposal, (iii) and identify the person making the Superior Proposal and indicate that such Superior Proposal is in effect and has not been withdrawn and that we intend to effect a Change in the Company Recommendation, and (iv) if KEG does not, within three business after its receipt of our notice of the Superior Proposal, make an offer that our Board of Directors determines in good faith to be at least as favorable to our stockholders as such Superior Proposal.

If we terminate the Merger Agreement as a result of our intention to enter into a definitive agreement to effect a Superior Proposal, we must have provided KEG with prior notice at least 72 hours before terminating the Merger Agreement and pay to KEG a termination fee of $1,000,000.

For purposes of the Merger Agreement, “Competing Transaction” means any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of more than 20% of the assets of the Company or of its subsidiaries taken as a whole; (iii) any sale, exchange, transfer or other disposition in which the Company or any subsidiary participates and which results in any person beneficially owning more than 20% of any class of equity securities of the Company or of any subsidiary; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 20% of any class of equity securities of the Company or of any subsidiary.

For purposes of the Merger Agreement, “Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing Transaction to acquire, directly or indirectly, in one or a series of related transactions, 80% or more of the fair market value of the assets of the Company and its subsidiaries or 80% or more of that number of the outstanding voting securities of the Company, in each case on terms that our Board of Directors determines in good faith and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to our stockholders than the Merger, and for which financing, to the extent it is a condition of such offer, is then committed.

Access to Information

From the date of the Merger Agreement until the effective time of the Merger, we will (and we will cause our subsidiaries to) provide to KEG and its representatives access, during normal business hours and upon reasonable notice by KEG, to our officers, employees, agents, properties, offices and other facilities and those of our subsidiaries and to our and their respective books and records; and furnish promptly to KEG such information concerning our and our subsidiaries’ business, properties, contracts, assets, liabilities, personnel and other aspects as KEG or its representatives may reasonably request.

Each party to the Merger Agreement has agreed (and to cause its affiliates and representatives to) comply with the mutual non-disclosure agreement between us and KEG as if a party to that agreement and to hold in strict confidence all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and representatives.

Special Meeting

Under the Merger Agreement, the Company has agreed:

•	to file this proxy statement and to duly call, give notice of, convene and hold a meeting of our stockholders as promptly as practicable following the date hereof (but no sooner than 20 business days following the date that this proxy statement is mailed to our stockholders) for the purpose of considering and taking action on the Merger Agreement and the Merger; and

•	to include in this proxy statement, and not subsequently withdraw or modify in any manner adverse to KEG or Merger Sub, the recommendation of our Board of Directors that our stockholders approve and adopt the Merger Agreement and the Merger and to use our reasonable commercial efforts to obtain such approval and adoption.

Employee Matters

KEG has agreed that on and after the effective time of the merger, KEG will, and will cause the Company to provide our employees who remain employed by KEG, Merger Sub or their subsidiaries after the effective time of the Merger, with employee benefits that are substantially comparable to those provided to similarly-situated employees of KEG, the surviving corporation or any of their subsidiaries. KEG shall, and shall cause the surviving corporation to, use commercially reasonable efforts to make appropriate arrangements with its insurance carriers to treat, and to cause their employee benefit plans to treat, the service of the Company’s employees with the Company or any of its subsidiaries as service rendered to KEG or the surviving corporation for purposes of eligibility waiting periods, participation and vesting.

Directors’ and Officers’ Indemnification and Insurance

As of the effective time of the Merger, KEG and the surviving corporation agreed to assume, to the fullest extent permitted by applicable law, the obligations of Applied Innovation to indemnify former officers, directors, employees, fiduciaries and agents of Applied Innovation pursuant to indemnification agreements in effect on the date of the Merger Agreement and, for a period of six years after the effective time of the Merger, in accordance with the terms of Applied Innovation’s certificate of incorporation and bylaws immediately prior to the effective time of the Merger. Subject to certain limitations, Applied Innovation is permitted to obtain a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which provides such directors and officers with coverage for six years following the effective time of the Merger.

To the extent that any person is entitled to indemnification as discussed in the preceding paragraph and as provided in the Merger Agreement, such persons are third-party beneficiaries of the Merger Agreement. If KEG or the surviving corporation consolidates or merges with another entity and is not the surviving entity in such transaction, or transfers all or substantially all of its properties and assets to any other person, then KEG or the surviving corporation, as applicable, will provide in such transaction that the surviving entity or successor will honor the obligation to provide such indemnity and insurance coverage.

Conditions to the Closing of the Merger

The Merger Agreement provides that the respective obligations of KEG, Merger Sub and our Company to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver on or prior to the effective time of the Merger of each of the following conditions:

•	the approval and adoption of Merger Agreement and the Merger by the affirmative vote of a majority of the outstanding shares of our common stock;

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, judgment, order or award which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; and

•	any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Our obligations to effect the Merger are subject to the satisfaction or waiver on or prior to the effective time of the Merger of the following additional conditions, among others:

•	the representations and warranties of KEG and Merger Sub contained in the Merger Agreement being true and correct at and as of the Effective Time as if made at and as of such date;

•	the performance by KEG, in all material respects, of its obligations contained in the Merger Agreement;

•	KEG shall have obtained the consent or approval of each person whose consent or approval is required to consummate the Merger under any contract to which KEG or Merger Sub is a party, except for those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect (as defined below); and

•	the satisfaction (or waiver) of certain other closing conditions.

As used in the Merger Agreement, “Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operation of KEG and its subsidiaries taken as a whole; or (ii) the ability of KEG or Merger Sub to consummate the Merger with in the time frame contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on KEG or its subsidiaries, or (y) general changes in the industries in which KEG and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect KEG and its subsidiaries to a greater extent than they affect other entities operating in such industries.

The obligations of KEG to effect the Merger are subject to the satisfaction or waiver on or prior to the effective time of the Merger of the following additional conditions:

•	the representations and warranties of the Company contained in the Merger Agreement being true and correct at and as of the Effective Time as if made at and as of such date;

•	the performance by us, in all material respects, of our obligations contained in the Merger Agreement;

•	we shall have obtained the consent or approval of each person whose consent or approval is required under a material contract except for those for which the failure to obtain such consent or approval, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect;

•	KEG shall have entered into a purchase agreement with Mr. Moersdorf to purchase the Moersdorf Stock immediately prior to the effective time of the Merger pursuant to the proposed form of stock purchase agreement and terms of the $2,000,000 promissory note attached as Appendix E to this proxy statement;

•	there is no pending or threatened action or proceeding asserted by any governmental authority challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or seeking to require KEG or any of its subsidiaries or affiliates to effect an Action of Divesture that would reasonably be likely to adversely and materially impact KEG and its subsidiaries taken as a whole, the Company and its subsidiaries taken as a whole, or the benefit KEG expects to derive from the Merger and the transactions contemplated by the Merger Agreement;

•	KEG shall not have delivered written notice of termination of the Merger Agreement based upon an adjustment to the merger consideration resulting in a projected merger consideration of less than $3.35 per share of Applied Innovation common stock;

•	no Company Material Adverse Effect shall have occurred since the date of the Merger Agreement and be continuing as of the effective time of the Merger; and

•	the satisfaction (or waiver) of certain other closing conditions.

Expenses and Termination Fee

Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the Merger shall be paid by the party incurring such expenses.

If the Merger Agreement is terminated by (i) KEG and Merger Sub because we failed to include our recommendation to our stockholders to approve and adopt the Merger Agreement and the Merger in this proxy statement; we withdraw, modify or change, or propose or announce any intention to withdraw, modify or change, in a manner material and adverse to KEG or Merger Sub, such recommendation; if we approve or recommend, or announce any intention to approve or recommend, a Competing Transaction; if our Board of Directors fails to timely affirm (publicly if so requested) its recommendation to the stockholders to vote in favor of the approval of the Merger Agreement and the Merger within ten business days after KEG requests in writing that such recommendation be affirmed; if our Board of Directors enters into, or the Company enters into, any letter of intent or similar document or any contract accepting any Competing Transaction or our Board of Directors fails to reject a proposal for a Competing Transaction or to recommend against a proposal for a Competing Transaction in a filing made with the SEC pursuant to Rule 14d-9 or 14e-2 under the Securities Exchange Act within ten business days after such proposal is received by or on behalf of the Company or such transaction has been launched, as the case may be; our Board of Directors fails to comply, or the Company, its subsidiaries or its representatives fail to comply, with certain of the Company’s obligations to duly call, give notice of, convene and hold the special meeting or to not solicit or enter into Competing Transactions, or (ii) by us in connection with entering into a definitive agreement to effect a Competing Transaction, we will pay KEG a termination fee of $1,000,000.

If the Merger Agreement is terminated by KEG due to our breach in any material respect of our representations and warranties in the Merger Agreement, and such breach was not cured before the Drop Dead Date, we will reimburse KEG for all of its expenses (but not in excess of $500,000 in the aggregate) incurred in connection with Merger Agreement and the Merger.

If the Merger Agreement is terminated by us if the Merger has not occurred as a result of KEG or Merger Sub’s failure to effect the consummation of the Merger within two business days following the date that all closing conditions have been satisfied, KEG will pay us a termination fee of $1,000,000.

If the Merger Agreement is terminated by us due to KEG or Merger Sub’s breach in any material respect of their representations and warranties in the Merger Agreement, and such breach was not cured before the Drop Dead Date, KEG will reimburse us for all of our expenses (but not in excess of $500,000 in the aggregate) incurred in connection with Merger Agreement and the Merger.

Termination

The Merger Agreement provides that it may be terminated and the transactions contemplated thereby abandoned at any time prior to the effective time of the Merger:

•	by mutual consent;

•	by either KEG or us, if, upon a vote at our special meeting, our stockholders do not approve the Merger Agreement and the Merger;

•	by either KEG or us, if the other party materially breaches any representation, warranty or covenant contained in the Merger Agreement, which breach would cause a material adverse effect, subject to a right to cure;

•	by either KEG or us, if the closing shall not have occurred on or before the Drop Dead Date;

•	by either KEG or us, if a governmental authority has issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, which order, decree, ruling or other action is final and nonappealable;

•	by KEG, if our Board of Directors fails to include a recommendation in this proxy statement that our stockholders vote in favor of the Merger Agreement and the Merger, withdraws, modifies or changes, or proposes or announces any intention to withdraw, modify or change, in a manner material and adverse to KEG or Merger Sub, such recommendation or approves or recommends, or announces any intention to approve or recommend, any Competing Transaction;

•	by us, in connection with entering into a definitive agreement to effect a Superior Proposal provided we provide KEG with appropriate notice of our decision to terminate, along with payment of a $1,000,000 termination fee;

•	by KEG, if the effective time of the Merger shall not have occurred as a result of our failure to consummate the Merger within two business days following the satisfaction (or waiver) of all closing conditions; or

•	by us, if the effective time of the Merger shall not have occurred as a result of KEG or Merger Sub’s failure to consummate the Merger within two business days following the satisfaction (or waiver) of all closing conditions.

Specific Performance

The parties agreed that the terms of the Merger Agreement relating to acquisition proposals, including but not limited to the restrictions on Applied Innovation’s ability to solicit proposals, Applied Innovation’s obligation to notify KEG of acquisition proposals, Applied Innovation’s obligations with respect to superior offers, and Applied Innovation’s ability to terminate the Merger Agreement or change its recommendation to its stockholders, are subject to specific performance and claims for injunctive relief by KEG.

Amendment and Waiver

The Merger Agreement may be amended by the parties thereto at any time before or after approval and adoption of the Merger Agreement and the Merger by our stockholders, but, after any such approval and adoption, no amendment will be made that would reduce the amount or change the type of consideration in which each share will be converted upon consummation of the Merger.

II.  Support Agreements

In connection with the Merger Agreement, KEG entered into support agreements, dated February 22, 2007, with each of Gerard B. Moersdorf, Jr. and Linda S. Moersdorf in their capacities as stockholders of Applied Innovation. The following summary describes the material provisions of the support agreements. This summary is qualified in its entirety by reference to the forms of support agreements attached to this proxy statement as Appendix C and Appendix D and which are incorporated in this proxy statement by reference. Provisions of the support agreements are complicated and are not easily summarized. You are encouraged to read the forms of support agreements in their entirety for a more complete understanding.

Pursuant to these support agreements, each stockholder agreed:

•	not to cause or permit the transfer of any of the shares of Applied Innovation common stock that they beneficially own or enter into any agreements relating to their shares, except:

•	using already-owned shares either to pay the exercise price upon exercise of a stock option or to satisfy the option holder’s tax withholding obligation upon exercise of a stock option, or

•	transferring their shares to affiliates, immediate family members or charitable organizations, provided that the recipient agrees to be bound by the support agreement and the related proxy;

•	not to deposit, or permit the deposit of, any of their shares of Applied Innovation common stock in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of their obligations under the support agreement;

•	at every meeting of the stockholders of Applied Innovation or every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Applied Innovation, to vote their shares as follows:

•	in favor of the adoption of the Merger Agreement and each of the other transactions contemplated therein;

•	against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transaction contemplated by the Merger Agreement; and

•	against any action that is intended to, or could reasonably be expected to, impede, interfere with, delay, or adversely affect the Merger including, but not limited to: any other merger; any sale, lease or transfer of significant assets; any reorganization, recapitalization, dissolution, liquidation or winding up; and any material change in the capitalization of Applied Innovation or its subsidiaries;

•	to cause their shares to be counted as present for purposes of establishing a quorum;

•	not to enter into any inconsistent voting agreement or understanding;

•	not to exercise their dissenters’ rights or to demand appraisal of any of their shares of Applied Innovation; and

•	to deliver an irrevocable proxy to KEG with respect to their shares of Applied Innovation.

Notwithstanding any provision of the support agreements, nothing therein will limit or restrict a stockholder who is a director or officer of Applied Innovation from acting in such capacity or voting in his or her capacity as a director of Applied Innovation.

The support agreements terminate on the earlier to occur of (i) such date and time as the Merger Agreement has been terminated according to its terms, (ii) such date and time as the Merger shall become effective, or (iii) February 22, 2008.

III.  Stock Purchase Agreement

The Merger Agreement contemplates that pursuant to a separate purchase agreement to be entered into between KEG and Gerard B. Moersdorf, Jr., the Chairman of the Board of Applied Innovation, KEG will, immediately prior to the effective time of the Merger, purchase $2,000,000 of the Applied Innovation common stock owned by Mr. Moersdorf (the “Moersdorf Stock”) at the same price per share as determined under the Merger Agreement. The following summary describes the material provisions of the stock purchase agreement and form of promissory note to be used to purchase the Moersdorf Stock. This summary is qualified in its entirety by reference to the forms of stock purchase agreement and promissory note attached to this proxy statement as Appendix E and which are incorporated in this proxy statement by reference. You are encouraged to read the forms of stock purchase agreement and form of promissory note in their entirety for a more complete understanding.

Pursuant to the stock purchase agreement and promissory note, KEG and Mr. Moersdorf agreed:

•	KEG would purchase from Mr. Moersdorf immediately prior to the effective time of the Merger $2,000,000 of certain unregistered shares of Company common stock owned by him at a per share price as determined under the Merger Agreement.

•	KEG will pay for such shares of Company common stock with a $2,000,000 promissory note payable to Mr. Moersdorf, together with interest accruing from the date of the promissory note at 10% per annum.

•	Principal payments of $500,000 each are to be paid under the promissory note on the first and second anniversary of the promissory note and the outstanding principal balance and all accrued and unpaid interest and any other fees and expenses are to be paid on the third anniversary of the promissory note.

•	The promissory note is subordinate to KEG’s credit facility used to fund the merger consideration pursuant to the Merger Agreement and will contain certain events of default that will permit Mr. Moersdorf, upon written notice to KEG, to declare all or a portion of the obligations evidenced by the promissory note immediately due and payable. Events of default include, but are not limited to, the failure of KEG to pay when due any obligations evidenced by the promissory note, the insolvency of, or appointment of a receiver, trustee, custodian or liquidator of property, or the general assignment for the benefit of creditors, by KEG, the filing by KEG of a voluntary petition in bankruptcy or similar relief relating to bankruptcy, insolvency or reorganization, the breach by KEG of any covenants or requirements contained in the promissory note, any breach of a warranty or representation made by KEG in the promissory note, any change of control of KEG or the acceleration of any senior indebtedness.

MARKET PRICE OF THE COMPANY’S STOCK

Our common stock is quoted on Nasdaq under the symbol “AINN.” The following table sets forth the high and low closing sales prices per share of our common stock on Nasdaq for the periods indicated.

Market Information

	High	Low

Fiscal Year Ended
December 31, 2005
Quarter ended March 31, 2005	$4.02	$3.28
Quarter ended June 30, 2005	$4.96	$3.43
Quarter ended September 30, 2005	$5.37	$3.84
Quarter ended December 31, 2005	$3.91	$3.20
Fiscal Year Ended
December 31, 2006
Quarter ended March 31, 2006	$4.40	$3.21
Quarter ended June 30, 2006	$4.50	$3.53
Quarter ended September 30, 2006	$3.90	$3.01
Quarter ended December 31, 2006	$3.46	$3.05
Fiscal Year 2007
Through March 7, 2007	$3.37	$3.11

The closing sale price of our common stock on Nasdaq on February 22, 2007, which was the last trading day before we announced the Merger, was $3.20 per share, compared to which the merger consideration, without taking into account a final adjustment in our combined adjusted working capital, represents a premium of 8%.

On [ • ], the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on Nasdaq was $[ • ] per share. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

As of [ • ], there were [ • ] registered holders of the Company’s common stock, although we believe that the number of beneficial owners of our common stock is substantially greater.

DIVIDEND POLICY

We intend to retain any future earnings for use in our business and do not intend to pay cash dividends in the foreseeable future. The payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend, among other things, upon future earnings, operations, capital requirements, restrictions in financing agreements, our general financial condition and general business conditions. In addition, the payment of dividends is prohibited by the terms of the Merger Agreement, except with KEG’s prior written consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s common stock as of February 21, 2007, by:

•	each current director of the Company;

•	the principal executive officer of the Company;

•	the other executive officers of the Company;

•	all executive officers and directors of the Company as a group; and

•	each other person known to the Company to own beneficially more than five percent of the Company’s outstanding common stock.

Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company.

The Company has determined beneficial ownership in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock of the Company that are subject to stock options that are either currently exercisable or exercisable within 60 days following February 21, 2007 (including all shares subject to stock options that will be exercisable at the effective time of the Merger). These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. However, these shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, to the Company’s knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder, and no such securities have been pledged to a third party. Unless a footnote indicates otherwise, the address of each person listed below is c/o Applied Innovation Inc., 5800 Innovation Drive, Dublin, Ohio 43016. As of [ • ], there were [ • ] shares of common stock of the Company outstanding.

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned(1)	Beneficially Owned(2)

5% Beneficial Owners(3)
Linda S. Moersdorf(4)	2,122,779	13.9%
FMR Corp.(5)	1,027,232	6.7%
82 Devonshire Street Boston, Massachusetts 02109
Systematic Financial Management, L.P.(6)	1,000,712	6.6%
300 Frank W. Burr Blvd. Glenpointe East, 7th Floor Teaneck, NJ 07666
Thomas G. Berlin(7)	929,139	6.1%
Berlin Financial, Ltd. 1325 Carnegie Ave. Cleveland, OH 44115
Directors and Officers
Julia A. Fratianne(8)	6,000	*
Thomas W. Huseby(9)	49,000	*
Kenneth E. Jones(10)	10,000	*
Eric W. Langille(11)	69,738	*
William H. Largent(12)	45,000	*
Curtis A. Loveland(13)	74,600	*
Gerard B. Moersdorf, Jr.(14)	5,629,129	36.8%
Alexander B. Trevor(15)	48,000	*
All directors and executive officers as a group (8 persons)(16)	5,931,467	38.2%

(1)	For purposes of the above table, a person is considered to “beneficially own” any shares with respect to which he exercises sole or shared voting or investment power or as to which he has the right to acquire the beneficial ownership within 60 days of February 21, 2007. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of that person’s household.

(2)	“Percentage of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on February 21, 2007, plus the number of shares such person has the right to acquire within 60 days of February 21, 2007. An “*” indicates less than 1%.

(3)	Gerard B. Moersdorf, Jr. is also a 5% beneficial owner, but he is included under the Directors and Officers heading.

(4)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2004, and Ms. Moersdorf’s Section 16(a) reports under the Securities Exchange Act of 1934, as amended.

(5)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007, by FMR Corp. (“FMR”), Edward C. Johnson 3d, Fidelity Management & Research Company (“Fidelity”) and Fidelity Low Priced Stock Fund (“Fidelity Fund”). Fidelity is a wholly-owned subsidiary of FMR and, as an investment advisor, deemed to beneficially own 1,027,232 shares or approximately 6.7% of the Company’s common stock as a result of acting as investment advisor to various investment companies including the Fidelity Fund, which is deemed to beneficially own 1,027,232 shares or approximately 6.7% of the Company’s common stock. Mr. Johnson, along with other members of the Johnson family, through their ownership of Class B voting common stock of FMR and the execution of a shareholders’ voting agreement, are deemed to be a controlling group under the Investment Company Act of 1940 with respect to FMR and, thus, Mr. Johnson is deemed to beneficially own 1,027,232 shares or 6.7% of the Company’s common stock.

(6)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007.

(7)	Based on information contained in a Schedule 13D/A, filed with the Securities and Exchange Commission on February 13, 2007 by Thomas G. Berlin (“Mr. Berlin”), who is the managing member of the general partner of Berlin Capital Growth, L.P. (“Berlin Capital Growth”) and the managing member of various privately managed accounts (the “Privately Managed Accounts”). Mr. Berlin shares voting and dispositive power with Berlin Capital Growth, which holds 311,877 shares and the Privately Managed Accounts, which collectively hold 617,262 shares of the Company’s common stock.

(8)	Includes 6,000 shares which may be purchased under stock options exercisable within 60 days of February 21, 2007.

(9)	Includes 46,000 shares which may be purchased under stock options exercisable within 60 days of February 21, 2007.

(10)	Includes 10,000 shares which may be purchased under stock options exercisable within 60 days of February 21, 2007.

(11)	Includes 68,000 shares which may be purchased under stock options exercisable within 60 days of February 21, 2007.

(12)	Includes 44,000 shares which may be purchased under stock options exercisable within 60 days of February 21, 2007.

(13)	Includes 46,000 shares which may be purchased under stock options exercisable within 60 days of February 21, 2007 and 600 shares held in Mr. Loveland’s IRA.

(14)	Includes 1,062 shares held in Mr. Moersdorf, Jr.’s IRA and 10,000 shares which may be purchased under stock options exercisable within 60 days of February 21, 2007. Under the rules of the Securities and Exchange Commission, Mr. Moersdorf, Jr.’s beneficial ownership of 5,629,129 shares also includes 2,121,716 shares held directly by his former spouse, Linda S. Moersdorf, and 1,063 shares held by Linda S. Moersdorf in her IRA because he has been granted an irrevocable proxy to vote such shares. Mr. Moersdorf, Jr. disclaims ownership of these shares in which he has no pecuniary interest. Mr. Moersdorf, Jr. is also deemed to beneficially own 185,100 shares held by a Voting Trust for the benefit of Mr. Moersdorf, Jr.’s children because he has been granted the right to vote such shares as Trustee of the Voting Trust.

(15)	Includes 46,000 shares which may be purchased under stock options exercisable within 60 days of February 21, 2007.

(16)	Includes 276,000 shares which may be purchased under stock options exercisable within 60 days of February 21, 2007.

Dissenters’ Rights of Appraisal

All of the shares our common stock outstanding immediately prior to the effective time of the Merger and that are held by our stockholders who have neither voted in favor of the Merger Agreement and the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of our common stock in accordance with Section 262 of the Delaware General Corporation Law shall not be converted into, or represent the right to receive, the Merger consideration. Strict compliance with the various technical requirements will be required. Failure to follow precisely any of the statutory requirements may result in the loss of a stockholder’s appraisal rights. A copy of Section 262 is attached hereto as Appendix F and is incorporated herein by reference.

This description is only a brief summary of the material provisions of the Delaware statutory procedures a stockholder must follow in order to seek and perfect appraisal rights. If you wish to consider exercising your appraisal rights, you should carefully review the accompanying text of Section 262, because failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Section 262 requires each stockholder electing to demand the appraisal of such stockholder’s shares of our common stock to deliver to the Company, before the special meeting, a written demand for appraisal of such shares. Such demand must reasonably inform us of the identity of the holder of record of our common stock who intends to demand appraisal of his, her or its shares of common stock. A proxy or vote against the proposal to adopt and approve the Merger Agreement and the Merger shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand.

If a stockholder fails to properly and timely demand appraisal and the Merger is consummated, then such stockholder will be entitled to receive payment for such stockholder’s shares of our common stock as provided in the Merger Agreement, and such stockholder will have no appraisal rights with respect to such stockholder’s shares of our common stock.

All demands for appraisal should be delivered in writing to the Secretary of the Company at 5800 Innovation Drive, Dublin, OH 43016, before the taking of the vote on the Merger Agreement and the Merger at the special meeting. To be effective, a demand for appraisal by a stockholder must be made and executed by and on behalf of, and in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). The demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in some cases, have the registered owner submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee of others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners while not exercising the right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If a stockholder holds shares of our common stock in a brokerage account or in other nominee form and the stockholder wishes to exercise appraisal rights, the stockholder should consult with his or her broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the Surviving Corporation will send a notice to each stockholder who has demanded appraisal of such holder’s shares of our common stock (so long as such holder is entitled to appraisal rights) informing such holder of the Effective Time. At any time within 60 days after the effective time of the Merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the Merger Consideration set forth in the Merger Agreement for that stockholder’s shares of our common stock. Within 120 days after the effective time of the Merger, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation has no obligation to file such a petition if there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us as the Surviving Corporation, then we will be obligated, within 20 days after receiving service of a copy of the petition, to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to stockholders who have demanded appraisal, the Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and have therefore become entitled to appraisal under Section 262. The Court of Chancery may require stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Court of Chancery will appraise the shares, determining their “fair value” exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When that fair value is determined, the Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares. The Court of Chancery may determine to direct the Surviving Corporation to pay interest on the fair value accrued while the appraisal proceeding was pending to stockholders who exercised their appraisal rights.

In determining fair value, the Court of Chancery is required to take into account all relevant factors. A stockholder should be aware that the fair value of such stockholder’s shares as determined under Section 262 could be more or less than, or the same as, the value that the stockholder is entitled to receive under the Merger Agreement (without appraisal).

Costs of the appraisal proceeding may be imposed on the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to appraisal.

Any stockholder who has demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to such shares, other than with respect to payment as of a record date prior to the effective time of the Merger, or the stockholder delivers a written withdrawal of that stockholder’s demand for appraisal within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the Merger consideration for shares of our common stock pursuant to the Merger Agreement (without interest), subject to the terms and conditions of the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time of the Merger.

In view of the complexity of Section 262, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Applied Innovation from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Applied Innovation Inc., Attn: Julia A. Fratianne, 5800 Innovation Drive, Dublin, Ohio 43016, telephone: (614) 798-2000.

You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by [ • ] in order to receive them before the Special Meeting. See “Where You Can Find More Information” on [     ] .

PROPOSAL 1

Approval of the Merger Agreement and the Merger

Proposal 1 is to approve and adopt the Merger Agreement and the Merger.

Overview

The Merger Agreement provides that Merger Sub, a wholly-owned subsidiary of KEG, will merge with and into Applied Innovation, wherein all of the outstanding shares of our common stock, except for shares owned by KEG or Merger Sub, or dissenting shares, will be exchanged for $3.45 in cash, without interest, subject to a potential final upward or downward adjustment for changes in Applied Innovation’s combined adjusted working capital as of the effective time of the Merger.

Reasons for the Proposed Merger

We believe the Merger is in the best interests of our stockholders because of the value of the merger consideration to be paid to our stockholders, as well as the consideration is in cash, providing certainty of value, and that the Merger is more favorable to the stockholders than any other alternative reasonably available to us and the stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares of Applied Innovation common stock voting in person or by proxy at the special meeting is required to approve this proposal.

Our Board of Directors Unanimously Recommends a Vote “FOR” the Proposal to Approve and Adopt the Merger Agreement and the Merger.

PROPOSAL 2

Permission of Board of Directors to Adjourn Special Meeting

Proposal to Permit Adjournment of Special Meeting

The proposals set forth in this proxy statement are conditions precedent to the closing of the Merger and the other transactions contemplated by the Merger Agreement. Our Board of Directors believes such proposal is in the best interest of our Company and our stockholders. Accordingly, our Board of Directors is seeking stockholder approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies because there are not sufficient votes available at the special meeting to approve the proposals set forth in the proxy statement.

Vote Required

The affirmative vote of the holders of a majority of the shares of Applied Innovation common stock present and entitled to vote at the special meeting is required to approve the proposal to allow our directors to adjourn the special meeting to solicit additional proxies.

Our Board of Directors Unanimously Recommends a Vote “FOR” the Proposal to Allow the Board to Adjourn the Special Meeting.

* * *

Please note that our stockholders must approve Proposal 1 for the transactions contemplated by the Merger Agreement to close.

STOCKHOLDER PROPOSALS

We intend to hold an annual meeting in 2007 only if the Merger is not completed. Any stockholder proposal to be considered by us for inclusion in the proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders, if such meeting is held, must have been received by our Secretary at our corporate headquarters, 5800 Innovation Drive, Dublin, Ohio 43016, no later than [ • ], 2007. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at the Company’s 2007 annual meeting, if such meeting is held, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company after [ • ], 2007. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware.

OTHER BUSINESS

We do not expect other business to be transacted at the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that important business and financial information about us can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in any document that we later file with the SEC.

This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about us.

Applied Innovation SEC Filings	Period and Date Filed

Annual Report on Form 10-K	Year ended December 31, 2005 (filed March 20, 2006)
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006 (filed May 12, 2006); June 30, 2006 (filed August 11, 2006); and September 30, 2006 (filed November 13, 2006)

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC, or the SEC’s Internet web site as set forth below. You may obtain documents we incorporate by reference from us without charge, other than exhibits, except for those that we have specifically incorporated by reference in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:

Applied Innovation Inc.
Attn: Julia Fratianne, Chief Financial Officer
5800 Innovation Drive
Dublin, Ohio 43016
(614) 798-2000

If you would like to request documents, please do so by [ • ], to receive the documents before the special meeting. We will send you any of these documents within one business day of your request by first class mail.

You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Applied Innovation, who file electronically with the SEC. The address of the site is http://www.sec.gov. Except as specifically incorporated by reference into this proxy statement, information on the Securities and Exchange Commission’s web site is not part of this proxy statement.

Information on Applied Innovation Website

Information on any Applied Innovation Internet website is not part of this document and you should not rely on that information in deciding whether to approve the Merger Agreement and the Merger, unless that information is also included in this document or in a document that is incorporated by reference in this document.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

KEG Holdings, Inc.

Buckeye Merger Co.

and

Applied Innovation Inc.

Dated as of February 22, 2007

Appendix A

A-i

A-ii

Page

Section 9.8	Governing Law	A-43
Section 9.9	Headings	A-43
Section 9.10	Counterparts	A-43
Section 9.11	Company Disclosure Schedule	A-43

COMPANY DISCLOSURE SCHEDULE

Section 3.1(a)	Organization and Qualifications
Section 3.1(b)	Subsidiaries
Section 3.3(a)	Capitalization
Section 3.3(b)	Ownership of Subsidiaries
Section 3.5(a)	Conflicts
Section 3.5(b)	Required Consents
Section 3.6(a)	Permits
Section 3.6(b)	Proceedings
Section 3.7(c)	Undisclosed Liabilities
Section 3.8	Material Changes and Events
Section 3.9	Litigation
Section 3.10(a)	Employee Benefit Plans
Section 3.10(c)	U.S. Benefit Plans
Section 3.10(d)	Operation of Plans
Section 3.10(e)	Qualified Plans
Section 3.10(j)	Nonqualified Deferred Compensation Plans
Section 3.11(a)	Employees
Section 3.11(b)	Collective Bargaining Agreements
Section 3.11(c)	Certain Employee Matters
Section 3.12(a)(i)	List of Certain Owned Intellectual Property
Section 3.12(a)(ii)	List of Licensed Intellectual Property
Section 3.12(a)(iii)	List of Licensed Technology
Section 3.12(b)(i)	Ownership of Owned Intellectual Property and Technology
Section 3.12(b)(ii)	Owned Intellectual Property and Material Licensed Intellectual Property
Section 3.12(c)	Certain Intellectual Property Matters
Section 3.12(d)	No Infringement
Section 3.12(e)	Impairment of Intellectual Property
Section 3.12(f)	No Wrongful Disclosure
Section 3.12(g)	Public Software and Open Source
Section 3.12(h)	Source Code
Section 3.12(i)	Licenses, Sublicenses, Confidential Disclosure Agreements, Etc.
Section 3.12(j)	Agreements Regarding Company Intellectual Property and Technology
Section 3.13(a)(i)	Waivers of Taxes
Section 3.13(a)(ii)	Affiliated Tax Group
Section 3.13(d)	Certain Tax Matters
Section 3.13(e)	Deferred Taxes
Section 3.13(g)	Additional Payments

A-iii

Section 3.14	Environmental Matters
Section 3.15(a)	Material Contracts
Section 3.15(b)	Interested Person and Significant Stockholder Transactions
Section 3.16	Insurance
Section 3.17(a)(i)	Owned and Leased Real Property
Section 3.17(a)(ii)	Lease Defaults
Section 3.18	Title to Assets
Section 3.19	Restrictions on Business Activities
Section 3.20	Customers
Section 5.1	Conduct of Business
Section 5.1(f)	Designated Open Employment Positions
Section 9.3(a)(xxvi)	Products

A-iv

AGREEMENT AND PLAN OF MERGER, dated as of February 22, 2007 (this “Agreement”), among KEG Holdings, Inc., an Oregon corporation (“Parent”), Buckeye Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Applied Innovation Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Shares”), not owned directly or indirectly by Parent or the Company, will be exchanged for $3.45 in cash (the “Merger Consideration”).

WHEREAS, Gerard B. Moersdorf, Jr. (“Gerry Moersdorf”) and Parent have entered into a voting and support agreement as of the date hereof in which Gerry Moersdorf has agreed to certain restrictions with respect to the transfer of shares of the Company stock beneficially owned by him and has agreed to vote shares of the Company for which he holds voting power in favor of the Merger and to otherwise support the transactions contemplated by this Agreement (the “Gerry Moersdorf Support Agreement”).

WHEREAS, Linda S. Moersdorf (“Linda Moersdorf”) and Parent have entered into a voting and support agreement as of the date hereof in which Linda Moersdorf has agreed to certain restrictions with respect to the transfer of shares of the Company stock beneficially owned by her and has agreed to vote shares of the Company for which she holds voting power in favor of the Merger and to otherwise support the transactions contemplated by this Agreement (the “Linda Moersdorf Support Agreement,” together with the Gerry Moersdorf Support Agreement, the “Support Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the satisfaction of the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2  Effective Time.  As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger (in either case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger, being the “Effective Time”).

Section 1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4  Certificate of Incorporation; By-laws.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended in the Merger to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that such Certificate of Incorporation shall be amended to provide the name of the Surviving Corporation shall be Applied Innovation Inc.), and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

(b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

Section 1.5  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.1  Conversion of Securities.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3(a) below)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.4, of the certificate that formerly evidenced such Share;

(b) each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired and cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) The “Merger Consideration” shall be an amount equal to $3.45 per Share; provided that, if at Effective Time (or on the Target Effective Time, if there is a dispute requiring a resolution by the Accounting Arbitrator pursuant to Section 2.1(e)) the Company’s Combined Adjusted Working Capital (as defined below) is less than $36,955,448 or more than $37,955,448, then the Merger Consideration shall be adjusted as provided in Section 2.1(d)(ii) or 2.1(d)(iii), as applicable. If the Combined Adjusted Working Capital at the Effective Time (or the Target Effective Time, if there is a dispute requiring a resolution by the Accounting Arbitrator pursuant to Section 2.1(e)) is equal to or more than $36,955,448, but still equal to or less than $37,955,448, then the Merger Consideration shall not be adjusted and shall be an amount equal to $3.45 per Share.

(i) For purposes of this Agreement, the “Combined Adjusted Working Capital” of the Company at the Effective Time (or on the Target Effective Time, if there is a dispute requiring a resolution by the Accounting Arbitrator pursuant to Section 2.1(e)) shall be an amount equal to the Company’s Total Current Assets, plus the Company’s Investments, less the Company’s Total Liabilities, as consistently reported in the Company’s financial statements filed quarterly with the SEC and as prepared monthly by the Company. For the year ended December 31, 2006, as reported in the Company’s Form 8-K filed February 16, 2007, the Total Current Assets were $31,282,000, Investments were $11,548,000 and Total Liabilities were $4,007,000.

(A) “Current Assets” consist of the Company’s cash and cash equivalents, short-term investments, accounts receivable, inventory, other current assets and deferred income taxes, all as determined in accordance with GAAP and calculated in accordance with the methodology used to prepare the Company’s December 31, 2006 Consolidated Balance Sheets plus (i) any amounts paid or accrued for the purchase of the extended reporting period endorsement under the Company’s existing directors and officers’ liability insurance coverage as contemplated by Section 6.6(c) hereof and (ii) any deferred income Taxes classified “as long-term” in accordance with GAAP; provided that Current Assets will exclude (x) cash generated subsequent to December 31, 2006 from the exercise of stock options and (y) any surrender, liquidation, termination or other value associated with the “key man” life insurance policies for the benefit of the Company, whether or not such policy is surrendered, liquidated or otherwise terminated.

(B) “Investments” consist of the Company’s long-term investments as determined in accordance with GAAP and calculated in accordance with the methodology used to prepare the Company’s December 31, 2006 Consolidated Balance Sheets.

(C) “Total Liabilities” consist of the Company’s accounts payable, accrued expenses (including warranty, payroll and related expenses, restructuring, income taxes payable, taxes other than income taxes and other accrued expenses), deferred revenue and deferred income taxes provided that Total Liabilities will include all Expenses of the Company, including without limitation, SEC fees, Stockholders’ Meeting expenses, and any success fees).

(ii) If the Company’s estimated Combined Adjusted Working Capital at the Effective Time (or on the Target Effective Time, if there is a dispute requiring a resolution by the Accounting Arbitrator pursuant to Section 2.1(e)) is less than $36,955,448, then the Merger Consideration shall be adjusted to equal an amount per share equal to: ($3.45 multiplied by the Closing Shares Outstanding) minus ($36,955,448 minus the Combined Adjusted Working Capital) divided by the Closing Shares Outstanding, rounded to two decimal places; provided, however, that if the projected Merger Consideration resulting from such calculation would be less than $3.35 per Share, then Parent and Merger Sub may terminate this Agreement by delivering written notice to the Company.

(iii) If the Company’s estimated Combined Adjusted Working Capital at the Effective Time is greater than $37,955,448, then the Merger Consideration shall be adjusted to equal an amount per share equal to: ($3.45 multiplied by the Closing Shares Outstanding) plus (the Combined Adjusted Working Capital minus $37,955,448) divided by the Closing Shares Outstanding, rounded to two decimal places.

(e) At least ten business days prior to the date of the Stockholders’ Meeting, the Company shall prepare and deliver to Parent an estimated balance sheet and income statement of the Company as of the Effective Time (the “Estimated Effective Time Balance Sheet”). The Estimated Effective Time Balance Sheet shall be prepared in accordance with the definitions set forth in Section 2.1(d), and shall be prepared according to GAAP, consistent with the Company’s past practices used to prepare the Company’s December 31, 2006 Consolidated Balance Sheet. The Estimated Effective Time Balance Sheet shall include a separate schedule containing a calculation of the Company’s estimated Combined Adjusted Working Capital as of the target date for the Effective Time, which shall be the first business day following the satisfaction or waiver of the conditions set forth in Article VII of this Agreement (the “Target Effective Time”). If the Parent disagrees with the Estimated Effective Time Balance Sheet, the Parent shall present any objections or comments in writing to the Company within two business days of receipt of the Estimated Effective Time Balance Sheet, specifying in reasonable detail any objections thereto (the “Dispute Notice”). If the parties are unable to resolve informally matters that are the subject of the Dispute Notice, then the parties agree that the accounting firm of Deloitte & Touche LLP shall be appointed accounting arbitrator (the “Accounting Arbitrator”) to make a resolution of the items contained in the Dispute Notice. The Accounting Arbitrator shall be directed to make a resolution prior to the date of the Stockholders’ Meeting limited to those areas at issue in the Dispute Notice, and such resolution shall be conclusive and binding on all parties and shall be used in calculating the Company’s estimated Combined Working Capital as of the Target Effective Time and for purposes of making any adjustment to the Merger Consideration as specified in Section 2.1(d).

Section 2.2  Treatment of Options and Other Equity Awards.

(a) The Company has awarded stock options under (i) the Company’s 1996 Stock Option Plan and (ii) the Company’s 2001 Stock Option Plan (as amended through the date of this Agreement, collectively referred to as the “Company Stock Plans”). Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time) subject to the terms of Section 2.2(b) to (A) terminate the Company Stock Plans and (B) cancel, as of the Effective Time, each outstanding option to purchase shares of Company Common Stock (as defined in Section 3.3(a) below) granted under the Company Stock Plans (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to the Company or any Subsidiary).

(b) As of the Effective Time, each holder of a Company Stock Option immediately prior to the Effective Time shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment. No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.

(c) If any Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Company Unvested Shares”), then the Merger Consideration otherwise payable with respect to such Company Unvested Shares pursuant to the provisions of Section 2.1 shall be withheld and retained by Parent and shall be subject to permanent retention by Parent (i.e., forfeiture by the former holder of such Company Unvested Shares) on the same terms that governed such Company Unvested Shares prior to the Effective Time. Parent shall hold the Merger Consideration so withheld until such Merger Consideration is no longer subject to the possibility of permanent retention by Parent, at which time such withheld Merger Consideration will be paid by Parent to the former holder of the applicable Company Unvested Shares as promptly as practicable.

Section 2.3  Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.4, of the certificate or certificates that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Any communications to be made by the Company to any holder of Company Common Stock with respect to such demands shall be prepared in advance in cooperation with Parent.

Section 2.4  Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as agent (the “Exchange Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a) and shall deposit with the Exchange Agent cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation. As soon as reasonably practicable after the Effective Time, the Exchange Agent, pursuant to irrevocable instructions, shall deliver the aggregate Merger Consideration to be paid pursuant to Section 2.1(a) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.1(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Merger Sub that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(c) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds which had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Law.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1  Organization and Qualification; Subsidiaries.

(a) Except as set forth in Section 3.1(a) of the company disclosure schedule (the “Company Disclosure Schedule”), each of the Company and its Subsidiaries is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently contemplated to be conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary and the percentage of the outstanding equity interests of each Subsidiary owned by the Company, each other Subsidiary and, to the knowledge of the Company, each other holder of equity, is set forth in Section 3.1(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 3.2  Certificate of Incorporation and By-laws.  The Certificates of Incorporation, By-laws or equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect, and true and correct copies of each of such documents have been delivered or made available to Parent. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 55,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of February 21, 2007, (i) 15,271,126 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company and (iii) 1,205,652 Shares are reserved for future issuance pursuant to outstanding Company Stock Options and other rights (together, the “Company Stock Awards”) granted pursuant to the Company Stock Plans. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.3 or in Section 3.3(a) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character that are binding on the Company or any Subsidiary and that relate to the issued or unissued capital stock of the Company or any Subsidiary or that obligate the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.3(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the number of Shares subject to such Company Stock Award; (iii) the exercise or purchase price of such Company Stock Award; (iv) the date on which such Company Stock Award was granted; (v) the date on which such Company Stock Award expires; and (vi) whether the exercisability of or right to repurchase of such Company Stock Award will be accelerated in any way by the Merger, and indicates the extent of acceleration. All Shares subject to issuance as set forth in this Section 3.3, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as reflected in the Company Stock Plans or as set forth in Section 3.3(a) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Merger. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts.

(b) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.3(b) to the Company Disclosure Schedule, each share that is owned directly or indirectly by the Company is owned by the Company or another Subsidiary free and clear of all security interests, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other Encumbrances (as defined below) of any nature whatsoever.

Section 3.4  Authority Relative to the Merger.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has unanimously (i) approved, adopted and declared advisable this Agreement and the Merger (such approval and adoption having been made in accordance with the DGCL) and (ii) resolved, subject to Section 6.4(c), to recommend that the holders of Shares approve and adopt this Agreement and the Merger. To the knowledge of the Company, no state takeover statute is applicable to the Merger.

Section 3.5  No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained or taken and all filings and obligations described in Section 3.5(b) have been made or fulfilled, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in Section 3.5(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) any applicable pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

Section 3.6  Permits; Compliance.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case that are material to the Company and its Subsidiaries, taken as a whole, necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

(b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is in compliance in all material respects with (i) all Laws applicable to the Company or each such Subsidiary or by which any property or asset of the Company or each such Subsidiary is bound or affected, or (ii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, Company Permits, franchises or other instruments or obligations to which the Company or each such Subsidiary is a party or by which the Company or each such Subsidiary or any property or asset of the Company or each such Subsidiary is bound. Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, there are no proceedings pending before any Governmental Authority or, to the Company’s knowledge, any pending or threatened inquiries or investigations or threatened proceeding by any Governmental Authority, with respect to the Company or any of its Subsidiaries.

Section 3.7  SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed or furnished by it with the SEC since January 1, 2004 (such forms, reports and other documents, including exhibits and all other information incorporated by reference, including such forms, reports and other documents that the Company may file subsequent to the date hereof, collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in accordance in all material respects with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC. The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to Company SEC Reports which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act. The Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2004, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. The Company and each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market (“Nasdaq”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2004, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Effective Time, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The Company does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Company Financials. The Company has not had any unresolved dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable Legal Requirements and accounting requirements and the Company Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Exchange Act).

(c) Neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP and consistent with the audited consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2006, including the notes thereto (the “Latest Balance Sheet”), except for (i) liabilities and obligations that are incurred in the ordinary course of business consistent with past practice since December 31, 2006, or (ii) as set forth in Section 3.7(c) of the Company Disclosure Schedule.

(d) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any Company SEC Report. The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (iii) provide assurance that transactions are recorded as necessary to permit preparation of Company Financials in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board; (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization; (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries; and (vii) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of Company Financials or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company Board. Neither the Company nor any of its Subsidiaries (including any employee thereof) nor, to the knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of Company Financials or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing. As used in this Section 3.7(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(f) To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(g) Except as set forth in the Company SEC Reports filed on or prior to the date of this Agreement, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.8  Absence of Certain Changes or Events.   Since December 31, 2006, except as set forth in Section 3.8 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been or arisen any event or condition that could reasonably be expected to result in a Company Material Adverse Effect and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.9  Absence of Litigation.   Except as set forth in the Company SEC Reports or in Section 3.9 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (which investigation has been communicated to the Company or of which the Company has knowledge) (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority, except for Actions that, if determined adversely to the Company or any Subsidiary would not result in losses and expenses (including reasonable expenses of counsel) in excess of $100,000 individually and $500,000 in aggregate or otherwise be material to the Company. Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement (an “Order”) with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 3.10  Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, retention, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has (or could have) any obligation or liability or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (individually, a “Plan,” and collectively, the “Plans”). Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, ERISA, the Code or to otherwise comply with applicable Laws.

(b) With respect to all Plans, the Company has delivered or made available to Parent true, correct and complete copies of the following materials (if applicable) (i) the most recent Plan documents and all amendments thereto (or in the case of unwritten Plans, written descriptions thereof), (ii) the last three annual reports (Form 5500 series) filed with respect to such Plan; (iii) all financial statements prepared for (or with respect to) such Plan for the last three years; (iv) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Plan; (v) all contracts and agreements (and any amendments thereto) relating to such Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (vi) the most recent determination letter issued by the IRS with respect to such Plan; (vii) the most recent annual actuarial valuation prepared for such Plan; (viii) all correspondence to or from any Governmental Authority relating to such Plan; (ix) samples of all administrative forms currently in use with respect to such Plan, including, without limitation, all forms and notices issued pursuant to Part 6 or 7 of Subtitle B of Title I of ERISA or section 4980B or 9801 of the Code; and (x) all coverage, nondiscrimination, top heavy and Code section 415 tests performed with respect to such Plan for the last three years.

(c) Neither the Company nor any Subsidiary (including any entity that during the past six years was a Subsidiary) has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, no Plan exists that (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (C) could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Merger (whether alone or in connection with any subsequent event). Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, there is no contract, plan or arrangement covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d) Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, each Plan was properly and legally established and, at all times since inception, has been maintained, administered, operated and funded in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, the Company, the Subsidiaries and, to the knowledge of the Company and its Subsidiaries, all other persons, have properly performed, at all times and in all material respects, all of their duties and obligations (whether arising by operation of Law, by Contract or otherwise) under or with respect to the Plans, including without limitation, all reporting, disclosure and notification obligations, and are not in default in any material respect under or in violation of any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course) and except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, none of the Company or its Subsidiaries have any knowledge of any fact or event that could reasonably be expected to give rise to any such Action. No Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Authority, and, to the knowledge of the Company and the Subsidiaries, no such action is contemplated or under consideration by any Governmental Authority. Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, no material operational or plan failure (within the meaning of

Rev. Proc. 2003-44) exists with respect to any Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has incurred, and to the knowledge of the Company and its Subsidiaries there exists no condition or set of circumstances in connection with which the Company, any Subsidiary or Parent could incur, directly or indirectly, any liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement, with respect to any Plan.

(e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) of the Code, as amended by that legislation commonly referred to as “GUST” and “EGTRRA” and all subsequent legislation, (i) has timely received a favorable determination letter from the Internal Revenue Service (the “IRS”) that the Plan is so qualified and each trust or group annuity contract established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, (ii) has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. Nothing has occurred (and no fact or event exists) or is reasonably expected by the Company or any Subsidiary to occur (or arise) that could adversely effect the qualification of any such Plan or the exemption of any trust or group annuity contract related thereto. No such Plan is a “top-heavy plan,” as defined in Section 416 of the Code.

(f) No transaction or event has occurred or to the knowledge of the Company and its Subsidiaries is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under section 406 or 407 of ERISA or under section 4975 of the Code for which an exemption is not available.

(g) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(h) The Company and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state or local law (the “WARN Act”) and have no liabilities pursuant to the WARN Act determined without regard to any terminations of employment that occur on or after the Effective Time.

(i) Except with respect to one another, neither the Company nor any of the Subsidiaries is, or has ever been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (c) an affiliated service group, within the meaning of Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.

(j) Section 3.10(j) of the Company Disclosure Schedule contains a complete and accurate list of all “nonqualified deferred compensation plans,” (within the meaning of section 409A of the Code) sponsored, maintained or contributed to by the Company or any Subsidiary (or to which the Company or any Subsidiary is (or was) a party) at any time since January 1, 2005. Each such plan has been operated and administered since January 1, 2005 in good faith compliance with section 409A of the Code and any guidance issued by the United States Treasury Department or the IRS thereunder (including, without limitation IRS Notice 2005-1 and the proposed Treasury regulations issued on September 29, 2005), to the extent applicable to such plan. No such plan has been “materially modified” (within the meaning of IRS Notice 2005-1 or Proposed Treasury Regulation section 1.409A 6(a) (4)) at any time after October 3, 2004.

Section 3.11  Labor and Employment Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all employees of the Company and the Subsidiaries as of January 31, 2007 and designates each such employee by the correct employer and business division for which the employee primarily performs services.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. As of the date hereof, the Company has not received notice of any unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date hereof, there is no strike, controversy, slowdown, work stoppage or lockout occurring, or, to the knowledge of the Company, any threat thereof in writing, by or with respect to any employees of the Company or any Subsidiary.

(c) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards asserted or pending with respect to the Company. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, pending before the United States Equal Employment Opportunity Commission or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.

Section 3.12  Intellectual Property.

(a) Section 3.12(a)(i) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Patents and patent applications, (ii) Trademarks and registrations and applications for registration of Trademarks, (iii) registrations and applications for registration of Copyrights, (iv) domain name registrations, in each case, with respect to the foregoing in subsections (i) through (iv), as included in the definition of Owned Intellectual Property. Section 3.12(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all Licensed Intellectual Property. Section 3.12(a)(iii) of the Company Disclosure Schedule sets forth a true and complete list of all Licensed Technology.

(b) Except as set forth in Section 3.12(b)(i) of the Company Disclosure Schedule, the Company or a Subsidiary (i) is the exclusive owner of all right, title and interest in and to all Owned Intellectual Property and Technology (other than the Licensed Technology), free and clear of any Encumbrances and (ii) has a valid right to use all Licensed Intellectual Property and Licensed Technology in the ordinary course of their business as presently conducted. Except as set forth in Section 3.12(b)(ii) of the Company Disclosure Schedule, all Owned Intellectual Property and, to knowledge of the Company, all material Licensed Intellectual Property, are subsisting, valid and enforceable. Except as a result of any agreements, contracts, duties or obligations that Parent or its affiliates are subject to prior to the consummation of the transactions contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement will result in (x) the Parent or any of its affiliates granting to any third party any right to or with respect to any material Intellectual Property owned by, or licensed to, the Parent or any of its affiliates or (ii) Parent or any of its affiliates being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business.

(c) To the knowledge of the Company and its Subsidiaries, the conduct by the Company and the Subsidiaries of their business currently conducted, and the use of the Company Intellectual Property and Technology in connection therewith, do not conflict with, infringe, misappropriate or otherwise violate in any material respect the Intellectual Property rights of any third party. Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, no Actions have been asserted or are pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Company Intellectual Property or Technology, (ii) alleging that any services provided by, processes used by, or Products manufactured or sold by the Company or any Subsidiary infringe, misappropriate or otherwise violate the Intellectual Property right of any third party, (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement; or (iv) challenging the ownership, validity or effectiveness of any Company Intellectual Property or Technology. Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, no Company Intellectual Property or Technology is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or Technology or that would impair the validity or enforceability of such Intellectual Property.

(d) To the knowledge of the Company, except as disclosed in Section 3.12(d) of the Company Disclosure Schedule, no third party is engaging in any unauthorized use of or activity that infringes the Company Intellectual Property or Technology, including, without limitation, any current or former employee of the Company or its Subsidiaries.

(e) The Owned Intellectual Property and the Licensed Intellectual Property constitutes all of the Intellectual Property used or held for use in the conduct of the business of the Company and the Subsidiaries presently conducted, and there are no other material items of Intellectual Property that are used in the conduct of the business of the Company and the Subsidiaries as presently conducted. Except as disclosed in Section 3.12(e) of the Company Disclosure Schedule, the consummation of the Merger will not result in the termination or impairment of any of the Owned Intellectual Property or the right to use any of the Licensed Intellectual Property or Technology or require the payment of additional royalties or fees to third parties for the continued use of the Licensed Intellectual Property or Technology in the business of the Company and the Subsidiaries, as presently conducted.

(f) The Company and each of the Subsidiaries have taken all necessary and appropriate steps to maintain the confidentiality of the trade secrets and other confidential Company Intellectual Property. Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, there have been no wrongful disclosures by the Company or any Subsidiary, or, to the knowledge of the Company, any current or former employee thereof, of any trade secrets and other confidential or proprietary Company Intellectual Property.

(g) Except as set forth on Section 3.12(g) of the Company Disclosure Schedule (which schedule identifies any Public Software, the governing Open Source License the Products of the Company or any Subsidiary which utilizes such Public Software), no Software or Product covered by or embodying any Company Intellectual Property or Technology has been distributed in the last twenty four months or is being distributed, in whole or in part, or was used in the past twenty four months, or is being used in conjunction with any Public Software in a manner which would require that such Software or Product (excluding the original Public Software) be disclosed or distributed in source code form or made available at no charge.

(h) Except as set forth in Section 3.12(h)(i) of the Company Disclosure Schedule, no person claiming by, through or under the Company or any of its Subsidiaries has a copy, or the right to acquire or discover a copy, of any of the source code of the Technology.

(i) Copies of all licenses, sublicenses and other agreements, including confidential disclosure agreements, to which the Company or any of its Subsidiaries is a party or pursuant to which any other person is authorized to use any of the Technology or Company Intellectual Property are listed in Section 3.12(i) of the Company Disclosure Schedule and have been delivered or otherwise made available by the Company to Parent.

(j) Except as set forth in Section 3.12(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have entered into any agreement or offered to indemnify any person against any charge of infringement of any Intellectual Property related to any of the Company Intellectual Property or the Technology.

(k) To the extent that any Company Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for the Company or any of its Subsidiaries and is used in the Company’s or its Subsidiaries’ business, or is incorporated into any of the Products, the Company or one of its Subsidiaries has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment. To the knowledge of the Company, each

Participating Developer has signed the Company’s standard form of assignment and confidentiality agreement, a copy of which standard form has been provided to Parent.

Section 3.13  Taxes.

(a) The Company and the Subsidiaries have timely filed (or caused to be timely filed) all material Tax Returns required to be filed by them and have paid and discharged all material Taxes required to be paid or discharged by them (whether or not shown on such Tax Returns). All such Tax Returns are true, correct and complete in all material respects. Except as set forth in Section 3.13(a)(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. All amounts of Taxes required to be withheld by or with respect to the Company or any Subsidiary have been timely withheld and remitted to the applicable Governmental Authority. The accruals and reserves for Taxes reflected in the Latest Balance Sheet are adequate to satisfy all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Except as set forth in Section 3.13(a)(ii) of the Company Disclosure Schedule, the Company and each Subsidiary is a member of the same affiliated (within the meaning of Section 1504(a)(1) of the Code) consolidated, combined, unitary or similar group for which the Company files a consolidated, combined, unitary or similar Tax Return as the common parent, and neither the Company nor any Subsidiary has been a member of any other affiliated, consolidated, combined, unitary or similar group that filed or was required file a consolidated, combined, unitary or similar Tax Return for any taxable period for which the statute of limitations has not expired.

(b) The Company has delivered or made available to Parent correct and complete copies of all Tax Returns and all audit reports and statements of deficiencies assessed against or agreed to by the Company for each of the last three years.

(c) Neither the Company nor any Subsidiary (i) has engaged in a reportable transaction within the meaning of, or is required to make any disclosure to the IRS pursuant to Section 1.6011-4 of the Treasury Regulations promulgated under the Code; (ii) is currently a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation; (iii) has any liability for the Taxes of any person (other than the company or any Subsidiary), under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise or (iv) is currently a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, (i) there are no pending or, to the knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company or any Subsidiary, (ii) neither the Company nor any of its Subsidiaries is currently delinquent in the payment of any Tax and no Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes, (iii) no power of attorney has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary for a taxable period ending after the Effective Time; (iv) no material adjustment relating to any Tax Return filed by the Company or any Subsidiary has been proposed by any Governmental Authority to the Company or any Subsidiary or any representative thereof; (v) no claim has ever been made in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction and (vi) neither the Company nor any Subsidiary is subject to Tax in any jurisdiction other than jurisdictions located within its country of incorporation or formation by virtue of having a permanent establishment or other place of business or a material source of income in that jurisdiction.

(e) There are no Tax Liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due and payable. Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary will be required to recognize income in a taxable period after the Effective Time that is attributable to any transaction occurring in, or a change in accounting method made for, any taxable period ending on or before the date of the Effective Time that resulted in a deferred reporting of income from such transaction or from such change in accounting method. Neither the Company nor any Subsidiary has been a

“distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years.

(f) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, the Company has not made any payment or payments, is not obligated to make any payment or payments, and is not a party to (or a participating employer in) any agreement (or Plan) that could obligate the Company or Parent to make any payment or payments that (i) constitute or would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local or foreign Law), or (ii) that would otherwise not be deductible under Section 162(a)(1) or Section 162(m) of the Code.

Section 3.14  Environmental Matters.   Except as described in Section 3.14 of the Company Disclosure Schedule, (a) none of the Company, any of the Subsidiaries or any predecessor of any of the foregoing is or has been in material violation of any Environmental Law; (b) none of the Company, any of the Subsidiaries or any predecessor of the foregoing nor any agent or employee is aware of any basis to expect to receive nor has it received any oral or written request for information, notice, demand letter or administrative inquiry from any Governmental Authority or third party alleging any past or current violation of or noncompliance with any Environmental Law; (c) none of the properties currently or formerly owned, leased or operated by the Company, any Subsidiary or any predecessor of any of the foregoing (including, without limitation, soils and surface and ground waters located at, on, or under such properties) have been contaminated by the dumping, discharge, spillage, disposal or other release of Hazardous Substances; (d) none of the Company or any of the Subsidiaries has been notified orally or in writing or received any requests for information or other correspondence that it may be considered potentially liable for any contamination by Hazardous Substances; (e) each of the Company and each Subsidiary has at all times possessed all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (f) each of the Company and each Subsidiary is and has at all times been in material compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

Section 3.15  Material Contracts.

(a) Section 3.15 of the Company Disclosure Schedule sets forth a list of all Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof. (i) Each Material Contract is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Company’s knowledge, of the other party(ies) thereto (assuming the due authorization, execution and delivery by such other party(ies)); (ii) neither the Company nor any Subsidiary is in material breach or violation of, or material default under, any Material Contract; (iii) neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iv) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iv) the Company and the Subsidiaries have not received any notice of default under any Material Contract which remains uncured; and (v) each Material Contract requiring the consent of, or notice to, any person in connection with the execution of this Agreement or the consummation of the transactions contemplated herein is specifically identified in Section 3.15 of the Company Disclosure Schedule, and except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any transaction contemplated herein shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary under any Material Contract.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, (i) since January 1, 2004, there have been no transactions (as defined below) between any Interested Person (as defined below) or any Significant Stockholder (as defined below) and the Company or any of its Subsidiaries, and (ii) there are no Contracts between the Company or any of its Subsidiaries and any Interested Person or any Significant Stockholder. As used in the preceding sentence, the term “transaction” includes, but is not limited to, any sale or transfer of property or assets, the lease or other use of the property or assets, the provision of services and the furnishing of personnel, whether or not for consideration. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, (A) no Interested Person or, to the knowledge of the Company and its Subsidiaries, any Significant Stockholder, has any interest in any property of the Company or any of its Subsidiaries, (B) no Interested Person or, to the knowledge of the Company and its Subsidiaries, any Significant Stockholder is indebted to the Company or any of its Subsidiaries, and (C) neither the Company nor any of its Subsidiaries is indebted to any Interested Person or, to the knowledge of the Company and its Subsidiaries, any Significant Stockholder. For purposes of this Agreement, “Interested Person” means (i) any officer or director of any of the Company or its Subsidiaries or any of their respective affiliates, (ii) any member of any such officer or director’s family or any of their respective affiliates. For purposes of this Agreement, “Significant Stockholder” means, a stockholder of the Company other than a director or officer of the Company who, to the knowledge of the Company and its Subsidiaries, owns beneficially more than 5% of the outstanding Shares. To the knowledge of the Company and its Subsidiaries, no Interested Person or any Significant Stockholder, (D) has any material direct or indirect interest in any entity that does business in an amount exceeding $50,000 with the Company or any of its Subsidiaries, or (E) has any direct or indirect interest in any property, asset or right that is used by the Company or its Subsidiaries.

Section 3.16  Insurance.   Section 3.16 of the Company Disclosure Schedule contains a list of all material fire and casualty, general liability, business interruption and other insurance policies (collectively, “Insurance Policies”) maintained by the Company or any of its Subsidiaries. Company has provided or made available to Parent true, correct and accurate summaries of all Insurance Policies. Such Insurance Policies are in effect as of the date of this Agreement. Such Insurance Policies are in such amounts and cover such risks as are reasonably adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and the value of their respective properties and assets on the date hereof. There is no material claim by the Company or any of its Subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the issuers or underwriters of such Insurance Policies.

Section 3.17  Real Property.   (a)(i) Section 3.17(a)(i) of the Company Disclosure Schedule sets forth as of the date hereof (x) an accurate and complete list of all real property with respect to which the Company or any of its Subsidiaries is an owner (the “Owned Real Property”); and (y) an accurate and complete list of all real property with respect to which the Company or any of its Subsidiaries is a lessee, sublessee, licensee or other occupant or user (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) and (ii) except as set forth in Section 3.17(a)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in breach or default under any of the Property Leases to which it is a party, nor to the knowledge of the Company, is any other party to any of the Property Leases in default thereunder except where such breach would not have a material adverse effect on the value of the Real Property.

(b) There are no pending or, to the knowledge of the Company, threatened condemnation proceedings, lawsuits, orders, notices or administrative actions relating to the Real Property or other matters, which would adversely affect the use, occupancy or value thereto.

(c) The Company or its Subsidiaries owns the Owned Real Property free and clear of all Encumbrances, except for (i) liens as reflected in the Latest Balance Sheet, (ii) liens for real estate Taxes or similar payments, including but not limited to tax increment financings not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP and (iii) easements, covenants, conditions and restrictions and such other imperfections of title and Encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The Company has not received any notice from any insurance company of any defects or inadequacies in any Owned Real Property which could materially and adversely affect the insurability of such Owned Real Property or the premiums for the insurance thereof. The Company has not received any notice from any insurance company which has issued a policy with respect to any portion of any Owned Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made in all material respects. To the Company’s knowledge, no improvements on or use of the Owned Real Property violate in any material respect any restrictive covenants or easements affecting the Owned Real Property. To the Company’s knowledge, there is no Legal Requirement now in existence which could require the owner of the Owned Real Property to make any expenditure in excess of $50,000 to modify or improve such Owed Real Property to bring it into compliance therewith.

(d) Each lease for Real Property is in full force and effect and neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered any interest in the Leased Real Property except in accordance with this Agreement and to the extent such Encumbrance would not reasonably be expected to have a material adverse effect on the value of the Real Property.

Section 3.18  Title to Assets.   The Company and each Subsidiary has good title to, or valid leasehold interests in, all their respective properties and tangible assets, except for those which are no longer used or useful in the conduct of their businesses or where the absence thereof would not be reasonably likely to have a Company Material Adverse Effect. All of these properties and assets, other than assets in which the Company or any Subsidiary has leasehold interests, are free and clear of all Encumbrances, except (a) for inventory sold, consumed or otherwise disposed of in the ordinary course of business, (b) as set forth in Section 3.18 of the Company Disclosure Schedule, (iii) liens for Taxes not yet due and payable or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP, and (iv) easements, covenants, conditions and restrictions and such other imperfections of title and Encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof. “Encumbrance” means any lien, claim, charge, security interest, mortgage, hypothecation, encumbrance, or other restriction on transfer or pledge.

Section 3.19  Restrictions on Business Activities.   Except as described in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Owned Intellectual Property or Company Product or compete with any person in any line of business, (b) granting any exclusive distribution rights, (c) providing “most favored nations” or other preferential pricing terms for current Company Products or (d) otherwise limiting or restricting the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or Owned Intellectual Property or to purchase or otherwise obtain any Software, components, parts or subassemblies.

Section 3.20  Customers.   Section 3.20 of the Company Disclosure Schedule lists the customers who, in the Company’s fiscal year ended December 31, 2006, were the eight (8) largest sources of revenues for the Company and its Subsidiaries in such year (each, a “Significant Customer”). The Company and its Subsidiaries have no outstanding material disputes that the Company does not expect to resolve in the ordinary course of business and consistent with past practices concerning its Products with any Significant Customer, and the Company has no knowledge of any intent on the part of a Significant Customer to (a) terminate any Contract between such Significant Customer and the Company or its Subsidiaries, (b) refuse to pay any amount due from such Significant Customer to the Company or its Subsidiaries, (c) return Products of the Company or its Subsidiaries, or (d) seek the exercise of any remedy against the Company or any Subsidiary.

Section 3.21  Proxy Statement.   The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting and at the Effective Time, contain any statement that, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Merger Sub or any of Parent’s or Merger Sub’s Representatives for inclusion in the Proxy Statement.

Section 3.22  Opinion of Financial Advisor.  The Company has received the written opinion (the “Fairness Opinion”) of Raymond James & Associates, Inc. (“Raymond James”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a copy of which opinion has been delivered to Parent.

Section 3.23  Brokers.  No broker, finder or investment banker (other than Raymond James) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Raymond James pursuant to which such firm would be entitled to any payment relating to the Merger.

Section 3.24  Disclosure.  The representations, warranties and statements of the Company and its Subsidiaries contained in this Agreement and in the certificates, exhibits and schedules delivered in connection herewith do not contain any untrue statement of material fact and do not omit to state a material fact necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1  Corporate Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and the State of Delaware, respectively, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2  Authority Relative to the Merger.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.3  No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained or taken and all filings and obligations described in Section 4.3(b) have been made or fulfilled, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the HSR Act, the Exchange Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4  Financing.  Parent has sufficient funds or access to funds to permit Parent and Merger Sub to consummate the Merger, including, without limitation, making all cash payments for acquiring all the outstanding Shares in the Merger and cashing out the Company Stock Options, within the time frame contemplated by this Agreement.

Section 4.5  Proxy Statement.  The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement, insofar as it relates to the Parent or Merger Sub or other subsidiaries of Parent or Merger Sub or other information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Proxy Statement.

Section 4.6  No Vote/Approval Required.  Except as set forth in Section 4.6 of the Parent’s disclosure schedule, no vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent, as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Parent or Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby and Parent has voted or consented to the approval of this Agreement and the Merger on or prior to the date of this Agreement. None of Parent, Merger Sub or any entity controlled by Parent owns beneficially or of record any Shares.

Section 4.7  Litigation.  As of the date of this Agreement, there is no Action pending, or, to the knowledge of Parent or Merger Sub, threatened, against or affecting Parent or Merger Sub or against any of their respective assets, properties or employees before any arbitrator or Governmental Entity that would reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to consummate the Merger, and neither Parent nor Merger Sub nor any of their respective properties or assets or, to the knowledge of Parent or Merger Sub, employees is or are subject to any Order that would reasonably be expected to materially adversely affect the ability of the Company or Merger Sub to consummate the Merger.

Section 4.8  No Business Conduct; Ownership.  Merger Sub was incorporated on February 21, 2007. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Merger Sub has not had any operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement. All of the securities of Merger Sub are wholly-owned (directly or indirectly) by Parent.

Section 4.9  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.10  Employee Benefits.  True and correct copies of documents evidencing and describing the employee benefits presently provided or proposed to be provided to employees of Parent or Merger Sub have been delivered or made available to Company.

Section 4.11  Disclosure.  The representations, warranties and statements of Parent and Merger Subsidiary contained in this Agreement and in the certificates, exhibits and schedules delivered in connection herewith do not contain any untrue statement of material fact and do not omit to state a material fact necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1  Conduct of Business by the Company Pending the Effective Time.  The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with all applicable Legal Requirements, and subject to the foregoing, the Company will not directly or indirectly take any action that has the effect of reducing its aggregate cash, cash equivalents and marketable securities or its net working capital (current assets less current liabilities); (ii) the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations; and (iii) pay its debts and Taxes when due, and pay or perform other material obligations when due. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any lien, or authorize such issuance, sale, pledge, disposition, grant or Encumbrance of, or subjection to, any such lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, (ii) any equity or equity-based compensatory awards (provided that equity awards may be transferred in accordance with the applicable plan document or agreement) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Company Stock Options outstanding on the date of this Agreement and granted under Company Stock Plans in effect on the date of this Agreement) or (iii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for distributions from direct or indirect wholly owned Subsidiaries of the Company to the Company or one of its wholly owned Subsidiaries;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except pursuant to transactions between the Company and its Subsidiaries or between Subsidiaries; (ii) incur any funded indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances other than in the ordinary course of business and consistent with past practice which are not individually or in the aggregate material to the Company and its Subsidiaries as a whole; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) enter into any contract or agreement with respect to any joint venture, strategic partnership or alliance; (v) authorize, or make any commitment with respect to, capital expenditures in excess of $100,000 in any three (3) month period and $250,000 in the aggregate; or (vi) enter into or amend any Contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(e);

(f) (i) hire any additional employees except to fill the positions identified on Section 5.1(f) of the Company Disclosure Schedule or any vacancies existing on or arising after the date of this Agreement, (ii) make any offers to any executive officer of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice, (iii) increase the compensation payable or to become payable or the benefits provided to its directors or executive officers, except for increases in the ordinary course of business and consistent with past practice, (iv) grant any new or additional retention, severance or termination pay to, or enter into any new or additional employment, bonus, change of control or severance agreement with, any director, officer or other employee of the Company or of any of its Subsidiaries, except in the ordinary course of business and consistent with past practice as described in Section 5.1(f) of the Company Disclosure Schedule, (v) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by this Agreement or the Merger contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law or (vi) loan or advance money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries;

(g) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act (determined without regard to terminations of employment occurring on or after the Effective Time);

(h) take any action, other than actions required to be taken in response to concurrent changes in GAAP or in Law, with respect to accounting policies, practices or procedures;

(i) make, revoke or change any Tax election or method of Tax accounting, file any amended Tax Return (unless required by Law), enter into any closing agreement relating to Taxes, settle or compromise any liability with respect to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 individually and $250,000 in the aggregate, unless such payment, discharge or satisfaction is made in accordance with the terms of such claim, liability or obligation as such terms exist on the date of this Agreement;

(k) pay accounts payable, utilize cash, draw down on lines of credit, delay or accelerate capital expenditures, incur expenditures on research and development, other than in the ordinary course of business and consistent with past practice;

(l) amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, or consent to the termination of, the Company’s or any Subsidiary’s rights thereunder;

(m) enter into any Material Contract with a customer that contains any material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements, future royalty payments other than as are consistent with past practice, non-standard warranties or non-standard indemnification obligations;

(n) grant any material refunds, credits, rebates or other allowances by the Company or its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(o) take any action that could reasonably be expected to result in a material change in the level of Product returns or factors influencing accounts receivable or warranty reserves (including any material change in warranties provided by the Company or any of its Subsidiaries) experienced by the Company or any of its Subsidiaries;

(p) take any action that would result in any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company, its Subsidiaries or any of their assets, including, without limitation, writing down the value of capitalized inventory, spares, long-term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(q) (i) abandon, sell, assign, or grant any security interest in or to any item of the Owned Intellectual Property or Licensed Intellectual Property, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is under contract, in progress or currently contemplated as of the date hereof), (iv) disclose, or allow to be disclosed, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof, or (v) fail to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in each item of the Owned Intellectual Property and the Licensed Intellectual Property, except for those items shown in Section 3.12(a)(i) or Section 3.12(a)(ii) of the Company Disclosure Schedule as abandoned;

(r) allow any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(s) fail to make in a timely manner any Company SEC Reports with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(t) enter into any contract or agreement with any director or executive officer of the Company or any Subsidiary or any of their respective affiliates (including any immediate family member of such person) or any other affiliate of the Company or any Subsidiary;

(u) take any action to surrender, liquidate, terminate or otherwise permit to be terminated or fail to maintain the “key man” life insurance policy for the benefit of the Company with respect to the life of Gerry Moersdorf; or

(v) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.2  No Right to Control.  Parent and Merger Sub acknowledge and agree that (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Subsidiaries’ operations prior to the Effective Time, and (b) prior to the Effective Time, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Stockholders’ Meeting.  The Company, acting through the Company Board, shall (a) in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the date hereof, but no sooner than 20 business days following the date that the Proxy Statement is mailed to holders of

Shares, for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”) and (b) (i), subject to Section 6.4(c), include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or Parent, the recommendation of the Company Board that the stockholders of the Company approve and adopt this Agreement and the Merger (the “Company Recommendation”) and (ii) use its reasonable commercial efforts to obtain such approval and adoption. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with the DGCL, its Certificate of Incorporation and By-laws, the rules of Nasdaq and all other applicable Legal Requirements.

Section 6.2  Proxy Statement; SEC Filings.

(a) The Company shall file as soon as reasonably practicable the Proxy Statement with the SEC under the Exchange Act in form and substance reasonably satisfactory to each of the Company, Parent and Merger Sub, and each shall use its reasonable commercial efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and in responding to any comments of the SEC with respect to the Proxy Statement or any requests by the SEC for any amendment or supplement thereto or for additional information. Each of the Company, Parent and Merger Sub and its respective counsel shall have a reasonable opportunity to review and comment on (a) the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares and (b) all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable commercial efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.

(b) Whenever any event occurs relating to this Agreement or the Merger which is required to be set forth in a filing with the SEC by Parent or the Company, whether an amendment or supplement to the Proxy Statement or otherwise, Parent or the Company, as the case may be, shall (i) promptly inform the other party of such occurrence; (ii) provide reasonable advance notice to such other party of such filing (including without limitation an opportunity to provide comments thereto) and (iii) cooperate with such other party in such filing with the SEC or its staff, including without limitation in completing any mailing to stockholders of Company of any amendment or supplement to the Proxy Statement.

Section 6.3  Access to Information; Confidentiality.

(a) Subject to applicable Law and confidentiality agreements, including that certain confidentiality agreement dated July 18, 2006 between Parent and the Company (the “Confidentiality Agreement”), from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to): (i) provide to Parent and Parent’s Representatives access, during normal business hours and upon reasonable notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, (ii) furnish to Parent all monthly and quarterly statements of revenue and expense, earnings, sales, trial balances and such other similar statements as are regularly and customarily provided to senior management of the Company promptly following delivery to such senior management and (iii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request.

(b) Each of Parent and Merger Sub shall, and shall cause its affiliates and Representatives to, (i) comply with the Confidentiality Agreement as if a party thereto and (ii) hold in strict confidence as Evaluation Material (as defined in the Confidentiality Agreement) all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and Representatives.

(c) No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.4  No Solicitation of Transactions.

(a) The Company agrees that neither it nor any Subsidiary nor any Representative of it or any Subsidiary will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or (ii) enter into or participate in or maintain or continue discussions or negotiations with any person, or furnish to any person any nonpublic information with respect to, or take any other action for the purpose of facilitating such inquiries or to obtain a proposal or offer, or that could reasonably be expected to lead to a proposal or offer, for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction, or (iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within one business day) after the Company receives any oral or written proposal or offer or any inquiry or contact with any person regarding a potential proposal or offer regarding a Competing Transaction, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer (including material amendments or proposed material amendments). The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b) Notwithstanding anything to the contrary in this Section 6.4, to the extent that a person has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the Company Board has (i) determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consulting with its outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that, in light of such proposal or offer, the failure to furnish such information or enter into discussions would be inconsistent with its fiduciary duties under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party), the Company may:

(i) Furnish nonpublic information to the third party making such an offer regarding a Competing Transaction, provided that (A) concurrently with furnishing any such nonpublic information to such party, the Company gives Parent written notice of its intention to furnish such nonpublic information, and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii) Engage in negotiations with the third party with respect to the Competing Transaction, provided that concurrently with entering into negotiations with such third party, the Company gives Parent written notice of the Company’s intention to enter into negotiations with such third party.

(c) Except as set forth in this Section 6.4(c) and subject to Section 8.1(e), neither the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval by the Company Board or its committees of this Agreement or the Merger or its Company Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction (except for a confidentiality agreement as provided in Section 6.4(b) above). Notwithstanding the foregoing, if the Company has not breached the provisions of Section 6.4(a) or 6.4(b) and a majority of the Company Board determines, in its good faith judgment at any time prior to the approval of the Merger by the holders of Shares after consulting with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that the failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company Board may make a Change in the Company Recommendation and/or recommend a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, providing Parent with a copy of all written materials and information delivered or otherwise made available to the person making the Superior Proposal and a summary of all material oral conversations between the Company and such party regarding the Superior Proposal, and identifying the person making such Superior Proposal and indicating that such Superior Proposal is in effect and has not been withdrawn and that the Company Board intends to effect a Change in the Company Recommendation and (ii) if Parent does not prior to three business days after Parent’s receipt of the Notice of Superior Proposal make an offer that the Company Board determines, in its good faith judgment (after consulting with its financial advisor), to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided, however, that the Company shall not be permitted to enter into any agreement with respect to the Superior Proposal until this Agreement has been terminated and any fee paid pursuant to Sections 8.1(e) and 8.3(b). Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Agreement or a Change in the Company Recommendation; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement, and provided further that any such communication with the stockholders of the Company shall be deemed a Change of Recommendation unless the Board of Directors of the Company reaffirms, in that communication or disclosure, its Company Recommendation. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.4(c). In addition, without limiting the foregoing, nothing contained in this Agreement shall prohibit the Company or its Board of Directors from making “stop-look-and-listen” communications to the stockholders of the Company as limited by and pursuant to Rule 14d-9(f) promulgated under the Exchange Act, and such communications shall not be considered a “Change of Recommendation” under this Agreement.

(d) A “Competing Transaction” means any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of more than 20% of the assets of the Company or of its Subsidiaries taken as a whole; (iii) any sale, exchange, transfer or other disposition in which the Company or any Subsidiary participates (including by way of taking any action to comply with Section 203 of the DGCL, but excluding typical stock transfer functions) and which results in any person beneficially owning more than 20% of any class of equity securities of the Company or of any Subsidiary; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 20% of any class of equity securities of the Company or of any Subsidiary.

(e) A “Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing Transaction to acquire, directly or indirectly, in one or a series of related transactions, 80% or more of the fair market value of the assets of the Company and its Subsidiaries or 80% or more that number of the outstanding securities of the Company and its Subsidiaries, in each case on terms that the Company Board determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to the Company’s stockholders than the Merger, and for which financing, to the extent it is a condition of such offer, is then committed; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing on which the offer is conditioned is not committed and is not likely in the good faith judgment of the Company Board (after having received the advice of its financial advisor) to be obtained by such third party on a basis the Company Board deems timely.

(f) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at Law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, Representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

Section 6.5  Employee Benefits Matters.

(a) For a period of at least twelve (12) months following the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Company and the Subsidiaries who remain employed by Parent, Merger Sub or their subsidiaries after the Effective Time (the “Company Employees”) with employee benefits that are substantially comparable to those provided to similarly-situated employees of Parent, the Surviving Corporation or any of their subsidiaries. Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to make appropriate arrangements with its insurance carriers to treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company or the Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility waiting periods, participation and vesting, but not for any other purposes, including, without limitation, benefit accrual, under any employee benefit plans maintained by Parent or its affiliates for which Company Employees become eligible. Without limiting the foregoing, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to make appropriate arrangements with its insurance carriers to not treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and to credit any deductibles and co-pays or other amounts paid by a Company Employee under any of the Company’s or any of the Subsidiaries’ health plans for the calendar year containing the Effective Time towards deductibles, co-pays and out-of-pocket maximums under the health plans of Parent or the Surviving Corporation for the plan year containing the Effective Date. Nothing contained in this Section 6.5, whether express or implied, (i) shall be treated as an amendment or other modification of any Plan, or (ii) shall limit the right of the Parent, the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Plan following the Effective Time. The Parent, the Company and the Subsidiaries acknowledge and agree that all provisions contained in this Section 6.5 are included for the sole benefit of Parent, the Company and the Subsidiaries, and that nothing in this Section 6.5, whether express or implied, shall create any third party beneficiary rights or other rights (i) in any Person, including without limitation any employees, former employees, any participant in any Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation, the Subsidiaries or any of their respective affiliates or continued participation in any Plan.

Section 6.6  Directors’ and Officers’ Indemnification and Insurance.

(a) It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable Law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Company, and the Surviving Corporation and Parent after the Effective Time, shall indemnify each Indemnified Party pursuant to (x) the obligations of the Company or any Subsidiary of the Company pursuant to the indemnification agreement in effect on the date of this Agreement between the Company or any Subsidiary of the Company and such Indemnified Party, and (y) for a period of six years from the Effective Time and to the fullest extent permitted by applicable Law, the obligations of the Company to indemnify the Indemnified Parties in accordance with the terms of the Certificate of Incorporation and By-laws of the Company in effect immediately prior to the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 6.6(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party.

(b) The parties hereto agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Subsidiaries provided for in the respective charters or bylaws (or other applicable organizational documents) or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim.

(c) Prior to the Effective Time, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six years following the Effective Time (or, in the case of any Claim made within such period until the disposition of such Claim), of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; at a premium not to exceed $250,000 less the credit of any unearned premium.

(d) The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.6 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).

(e) After the Effective Time, in the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could be reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

Section 6.8  Further Action; Reasonable Commercial Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Merger and (b) use its reasonable commercial efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger, including, without limitation, using its reasonable commercial efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger; provided that neither Merger Sub nor Parent will be required by this Section 6.8 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective Subsidiaries or (ii) limits Parent’s freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable commercial efforts to take all such action.

Section 6.9  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, subject to Section 6.2, unless otherwise required by applicable Law or the requirements of the Nasdaq, each of Parent and the Company shall each use its reasonable commercial efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger.

Section 6.10  Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties.

(a) Parent and Merger Sub acknowledge and agree that they have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent and Merger Sub have requested such documents and information from the Company as each such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of Parent and Merger Sub acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the Company with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries and their businesses and operations, Parent and Merger Sub and their Representatives have received from the Company or its Representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Each of Parent and Merger Sub acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that Parent and Merger Sub are fully responsible for making their own evaluation of the Company including as to the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their Representatives, and that the Company does not make any representations regarding such estimates, projections, forecasts, plans and budgets except as provided in Article III. Notwithstanding the foregoing or any other provisions of this Agreement, no information or knowledge obtained in any investigation conducted by Parent or Merger Sub or provided to Parent or Merger Sub shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

(b) Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article III of this Agreement, the Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby. Except as expressly set forth herein, no person has been authorized by the Company to make any representation or warranty relating to the Company or any Company Subsidiary or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that, except as provided in Article III, neither the Company, any holder of Shares or Company Stock Awards nor any of their respective Affiliates or representatives, makes or has made any representation or warranty to Parent and Merger Sub or any of their Representatives or Affiliates with respect to:

(i) any forward-looking information such as projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent and Merger Sub or their respective Representatives or Affiliates; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent and Merger Sub or their respective Representatives or Affiliates, including the information in the on-line data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article III of this Agreement.

(c) The Company agrees that, except for the representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV of this Agreement, Parent and Merger Sub do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Sub.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with, and to the extent required by, the DGCL and the Company’s Certificate of Incorporation.

(b) No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, Order, or award that is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

(c) Antitrust Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible) by Parent at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(c) Consents Under Material Contracts.  The Company shall have obtained the consent or approval of each person whose consent or approval shall be required for those Material Contracts identified as requiring such consent or approval on Schedule 3.15 of the Company Disclosure Schedule except for those for which the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) FIRPTA Affidavit.  Parent has received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit in form and substance reasonably acceptable to Parent.

(e) Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date hereof and be continuing.

(f) No Governmental Restriction.  There shall not be any pending or threatened Action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate of either of them to effect an Action of Divestiture that would reasonably be likely to adversely and materially impact Parent and its Subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement.

(g) Moersdorf Purchase Agreement.  Gerry Moersdorf and Parent shall have entered into a Purchase Agreement in substantially the form attached hereto as Exhibit 7.2(g) providing for Parent’s purchase of

$2,000,000 of Company stock from Gerry Moersdorf immediately prior to the Effective Time (the “Moersdorf Purchase Agreement”).

(h) Parent shall not have delivered written notice of termination of this Agreement to the Company pursuant to Section 2.1(d)(ii) based on an adjustment to the Merger Consideration, if any, resulting in a projected Merger Consideration of less than $3.35 per share.

Section 7.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (where applicable) by the Company at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

(c) Consents Under Agreements.  Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any contract to which Parent or its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

(d) Moersdorf Purchase Agreement.  Moersdorf and Parent shall have consummated the purchase by Parent of $2,000,000 of Company stock from Gerry Moersdorf immediately prior to the Effective Time, pursuant to the terms and conditions of the Moersdorf Purchase Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company, as follows:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by the Company, on one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:

(i) if, upon a vote at the Stockholder’s Meeting (or any adjournment or postponement thereof), the stockholders of the Company do not approve this Agreement and the Merger;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consumption of the Merger, and such injunction shall have become final and non-appealable; or

(iii) if the consummation of the Merger shall not have occurred on or before May 31, 2007 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

(c) by written notice from Parent to the Company, if the Company (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) breaches or fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) and such condition is incapable of being satisfied by the Drop Dead Date;

(d) by written notice from the Company to Parent, if Parent or Merger Sub (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) and such condition is incapable of being satisfied by the Drop Dead Date;

(e) by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4; provided, however, that (i) prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Parent with at least 72 hours prior written notice of the Company’s decision to so terminate, (ii) such termination shall not be effective until such time as the payment of the Fee (as defined below) shall have been made by the Company and (iii) the Company’s right to terminate this Agreement under this Section 8.1(e) shall not be available if the Company is then in material breach of Section 6.4. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions;

(f) by written notice of Parent or Merger Sub, if the Company Board shall (A) fail to include the Company Recommendation in the Proxy Statement, (B) withdraw, modify or change, or propose or announce any intention to withdraw, modify or change, in a manner material and adverse to Parent or Merger Sub, the Company Recommendation, (C) approve or recommend, or announce any intention to approve or recommend, any Competing Transaction, (D) fail to reaffirm (publicly, if so requested) its Company Recommendation within ten (10) business days after Parent requests in writing that the Company Recommendation be reaffirmed, provided, that is such ten (10) business day period would end on a date that is after the date of the Stockholders’ Meeting, such reaffirmation must be made no later than two calendar days prior to the date of the Stockholders’ meeting, (E) enter into, or the Company shall enter into, any letter of intent or similar document or any Contract accepting any Competing Transaction, (F) fail to reject a proposal for a Competing Transaction or to recommend against a proposal for a Competing Transaction in a filing with the SEC made pursuant to Rule 14d-9 or 14e-2 under the Exchange Act within ten (10) business days after such proposal is received by or on behalf of the Company or such transaction has been launched, as the case may be, or (G) fail to comply, or the Company, its Subsidiaries or its Representatives fail to comply, with the obligations set forth in Section 6.1 or Section 6.4 of this Agreement;

(g) by written notice from the Company to Parent, if the Effective Time shall not have occurred as a result of Parent or Merger Sub’s failure to effect the Merger within two business days following (i) the date that the conditions set forth in Sections 7.1 and 7.2 (other than the delivery by the Company of the officer’s certificate contemplated by Section 7.2) have been satisfied or waived, and (ii) the delivery by the Company of written notice to Parent of such failure;

(h) by written notice from the Parent to the Company, if the Effective Time shall not have occurred as a result of the Company’s failure to effect the Merger within two business days following (i) the date that the conditions set forth in Sections 7.1 and 7.3 (other than the delivery by the Company of the officer’s certificate contemplated by Section 7.2) have been satisfied or waived, and (ii) the delivery by Parent of written notice to the Company of such failure;

(i) by written notice of Parent or Merger Sub to the Company, if either of the stockholders party to the Support Agreements has materially breached the Support Agreements; or

(j) by written notice of Parent to the Company pursuant to Section 2.1(d)(ii) and 7.2(h) hereof.

Section 8.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.3 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 8.3  Fees and Expenses.

(a) Except as set forth in this Section 8.3, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated; provided, that to the extent that the Company’s Expenses are not paid on or prior to the Effective Time, the payment of such Expenses shall be assumed by, and the responsibility of, the Surviving Corporation. “Expenses,” as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of proxies, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to consummation of the Merger and the other transactions contemplated by this Agreement.

(b) If this Agreement is terminated (i) by the Company pursuant to Section 8.1(e), or (ii) by Parent or Merger Sub pursuant to Section 8.1(f) or 8.1(h), or (iii) by Parent or Merger Sub pursuant to Section 8.1(c) as a result of a willful and knowing breach by the Company if (x) prior to the time of such termination pursuant to Section 8.1(c) the Company has received a proposal for a Competing Transaction and (y) within twelve (12) months after such termination, (A) the Company enters into an agreement with respect to such Competing Transaction or (B) a transaction constituting a Competing Transaction occurs, then the Company shall pay to Parent promptly (but in any event no later than one business day after the first of such events shall have occurred) a fee of $1,000,000 (the “Fee”), which amount shall be payable in immediately available funds. Except for claims or causes of action based on fraud or for specific performance, in the event that this Agreement is terminable pursuant to subsection (i), (ii) or (iii) of the first sentence of this Section 8.3(b), the Fee payable to Parent as provided in this Section 8.3(b) shall be Parent and Merger Sub’s exclusive remedy under this Agreement.

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(c) (other than as a result of a breach of Section 6.1 or 6.4 and other than in a circumstance in which a Fee is payable pursuant to Section 8.3(b)), then the Company shall reimburse Parent for all of its Expenses (but not in excess of $500,000 in the aggregate, such payment to be made not later than thirty days after submission of statements therefor); provided that, with respect to an event specified in clause (i) of Section 8.1(c), such failure shall be due to any of the representations and warranties of the Company not being true and correct such that the condition in Section 7.2(a) shall have failed as of the date hereof. Except for claims or causes of action based on fraud or for specific performance, in the event that this Agreement is terminable pursuant to the first sentence of this Section 8.3(c) and is not otherwise terminable pursuant to subsection (i), (ii) or (iii) of the first sentence of Section 8.3(b), the Expenses of Parent payable to Parent as provided in this Section 8.3(c) shall be Parent and Merger Sub’s exclusive remedy under this Agreement.

(d) If this Agreement is terminated by the Company pursuant to Section 8.1(d), then the Parent shall reimburse the Company for all of its Expenses (but not in excess of $500,000 in the aggregate, such payment to be made not later than thirty days after submission of statements therefor); provided that, with respect to an event specified in clause (i) of Section 8.1(d), such failure shall be due to any of the representations and warranties of the Company not being true and correct such that the condition in Section 7.3(a) shall have failed as of the date hereof. Except for claims or causes of action based on fraud or for specific performance, in the event that this Agreement is terminable pursuant to the first sentence of this Section 8.3(d) and is not otherwise terminable pursuant to the first sentence of Section 8.3(e), the Expenses of the Company payable to the Company as provided in this Section 8.3(d) shall be the Company’s exclusive remedy under this Agreement.

(e) If this Agreement is terminated by the Company pursuant to Section 8.1(g), then the Parent shall pay to the Company promptly (but in no event later than one business day after such termination) an amount equal to the Fee, payable in immediately available funds. Except for claims or causes of action based on fraud or for specific performance, in the event that this Agreement is terminable pursuant to the first sentence of this Section 8.3(e), the Fee payable to the Company as provided in this Section 8.3(e) shall be the Company’s exclusive remedy under this Agreement.

(f) The Company, Parent and Merger Sub each acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that the amounts payable hereunder are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the aggrieved party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for losses and damages likely to be incurred or suffered as a result of termination in the circumstances described in this Section 8.3, which amounts would otherwise be impossible to calculate with precision. In the event that a party hereto shall fail to pay an amount specified under this Section 8.3 when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by the party entitled thereto, to the extent such accrued expenses are, in fact, paid (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of any damages incurred in the event of willful breach of this Agreement.

Section 8.4  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5  Waiver.  At any time prior to the Effective Time, any party hereto (except for Parent and Merger Sub, with respect to the other) may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.3(b), 6.5, 6.6, 8.2, 8.3 and this Article IX shall survive the Effective Time.

Section 9.2  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given, and shall be deemed to have been duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

KEG Holdings, Inc.
20010 NW Tanasbourne Drive
Hillsboro, OR 97124
Facsimile No.: (503) 350-6160
Attention: Chief Executive Officer

with a copy to:

Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
Facsimile No.: (206) 359-9000
Attention: Lance W. Bass

if to the Company:

Applied Innovation Inc.
5800 Innovation Drive
Dublin, Ohio 43016
Facsimile No.: (614) 798-1770
Attention: President and Chief Executive Officer

with a copy to:

Porter, Wright, Morris & Arthur LLP
41 South High Street, Suite 2800
Columbus, OH 43215
Facsimile No.: (614) 227-2100
Attention: Curtis A. Loveland

Section 9.3  Certain Definitions.

(a) For purposes of this Agreement:

(i) “Action of Divestiture” means (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or affiliates or of the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Parent, its Subsidiaries or affiliates or the Company or its Subsidiaries under any Law or other legal restraint governing competition, monopolies or restrictive trade practices.

(ii) “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

(iii) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

(iv) “Closing Shares Outstanding” means the number of Shares outstanding immediately prior to the Effective Time, but excluding any Dissenting Shares and any Shares to be canceled pursuant to Section 2.1(b).

(v) “Code” means the United States Internal Revenue Code of 1986, as amended.

(vi) “Company Intellectual Property” means all Intellectual Property that is sold, leased, licensed, sublicensed, published, marketed, transferred, distributed or used in the business of the Company or its Subsidiaries or that otherwise relates to the business of the Company or its Subsidiaries or any portion thereof, as currently conducted or as conducted within the twenty four months prior to the date of this Agreement, or that is used to manufacture, program, configure, assemble, practice, produce, reproduce, make, create, author, design, engineer, invent, modify, discover, reduce to practice, develop, sell, rent, lease, license, sublicense, publish, market, transfer or distribute any Product. The Company Intellectual Property includes, without limitation, the Owned Intellectual Property and the Licensed Intellectual Property.

(vii) “Company Material Adverse Effect” means any event, circumstance, change or effect, in each case other than those disclosed herein or in the Company Disclosure Schedule (or the effect related thereto or arising therefrom), that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Merger within the time frame contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) the Merger, including its announcement and consummation, (B) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (C) general changes in the industries in which the Company and the Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiaries to a greater extent than they affect other entities operating in such industries, (D) changes in the trading price of the Shares between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the Shares may be the cause of a Company Material Adverse Effect) or (E) changes in Law or GAAP first publicly disclosed after the date hereof.

(viii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(ix) “Copyright” means any material common law copyright or registered copyright arising under the law of any nation, state or jurisdiction, together with any and all applications, registrations, certificates, renewals, extensions, goodwill, benefits, privileges, causes of action and remedies (including, without limitation, the right to sue and take action for any past, current or future infringement, misappropriation or violation and the right to settle and retain proceeds from any such action) for any of the foregoing.

(x) “Environmental Laws” means any United States federal, state or local laws, regulations and enforceable governmental orders relating to pollution or protection of the environment, human health and safety, or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. (“CERCLA”), and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. (“RCRA”).

(xi) RCRA hazardous wastes and CERCLA hazardous substances. “Hazardous Substances” means those hazardous or toxic substances, chemicals, wastes and pollutants defined in or regulated under any Environmental Law, including, without limitation.

(xii) “Indemnified Party” or “Indemnified Parties” means any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any Subsidiary and who, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any Subsidiary, or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, or thereby whether in any case asserted or arising at or before or after the Effective Time.

(xiii) “Intellectual Property” means all (i) Patents, (ii) Trademarks, (iii) Copyrights, and (iv) trade secrets, moral rights, mask works and other intellectual or proprietary rights of any kind, whether arising under the Laws of the United States or any nation, state or jurisdiction.

(xiv) “knowledge of the Company” and the “Company’s knowledge” and words of similar import mean the actual knowledge, after due inquiry, of any executive officer of the Company, including due inquiry of the appropriate employees of its Subsidiaries.

(xv) “knowledge of Parent or Merger Sub” and the “Parent or Merger Sub’s knowledge” and words of similar import mean the actual knowledge, after due inquiry, of any executive officer of the Parent or Merger Sub, including due inquiry of the appropriate employees of any of their applicable subsidiaries.

(xvi) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other Law, constitution, principle of common law, resolution, edict, decree, directive, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(xvii) “Licensed Intellectual Property” means all Company Intellectual Property not owned by the Company that is licensed to the Company or a Subsidiary pursuant to one or more agreements to which the Company or a Subsidiary is a party, as specifically set forth in Section 3.12(a)(ii) of the Company Disclosure Schedule.

(xviii) “Licensed Technology” means all Technology not owned by the Company, as specifically set forth in Section 3.12(a)(iii) of the Company Disclosure Schedule.

(xix) “Material Contracts” means any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound: (i) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC; (ii) any employment, contractor or consulting Contract with any executive officer or other employee of the Company or its Subsidiaries earning an annual salary in excess of $150,000 or member of the Company Board, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company and its Subsidiaries; (iii) any Contract involving the sale or purchase of any material property, assets or services to or from any Interested Person; (iv) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Merger or the occurrence of any of the other transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events); (v) any Contract of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale or license of Products of the Company or its Subsidiaries in the ordinary course of business); (vi) any Contract relating to the pending disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other person other than the Company’s Subsidiaries not in the ordinary course of business; (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business; (viii) any material Lease Document; (ix) any settlement agreement in an amount equal to or greater than $150,000 entered into within three years prior to the date of this Agreement; (x) any Contract, or group of Contracts with a person (or group of affiliated persons), the termination or breach of which could reasonably be expected to have a Company Material Adverse Effect; or (xi) any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $250,000 or more within a 12-month period. For purposes of this Agreement, “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect. “Lease Documents” means all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting to the Company and its Subsidiaries a right to occupy the Real Property, including all amendments, terminations and modifications thereof, as in effect as of the date hereof or as may hereinafter be in effect.

(xx) “Open Source License” means any open source license or other similar type of license or agreement that governs or relates to the use of any Public Software.

(xxi) “Owned Intellectual Property” means all Company Intellectual Property that is not Licensed Intellectual Property.

(xxii) “Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent or Merger Sub to consummate the Merger within the time frame contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on Parent or its Subsidiaries, or (y) general changes in the industries in which Parent and its Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Parent and its Subsidiaries to a greater extent than they affect other entities operating in such industries.

(xxiii) “Participating Developer” means any person that has, at any time and in any way, participated in or contributed to the creation, design, engineering, invention, modification, discovery, reduction to practice or development of any of the Owned Intellectual Property or any of the Technology (other than the Licensed Technology).

(xxiv) “Patent” means any domestic or foreign letters patent and any patent application arising under the laws of any nation, state or jurisdiction, together with any and all applications, registrations, certificates, renewals, extensions, goodwill, benefits, privileges, causes of action and remedies (including, without limitation, the right to sue and take action for any past, current or future infringement, misappropriation or violation and the right to settle and retain proceeds from any such action) for any of the foregoing

(xxv) “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(xxvi) “Product” means any product or service sold, licensed, provided, distributed or otherwise disposed of in connection with the business of the Company and its Subsidiaries, as presently conducted or as conducted within the twenty four months prior to the date of this Agreement, including the products listed in Section 9.3(a)(xxvi) of the Company Disclosure Schedule and all products or service offerings in development related to the business of the Company and its Subsidiaries, as presently conducted.

(xxvii) “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License and (viii) the Apache License.

(xxviii) “Representative” means, with respect to any person, such person’s officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, financial advisor and other representatives.

(xxix) “Software” means computer programs, together with any and all source code, object code, graphics, logic, techniques, software tools, formats, designs, concepts, methods, procedures, formulae, drawings, designs, discoveries, inventions, algorithms, structures, operations, user interfaces, “look and feel” and ideas associated with such computer program(s), whether or not patentable or copyrightable and whether or not reduced to practice, together with any technology and work in progress related to the development of any of the foregoing and any documentation, notes, diskettes, prototypes or other tangible embodiment of any of the foregoing and that is materially related to the business of the Company and its Subsidiaries as presently conducted, excluding off-the-shelf, commonly available, shrink-wrap, click-wrap or browse-wrap Software.

(xxx) “Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

(xxxi) “Tax Law” means any Law relating to taxes.

(xxxii) “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement, form or disclosure relating to, filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof in connection with the determination, assessment or collection of any Tax of any party or the administration of any Tax.

(xxxiii) “Taxes” shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, (b) any liability for the payment of Tax as a result of membership in any consolidated, affiliated, combined, unitary or similar group of corporations with respect to which the Company or any Subsidiary is or has been a member on or prior to the date of the Effective Time and (c) any transferee or secondary liability in respect of any Tax (whether imposed by Law or contractual arrangement).

(xxxiv) “Technology” means all inventions, processes, methodologies, specifications, designs, configurations, functionality, Software, Products, know-how or other technology sold, leased, licensed, sublicensed, published, marketed, transferred, distributed or used in the business of the Company or its Subsidiaries or that otherwise materially relate to the business of the Company or its Subsidiaries or any portion thereof, as currently conducted or as conducted within the twenty four months prior to the date of this Agreement, or that is used to manufacture, program, configure, assemble, practice, produce, reproduce, make, create, author, design, engineer, invent, modify, discover, reduce to practice, develop, sell, rent, lease, license, sublicense, publish, market, transfer or distribute any Product.

(xxxv) “Trademark” means any common law or registered trademark, service mark, domain name, URL, trade dress, logo, or other identifier protected or protectable under the laws of any nation, state or jurisdiction, together with any and all applications, registrations, certificates, renewals, extensions, goodwill, benefits, privileges, causes of action and remedies (including, without limitation, the right to sue and take action for any past, current or future infringement, misappropriation or violation and the right to settle and retain proceeds from any such action) for any of the foregoing that is materially related to the business of the Company and its Subsidiaries as presently conducted.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location

Accounting Arbitrator	2.1(e)
Action	Section 3.9
Action of Divestiture	Section 9.3(a)(i)
Agreement	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.4(b)
Change in the Company Recommendation	Section 6.4(c)
Claim	Section 6.6(b)
Closing Shares Outstanding	Section 9.3(a)(iv)

Defined Term	Location

Code	Section 9.3(a)(v)
Combined Adjusted Working Capital	Section 2.1(i)
Company	Preamble
Company Board	Section 3.4
Company Common Stock	Section 3.3(a)
Company Disclosure Schedule	Section 3.1(a)
Company Employees	Section 6.5(a)
Company Financials	Section 3.7(b)
Company Intellectual Property	Section 9.3.(a)(vi)
Company Material Adverse Effect	Section 9.3(a)(vii)
Company Permits	Section 3.6(a)
Company Preferred Stock	Section 3.3(a)
Company Recommendation	Section 6.1
Company SEC Reports	Section 3.7(a)
Company Stock Awards	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Company Unvested Shares	Section 2.2(c)
Competing Transaction	Section 6.4(d)
Confidentiality Agreement	Section 6.3(a)
Copyright	Section 9.3(a)(ix)
Current Assets	Section 2.1(A)
DGCL	Recitals
Dispute Notice	Section 2.1(e)
Dissenting Shares	Section 2.3(a)
Drop Dead Date	Section 8.1(b)(iii)
Effective Time	Section 1.2
Encumbrance	Section 3.18
Environmental Laws	Section 9.3(a)(ix)
Environmental Permits	Section 3.14
ERISA	Section 3.10(a)
Estimated Effective Time Balance Sheet	Section 2.1(e)
Exchange Act	Section 3.5(b)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Expenses	Section 8.3(a)
Fairness Opinion	Section 3.22
Fee	Section 8.3(b)
GAAP	Section 3.7(b)
Gerry Moersdorf	Preamble
Gerry Moersdorf Support Agreement	Preamble
Governmental Authority	Section 3.5(b)
HSR Act	Section 3.5(b)
Indemnified Party(ies)	Section 9.3(a)(xxii)

Defined Term	Location

Insurance Policies	Section 3.16
IRS	Section 3.10(e)
Interested Person	Section 3.15(b)
Investments	Section 2.1(B)
Latest Balance Sheet	Section 3.7(c)
Law	Section 3.5(a)
Linda Moersdorf	Preamble
Linda Moersdorf Support Agreement	Preamble
Leased Real Property	Section 3.17(a)(i)
Merger	Recitals
Merger Consideration	2.1(d)
Merger Sub	Preamble
Moersdorf Purchase Agreement	Section 7.2(g)
Multiemployer Plan	Section 3.10(c)
Multiple Employer Plan	Section 3.10(c)
Nasdaq	Section 3.7(a)
Notice of Superior Proposal	Section 6.4(c)
Order	Section 3.9
Owned Real Property	Section 3.17(a)(i)
Parent	Preamble
Plan(s)	Section 3.10(a)
Proxy Statement	Section 3.21
Raymond James	Section 3.22
Real Property	Section 3.17(a)(i)
Sarbanes-Oxley Act	Section 3.7(a)
SEC	Section 3.5(b)
Securities Act	Section 3.7(a)
Shares	Recitals
Significant Customer	Section 3.20
Significant Stockholder	Section 3.15(b)
Stockholders’ Meeting	Section 6.1(a)
Superior Proposal	Section 6.4(e)
Support Agreements	Preamble
Surviving Corporation	Section 1.1
Target Effective Time	Section 2.1(e)
Total Liabilities	Section 2.1(C)
WARN Act	Section 3.10(h)

Section 9.4  Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason (a) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable Law and to give the maximum effect to the intent of the parties hereto; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed to give the maximum effect to the intent of the parties hereto; provided, however, that under no circumstances shall the rights of holders of Shares as third-party beneficiaries pursuant to Section 9.6(c) be enforceable by such stockholders or any other person acting for or on their behalf other than the Company and its successors in interest.

Section 9.5  Entire Agreement; Assignment.  This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.6  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) for Section 6.6 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); (b) for, after the Effective Time of the Merger, the rights of holders of Shares to receive the Merger Consideration and the rights of holders of Company Stock Options to receive the amounts specified in Section 2.2(b); and (c) for the rights of holders of Shares to pursue claims for damages and other relief, including equitable relief, for the Parent’s or Merger Sub’s intentional breach hereof, wrongful repudiation or termination of this Agreement, wrongful failure to consummate the Merger or fraud; provided, however, that the rights granted pursuant to clause (c) shall be enforceable on behalf of such stockholders only by the Company in its sole and absolute discretion.

Section 9.7  Specific Performance.  The parties to this Agreement acknowledge and agree that in the event that any of the provisions of this Agreement are breached or are not performed in accordance with their terms, irreparable damage would occur; that the parties to this Agreement and the other persons specified in Section 9.6 would not have an adequate remedy at law; that such persons, including the parties hereto, shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce the terms of this Agreement; and that the parties to this Agreement shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law.

Section 9.8  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware or any federal court sitting in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

Section 9.9  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11  Company Disclosure Schedule.  Parent and Merger Sub shall not be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties contained in this Agreement if and to the extent that such fact or combination of facts has been disclosed in any Section of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement in sufficient detail to put a reasonable person on notice of the relevance of the facts and circumstances so disclosed. The inclusion of any item in any Section of the Company Disclosure Schedule (i) does not represent a determination by the Company that such item is “material” and (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KEG HOLDINGS, INC.

By:	/s/ Jeffrey S. Estuesta
Name: Jeffrey S. Estuesta

Title:	President and Chief Executive Officer

BUCKEYE MERGER CO.

By:	/s/ Jeffrey S. Estuesta
Name: Jeffrey S. Estuesta

Title:	President and Chief Executive Officer

APPLIED INNOVATION INC.

By:	/s/ William H. Largent
Name: William H. Largent

Title:	President and Chief Executive Officer

Appendix B

RAYMOND JAMES

February 22, 2007

Board of Directors
Applied Innovation, Inc.
5800 Innovation Drive
Dublin, OH 43016

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders other than (i) Gerald B. Moersdorf, Jr. and (ii) Linda S. Moersdorf of the outstanding common stock, par value $0.01 (the “Common Stock”) of Applied Innovation, Inc. (the “Company”) of the consideration to be received by such holders (the “Stockholders”) in connection with the proposed merger (the “Merger”) of Buckeye Merger Co. (the “Merger Sub”), a wholly-owned subsidiary of KEG Holdings, Inc. (the “Buyer”), with the Company pursuant and subject to the Agreement and Plan of Merger among the Company, the Buyer, and the Merger Sub dated as of February 22, 2007 (the “Agreement”). Under and subject to the terms of the Agreement, the consideration to be paid to the Stockholders in exchange for all the outstanding Common Stock of the Company will be $3.45 per share in cash without interest.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1. reviewed the financial terms and conditions as stated in the Agreement;

2. reviewed the audited financial statements of the Company as of and for the years ended December 31, 2003, 2004, and 2005; and the unaudited financial statements of the Company as of and for the year ended December 31, 2006;

3. reviewed the Company’s annual reports filed on Form 10-K for the years ended December 31, 2003, 2004, and 2005;

4. reviewed the Company’s quarterly reports filed on Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

5. reviewed other Company financial and operating information requested from and/or provided by the Company;

6. reviewed certain other publicly available information on the Company; and

7. discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period

Raymond James & Associates, Inc.
Member New York Stock Exchange/SIPC
3414 Peachtree Road N.E. Suite 850 Atlanta, GA 30326
404-442-5800

of our review. We have also assumed that the final terms of the Agreement will not differ, in any material respect, from the Agreement dated February 22, 2007 that we reviewed, and that the Merger will be consummated in accordance with the terms of the Agreement and without any material waiver of its conditions precedent.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of February 22, 2007 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the Stockholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”), net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable to the Merger in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive an additional fee for such services, which fee is larger than the fee for the fairness opinion and is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of February 22, 2007, the consideration to be received by the Stockholders pursuant to the Agreement is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/ Raymond James & Associates, Inc.
RAYMOND JAMES & ASSOCIATES, INC.

Appendix C

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 22, 2007 by and between KEG Holdings, Inc., an Oregon corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of Applied Innovation Inc., a Delaware corporation (the “Company”).

RECITALS

A. Parent, Buckeye Merger Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration as set forth in the Merger Agreement.

B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of the Company or options to purchase such number of shares of capital stock of the Company as is indicated on the signature page of this Agreement.

C. In consideration of the execution of the Merger Agreement by Parent, Parent has requested that the Stockholder (in the Stockholder’s capacity as such) enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions.  All capitalized terms that are used but not defined herein, as well as the lowercase terms “person” and “business day,” shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) February 22, 2008.

(b) “Shares” shall mean (i) all equity securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date hereof, and (ii) all additional equity securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(c) “Transfer” A person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, tenders or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer, tender of or disposition of such Share or any interest therein.

2. Transfer of Shares.

(a) Transfer Restrictions.  The Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or enter into any agreement relating thereto, except as follows: (i) using already-owned Shares either to pay the exercise price upon exercise of a stock option or to satisfy the option holder’s tax withholding obligation upon exercise of a stock option, in each case, as permitted by any Company Employee Plan, (ii) transferring the Shares to affiliates, immediate family members or charitable organizations, provided that the recipient agrees to be bound by this Agreement and the Proxy, or (iii) transferring all or any portion of the Shares to Parent or its affiliate(s).

(b) Transfer of Voting Rights.  The Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

3. Agreement to Vote Shares.

(a) To the extent that the Stockholder has the power to vote the Shares, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, the Stockholder (in the Stockholder’s capacity as such), to the extent not voted by the person(s) appointed under the Proxy (as defined below), shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any Subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any Subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (D) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

(b) In the event that a meeting of the stockholders of the Company is held, to the extent that the Stockholder has the power to vote the Shares, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c) The Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

(d) Notwithstanding the foregoing, the Stockholder shall not be liable for any failure to take, or to cause any person to take, any of the actions that the Stockholder is required to take under (a) and (b) above, if any such action may be taken by the person(s) appointed by the Proxy.

4. Agreement Not to Exercise Appraisal Rights.  The Stockholder shall not exercise any rights to demand appraisal of any Shares (including any appraisal rights under Section 262 of the DGCL) that may arise with respect to the Merger.

5. Directors and Officers.  Each of Parent and Stockholder hereby acknowledge and agree that, notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require the Stockholder to attempt to) limit or otherwise restrict Stockholder with respect to any act or omission that such Stockholder may undertake or authorize in such Stockholder’s capacity as a director or officer of the Company (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company) including, without limitation, any board vote that Stockholder may make as a director of the Company with respect to any matter presented to the Company. In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company.

6. Irrevocable Proxy.  Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by applicable Law, with respect to the Shares during the term of this Agreement.

7. Representations and Warranties of the Stockholder.

(a) Power; Binding Agreement.  The Stockholder has legal capacity, full power and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(b) No Conflicts.  None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder.

(c) Ownership of Shares.  The Stockholder (i) is the beneficial owner of the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of Encumbrances (except any Encumbrances arising under securities laws or arising hereunder), (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options and shares of Company Common Stock issuable upon the exercise of such options are, or in the case of Company Common Stock received upon exercise of an option after the date hereof will be, free and clear of any Encumbrances (except any Encumbrances arising under securities laws or arising hereunder), and (iii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock or options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, indicated on the signature page of this Agreement.

(d) Voting Power.  The Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e) No Finder’s Fees.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder.

(f) Reliance by Parent.  The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(g) No Legal Actions.  Stockholder agrees that Stockholder will not in Stockholder’s capacity as a stockholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with any other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof.

8. Certain Restrictions.  The Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect.

9. Disclosure.  The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and the other transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

10. No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this

Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Stockholder.

11. Further Assurances.  Subject to the terms and conditions of this Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

12. Stop Transfer Instructions.  At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder covenants that the Stockholder will not request that the Company register the Transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares unless such Transfer is made pursuant to and in compliance with the terms and conditions of this Agreement.

13. Termination.  This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement.

14. Miscellaneous.

(a) Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Authority of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by applicable Law, the intent of the parties hereto with respect to such provision.

(b) Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c) Amendments; Waiver.  This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d) Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e) Notices.  All notices, requests, claims, demands and other communications pursuant to this Agreement shall be in writing and shall be given, and shall be deemed to have been duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized overnight courier, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14(e)):

If to Parent:

KEG Holdings, Inc.
20010 NW Tanasbourne Dr.
Hillsboro, OR 97124
Attention: Chief Executive Officer
Telephone No.: (503) 350-6670
Facsimile No.: (503) 350-6160

with a copy to:

Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
Attention: Lance W. Bass
Telephone No.: (206) 359-8000
Facsimile No.: (206) 359-9000

If to the Stockholder:

Gerard B. Moersdorf, Jr.
1900 Strathshire Hall Lane
Columbus, OH 43065
Telephone No.: (614) 436-4119
Facsimile No.: (614) 436-4119

with a copy to:

Harry Robert Reinhart, Esq.
One Americana
400 South Fifth Street
Columbus, OH 43215
Telephone No.: (614) 228-7771
Facsimile No.: (614) 221-8601

(f) No Waiver.  The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g) No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(h) Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

(i) Submission to Jurisdiction.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court in the State of Oregon, the State of Ohio or the State of Delaware. Each of the parties hereto irrevocably consents to the jurisdiction and venue of federal and state courts in the State of Oregon, the State of Ohio and the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and venue.

(j) Rules of Construction.  The parties hereto hereby waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k) Entire Agreement.  This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(m) Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(n) Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(o) No Obligation to Exercise Options or Warrants.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Stockholder to exercise any option, warrant or other right to acquire shares of Company Common Stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

KEG HOLDINGS, INC.	STOCKHOLDER

By: /s/ Jeff Estuesta	/s/ Gerard B. Moersdorf, Jr.
Name: Jeff Estuesta	Gerard B. Moersdorf, Jr.
Title: President & CEO

Shares beneficially owned as of the date hereof:

3,311,250 shares of Company Common Stock

2,122,779 shares of Company Common Stock (by virtue of a Stock Transfer and Restriction Agreement with Linda Moersdorf dated 5/30/01)

15,000 shares of Company Common Stock issuable upon exercise of outstanding options

****SUPPORT AGREEMENT ****

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Applied Innovation Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable Law) appoints KEG Holdings, Inc., an Oregon corporation (“Parent”), acting through any of its Chief Executive Officer, Chief Financial Officer or General Counsel, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by applicable Law, is coupled with an interest and is granted pursuant to that certain Support Agreement of even date herewith by and between Parent and the undersigned stockholder (the “Support Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Buckeye Merger Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (iii) February 22, 2008.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any Subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any Subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (D) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

This Irrevocable Proxy shall be limited strictly to the power to vote the Shares in the manner set forth in the immediately preceding paragraph and the items set forth in subparagraphs (i) through (iii) thereof. The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

STOCKHOLDER

/s/ Gerard B. Moersdorf, Jr.
Gerard B. Moersdorf, Jr.

Dated: February 22, 2007

***** IRREVOCABLE PROXY ****

Appendix D

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 22, 2007 by and between KEG Holdings, Inc., an Oregon corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of Applied Innovation Inc., a Delaware corporation (the “Company”).

RECITALS

A. Parent, Buckeye Merger Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration as set forth in the Merger Agreement.

B. The Stockholder is the owner of such number of shares of the outstanding capital stock of the Company or options to purchase such number of shares of capital stock of the Company as is indicated on the signature page of this Agreement.

C. In consideration of the execution of the Merger Agreement by Parent, Parent has requested that the Stockholder (in the Stockholder’s capacity as such) enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions.  All capitalized terms that are used but not defined herein, as well as the lowercase terms “person” and “business day,” shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) February 22, 2008.

(b) “Shares” shall mean (i) all equity securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date hereof, and (ii) all additional equity securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(c) “Transfer” A person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, tenders or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer, tender of or disposition of such Share or any interest therein.

2. Transfer of Shares.

(a) Transfer Restrictions.  The Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or enter into any agreement relating thereto, except as follows: (i) using already-owned Shares either to pay the exercise price upon exercise of a stock option or to satisfy the option holder’s tax withholding obligation upon exercise of a stock option, in each case, as permitted by any Company Employee Plan, (ii) transferring the Shares to affiliates, immediate family members or charitable organizations, provided that the recipient agrees to be bound by this Agreement and the Proxy, or (iii) transferring all or any portion of the Shares to Parent or its affiliate(s).

(b) Transfer of Voting Rights.  The Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

3. Agreement to Vote Shares.

(a) To the extent that the Stockholder has the power to vote the Shares, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, the Stockholder (in the Stockholder’s capacity as such), to the extent not voted by the person(s) appointed under the Proxy (as defined below), shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any Subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any Subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (D) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

(b) In the event that a meeting of the stockholders of the Company is held, to the extent that the Stockholder has the power to vote the Shares, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c) The Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

(d) Notwithstanding the foregoing, the Stockholder shall not be liable for any failure to take, or to cause any person to take, any of the actions that the Stockholder is required to take under (a) and (b) above, if any such action may be taken by the person(s) appointed by the Proxy.

4. Agreement Not to Exercise Appraisal Rights.  The Stockholder shall not exercise any rights to demand appraisal of any Shares (including any appraisal rights under Section 262 of the DGCL) that may arise with respect to the Merger.

5. Directors and Officers.  Each of Parent and Stockholder hereby acknowledge and agree that, notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require the Stockholder to attempt to) limit or otherwise restrict Stockholder with respect to any act or omission that such Stockholder may undertake or authorize in such Stockholder’s capacity as a director or officer of the Company (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company) including, without limitation, any board vote that Stockholder may make as a director of the Company with respect to any matter presented to the Company. In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company.

6. Irrevocable Proxy.  Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by applicable Law, with respect to the Shares during the term of this Agreement.

7. Representations and Warranties of the Stockholder.

(a) Power; Binding Agreement.  The Stockholder has legal capacity, full power and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(b) No Conflicts.  None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder.

(c) Ownership of Shares.  The Stockholder (i) is the beneficial owner of the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of Encumbrances (except any Encumbrances arising under securities laws, arising hereunder or under the Stock Transfer and Restriction Agreement dated 5/30/01 between Gerard B. Moersdorf, Jr. and Linda Moersdorf (the “STRA”)), (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options and shares of Company Common Stock issuable upon the exercise of such options are, or in the case of Company Common Stock received upon exercise of an option after the date hereof will be, free and clear of any Encumbrances (except any Encumbrances arising under securities laws, arising hereunder or under the STRA), and (iii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock or options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, indicated on the signature page of this Agreement.

(d) Voting Power.  The Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement and the STRA.

(e) No Finder’s Fees.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder.

(f) Reliance by Parent.  The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(g) No Legal Actions.  Stockholder agrees that Stockholder will not in Stockholder’s capacity as a stockholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with any other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof.

8. Certain Restrictions.  The Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect.

9. Disclosure.  The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and the other transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

10. No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this

Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Stockholder.

11. Further Assurances.  Subject to the terms and conditions of this Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

12. Stop Transfer Instructions.  At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder covenants that the Stockholder will not request that the Company, register the Transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares unless such Transfer is made pursuant to and in compliance with the terms and conditions of this Agreement.

13. Termination.  This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement.

14. Miscellaneous.

(a) Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Authority of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by applicable Law, the intent of the parties hereto with respect to such provision.

(b) Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c) Amendments; Waiver.  This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d) Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e) Notices.  All notices, requests, claims, demands and other communications pursuant to this Agreement shall be in writing and shall be given, and shall be deemed to have been duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized overnight courier, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14(e)):

If to Parent:

KEG Holdings, Inc.
20010 NW Tanasbourne Dr.
Hillsboro, OR 97124
Attention: Chief Executive Officer
Telephone No.: (503) 350-6770
Facsimile No.: (503) 350-6160

with a copy to:

Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
Attention: Lance W. Bass
Telephone No.: (206) 359-8000
Facsimile No.: (206) 359-9000

If to the Stockholder:

Linda Moersdorf
7091 Oakstream Court
Columbus, OH 43235
Facsimile No.: (614) 847-0534

with a copy to:

George R. McCann, Esq.
Fry, Waller & McCann Co. LPA
35 East Livingston Ave.
Columbus, OH 43215
Telephone No.: (614) 228-2300
Facsimile No.: (614) 228-6680

(f) No Waiver.  The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g) No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(h) Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

(i) Submission to Jurisdiction.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court in the State of Oregon, the State of Ohio or the State of Delaware. Each of the parties hereto irrevocably consents to the jurisdiction and venue of federal and state courts in the State of Oregon, the State of Ohio and the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and venue.

(j) Rules of Construction.  The parties hereto hereby waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k) Entire Agreement.  This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(m) Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(n) Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(o) No Obligation to Exercise Options or Warrants.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Stockholder to exercise any option, warrant or other right to acquire shares of Company Common Stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

KEG HOLDINGS, INC.	STOCKHOLDER

By: /s/ Jeff Estuesta	/s/ Linda Moersdorf
Name: Jeff Estuesta	Linda Moersdorf
Title: President & CEO

Shares owned as of the date hereof:
2,122,779 shares of Company Common Stock
0 shares of Company Common Stock issuable upon exercise of outstanding options

****SUPPORT AGREEMENT ****

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Applied Innovation Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable Law) appoints KEG Holdings, Inc., an Oregon corporation (“Parent”), acting through any of its Chief Executive Officer, Chief Financial Officer or General Counsel, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by applicable Law, is coupled with an interest and is granted pursuant to that certain Support Agreement of even date herewith by and between Parent and the undersigned stockholder (the “Support Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Buckeye Merger Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (iii) February 22, 2008.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any Subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any Subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (D) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

This Irrevocable Proxy shall be limited strictly to the power to vote the Shares in the manner set forth in the immediately preceding paragraph and the items set forth in subparagraphs (i) through (iii) thereof. The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

STOCKHOLDER

/s/ Linda Moersdorf
Linda Moersdorf

Dated: February 22, 2007

* * * ** IRREVOCABLE PROXY ****

Appendix E

FORM OF PURCHASE AGREEMENT

This Purchase Agreement (“Purchase Agreement”), dated as of February   , 2007, is entered into between Gerard B. Moersdorf, Jr. (“Seller”) and KEG Holdings, Inc., an Oregon corporation (“Parent”).

RECITALS

A. Parent, Parent’s wholly owned subsidiary Buckeye Merger Co., and Applied Innovation Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”).

B. Section 7.2(g) of the Merger Agreement requires Parent and Seller to enter into a Purchase Agreement providing for Parent’s purchase of $2,000,000 of Company stock from Seller immediately prior to Closing (as defined in the Merger Agreement). The closing of the transactions contemplated in this Purchase Agreement immediately prior to the Closing is sometimes referred to as the “Moersdorf Closing.”

C. Unless otherwise defined herein, capitalized terms in this Purchase Agreement have the meanings assigned in the Merger Agreement.

AGREEMENT

1.	Sale of Shares

(a) Subject to the terms and conditions of this Purchase Agreement, at the time of the Moersdorf Closing Parent hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Parent, $2,000,000 of certain unregistered Shares of the Company owned by Seller, at a per Share purchase price equal to the Merger Consideration (the “Transferred Shares”). For the avoidance of doubt, the number of Shares constituting the Transferred Shares to be delivered by Seller to Parent pursuant to this Agreement shall be equal to $2,000,000 divided by the Merger Consideration determined pursuant to the provisions of the Merger Agreement, rounded to the nearest whole number of shares.

(b) At the Moersdorf Closing, Seller shall deliver a Certificate representing the Transferred Shares to Parent together with such transfer documentation as Parent may reasonably request, and Parent shall deliver to Seller an executed, original Promissory Note in the amount of $2,000,000, in substantially the form set forth on Exhibit A (the “Note”). The parties hereto understand and agree that the Note is being delivered to Seller at the Moersdorf Closing in exchange for the sale of the Transferred Shares.

2.	Representations and Warranties of Seller

Seller represents and warrants to Parent as follows as of the date hereof and as of the Moersdorf Closing:

2.1 Ownership of Shares; Authority; Binding Agreement

Seller owns the Transferred Shares free and clear of all Encumbrances. Seller has the full legal right, power and authority to enter into and to perform its obligations under this Purchase Agreement and to consummate the transactions contemplated hereby. This Purchase Agreement constitutes Seller’s valid and binding obligation, enforceable against Seller in accordance with its terms.

2.2 Performance

At the Moersdorf Closing, subject to the terms and conditions of this Purchase Agreement, the Transferred Shares will be transferred to Parent free and clear of all Encumbrances.

3.	Miscellaneous

3.1 Governing Law

This Purchase Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Purchase Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware or any federal court sitting in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Purchase Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Purchase Agreement may not be enforced in or by any of the above-named courts.

3.2 Entire Agreement; Successors and Assigns

This Purchase Agreement and the Support Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Purchase Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

3.3 Amendment; Waiver

This Purchase Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

3.4 Counterparts

This Purchase Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.5 Specific Performance

The parties to this Purchase Agreement acknowledge and agree that in the event that any of the provisions of this Purchase Agreement are breached or are not performed in accordance with their terms, irreparable damage would occur; that the parties to this Purchase Agreement would not have an adequate remedy at law; that the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Purchase Agreement and to enforce the terms of this Purchase Agreement; and that the parties to this Purchase Agreement shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law.

3.6 Termination

This Purchase Agreement shall terminate upon the earliest to occur of (a) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, and (b) if the Merger has not otherwise occurred by such date, the Drop Dead Date.

3.7 Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given, and shall be deemed to have been duly given (a) on the date of delivery if delivered personally and/or by messenger service, (b) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (c) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.7):

If to Parent:

KEG Holdings, Inc.
20010 Tanasbourne Dr.
Hillsboro, OR 97124
Facsimile No.: (503) 350-6160
Attention: Chief Executive Officer

with a copy to:

Perkins Coie LLP
1201 Third Avenue, #4800
Seattle, WA 98101
Facsimile No.: 206.359.9000
Attention: Lance Bass

If to Seller:

Gerard B. Moersdorf, Jr.
1900 Strathshire Hall Lane
Columbus, OH 43065
Facsimile No.: (614) 436-4119

with a copy to:

Harry Robert Reinhart, Esq.
One Americana
400 South Fifth Street
Columbus, OH 43215
Facsimile No.: (614) 221-8601

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

SELLER

Gerard B. Moersdorf, Jr.

PARENT

KEG Holdings, Inc.

By: Jeffrey S. Estuesta
Its:  President and Chief Executive Officer

EXHIBIT A

Form of Promissory Note

THIS SUBORDINATED PROMISSORY NOTE, AND PAYMENT AND ENFORCEMENT
HEREOF, IS SUBJECT TO THE TERMS AND PROVISIONS OF THAT CERTAIN
[SUBORDINATION AGREEMENT] AMONG GERARD B. MOERSDORF, JR., BAY BANK
AND APPLIED INNOVATION INC DATED          , 2007, AS SUCH
SUBORDINATION AGREEMENT MAY BE AMENDED FROM TIME TO TIME

SUBORDINATED PROMISSORY NOTE

$2,000,000	Columbus, Ohio

[          , 2007]

FOR VALUE RECEIVED, the undersigned, APPLIED INNOVATION INC., a Delaware corporation, KENTROX, LLC, a Delaware limited liability company, and [KEG Holdings, Inc. an Oregon corporation{ KEG TO BE INCLUDED ONLY IF IT IS ALSO AN OBLIGOR ON OR GUARANTOR OF THE SENIOR INDEBTEDNESS}] (individually “Maker” and collectively, the “Makers”), hereby jointly and severally promise to pay to the order of Gerard B. Moersdorf, Jr. or any successor thereof or assignee therefrom (“Holder”) the principal sum of Two Million Dollars ($2,000,000) (“Principal Sum”), together with interest accruing thereon from the date of this Subordinated Promissory Note (this “Note”) at ten percent (10%) per annum (calculated on the basis of a 365/366-day year and actual days elapsed) as follows: (a) interest in arrears paid on the first day of each month beginning May 1, 2007; (b) two principal payments in the amount of Five Hundred Thousand Dollars ($500,000) each paid on the first and second anniversary of the date hereof; and (c) the outstanding principal balance and all accrued and unpaid interest and any other fees and expenses paid on [March 31], 2010. Each payment on account of the obligations evidenced by this Note shall be applied first to costs and expenses for which any Maker is liable hereunder, next to accrued interest, and the balance to outstanding principal. Makers may prepay the Principal Sum in whole or in part, from time to time, without premium or penalty. The parties hereto understand and agree that this Note is being delivered to Holder in exchange for the sale of certain unregistered shares of Applied Innovation Inc.

EVENTS OF DEFAULT AND REMEDIES

During the continuance of an Event of Default, Holder, upon written notice to Makers, may (a) declare all or any part of the obligations evidenced hereby to be immediately due and payable, provided that all such obligations shall automatically become immediately due and payable, without notice of any kind, upon the occurrence of an event described in item (iii) below of the definition of Event of Default; (b) elect to have the unpaid balance of the Principal Sum and any other fees and amounts due hereunder accrue interest at the Default Rate; and (c) exercise any other rights and remedies permitted under applicable law. “Default Rate” means five percent (5%) per annum above the rate otherwise in effect pursuant to the terms of this Note (or such lesser rate equal to the highest rate permitted by applicable law). “Event of Default” means the occurrence of any of the following events:

(i) Makers fail to pay when due any obligation evidenced hereby, including any installment of principal or interest;

(ii) Any Maker becomes insolvent, or suffers or consents to or applies for the appointment of a receiver, trustee, custodian or liquidator of its property, or becomes generally unable to or fails to pay its debts as they become due, or makes a general assignment for the benefit of creditors;

(iii) (A) any Maker files a voluntary petition in bankruptcy, seeks to effect a plan or other arrangement with creditors or seeks any other relief under any law relating to bankruptcy, insolvency or reorganization or under any state or other Federal law granting relief to debtors, whether now or hereafter in effect; or (B) any involuntary petition or proceeding pursuant to any law relating to bankruptcy, insolvency or reorganization or any other applicable state or other Federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against any Maker and is not dismissed, stayed or vacated within sixty days thereafter; or (C) any Maker files an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or (D) any Maker is adjudicated a bankrupt, or an order for relief is entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors;

(iv) any Maker breaches any of the covenants or requirements contained in the Section of this Note entitled “COVENANTS”;

(v) any warranty or representation in this Note was false or misleading in any material respect when made;

(vi) a final judgment or judgments for the payment of money aggregating in excess of $ [conform to senior lender provision] is or are outstanding against any Maker, and any such judgment or judgments have not been discharged or bonded in full or stayed within sixty days thereafter;

(vii) any Change of Control shall occur [provision identical to the one required by the senior lender] ;

(viii) the holder of Senior Indebtedness accelerates payment of the principal thereof; or

(ix) the dissolution of any Maker.

[Remaining Events of Default and covenants shall conform to similar events of default and covenants in the Senior Credit Agreement or Loan Agreement in favor of Bay Bank, as agent for itself and any other lenders, evidencing Senior Indebtedness, except to the extent that Bay Bank will not agree to permit identical provisions in favor of Holder, in which event, such provisions must be reasonably acceptable to Holder and Makers.]

COVENANTS

So long as any Maker shall have any obligation under this Note (unless otherwise consented to in advance by Holder), each Maker will:

(i) not declare or make any Restricted Payment that would result in a default under the Senior Indebtedness. “Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock or similar ownership interest of any Maker now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock or interest of any Maker now or hereafter outstanding, and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock or ownership interest of any Maker now or hereafter outstanding;

(ii) [insert tangible net worth covenant identical or substantially similar to the one required by senior lender with covenant amount to be reduced if required by Bay Bank, but in no event less than 80% of the amount of Bay Bank’s covenant,]; and

(iii) deliver to Holder a copy of each financial statement any Maker delivers to the holder of the Senior Indebtedness within 5 days of delivering such statement to the holder of the Senior Indebtedness.

SUBORDINATION

[To be the subject of a separate subordination agreement containing terms reasonably acceptable to Bay Bank and Holder, providing that the outstanding principal amount of “Senior Indebtedness” (for purposes of the subordination agreement) will not exceed $20 million and defining “Senior Indebtedness” as all of any Maker’s obligations under the Bay Bank loan documents (as amended, modified, replaced, restated, renewed, assigned or supplemented from time to time) and all partial and complete refinancings of such obligations.]

NOTICES

Any notices required or permitted to be given under this Note shall be in writing and shall be sent by certified mail, overnight courier, or personal delivery and shall be effective two days after being placed in the mail, if mailed, or upon receipt, if delivered personally. In the case of notice to any Maker, such notice shall be addressed to Makers at:

[NAME OF MAKERS]

And in the case of any notice to Holder, such notice shall be addressed to Holder at:

Gerard B. Moersdorf, Jr.

MISCELLANEOUS

Each Maker jointly and severally agrees that it will pay the obligations evidenced hereby, irrespective of any action or lack of action on Holder’s part in connection with the acquisition, perfection, possession, enforcement, disposition, or modification of all the obligations evidenced hereby or any and all security therefor, and no omission or delay on Holder’s part in exercising any right against, or taking any action to collect from or pursue Holder’s remedies against any Maker will release, discharge, or modify the duties of any Maker to make payments hereunder. Each Maker agrees that Holder, without notice to or further consent from any other Maker, may release or modify any collateral, security, document or other guaranties now held or hereafter acquired, or substitute other collateral, security or other guaranties, and no such action will release, discharge or modify the duties of any Maker hereunder. Each Maker agrees that Holder will not be required to pursue or exhaust any of its rights or remedies against any Maker or any guarantor of any obligation evidenced hereby with respect to the payment of any said obligation, or to pursue, exhaust or preserve any of Holder’s rights or remedies with respect to any collateral, security or other guaranties given to secure said obligation. Until such time as Holder has received payment of all amounts due hereunder, each Maker agrees to defer enforcement of any claim or other right which it might now have or hereafter acquire against any other person or entity that is primarily or contingently liable on any obligation that arises under this Note, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of Holder or any collateral security which Holder now has or hereafter acquires, whether such claim, remedy or right arises in equity, under contact or statute, at common law, or otherwise.

Each Maker shall pay all costs and expenses incurred by Holder in connection with Holder’s enforcement and/or collection of this Note, including reasonable attorneys’ fees (whether incurred at the trial or appellate level). No delay or failure on the part of Holder to exercise any of its rights hereunder shall be deemed a waiver of such rights or any other right of Holder nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of such rights or any other right on any future occasion. Each Maker and every other surety, indorser and guarantor of this Note waive presentment, demand, protest, notice of intention to accelerate, notice of acceleration, notice of nonpayment and all other notices of every kind, and agree that their liability under this Note shall not be affected by any renewal, postponement or extension in the time of payment hereof, by any indulgence granted by any holder hereof with respect hereto, or by any release or change in any security for the payment of this Note, and they hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes. Each Maker represents and warrants that at the time of the original issuance of this Note it received the full amount of the Principal Sum, and that this Note is an enforceable obligation of such Maker which is not subject to any offset, reduction, counterclaim, or disallowance of any sort. Time is of the essence in the performance of all obligations of each Maker under this Note. This Note shall be governed by and construed in accordance with the laws of the State of Ohio.

MAKER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

[Confession of Judgment provision shall be required to the extent that Makers agree to such provision in favor of senior lender.]

APPLIED INNOVATION INC

By:

Title:

KENTROX, LLC

By:

Title:

[KEG HOLDINGS, INC.

By:

Title:

Appendix F

TITLE 8

Corporations
CHAPTER 1. GENERAL CORPORATION LAW
Subchapter IX. Merger, Consolidation or Conversion

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPY
APPLIED INNOVATION INC.
SPECIAL MEETING OF THE STOCKHOLDERS — [ . ]
This proxy is solicited on behalf of the Board of Directors
The undersigned hereby (i) appoints                      and                                           and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Applied Innovation Inc., which the undersigned shall be entitled to vote at the Special Meeting of Stockholders of the Company, to be held at [•], on [•], at [•] local time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the Common Shares of the Company represented by this proxy as indicated on the reverse side.

Dated:

Signature

Signature

Your signature to this proxy should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.
1.	To approve and adopt the Merger Agreement and the Merger.
❑	FOR

❑	AGAINST

❑	ABSTAIN
2.	To approve allowing the Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the proposal to approve and adopt the Merger Agreement and the Merger.
❑	FOR

❑	AGAINST

❑	ABSTAIN
3.	In their discretion, to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.
THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

1